Exhibit 2.1

Certain information identified with a [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Execution Version

Date: May 5, 2026

SALE AND PURCHASE AGREEMENT

between

THE SELLER

and

THE PURCHASER

and

THE PURCHASER’S PARENT

and

THE SELLER’S PARENT

relating to

AUTRONICA BUYER NORWAY AS

Table of Contents

		Page

1	DEFINITIONS AND INTERPRETATION	3
2	SALE AND PURCHASE	19
3	CONSIDERATION	19
4	CONDITION TO COMPLETION	21
5	PERIOD BEFORE COMPLETION	24
6	COMPLETION SCHEDULE	29
7	COMPLETION	30
8	LEAKAGE	30
9	WARRANTIES AND UNDERTAKINGS	33
10	SEPARATION ARRANGEMENTS	36
11	INSURANCE ARRANGEMENTS	44
12	LIMITATION OF LIABILITY	45
13	GUARANTEES	49
14	PROTECTION OF GOODWILL	52
15	ANNOUNCEMENTS AND CONFIDENTIALITY	54
16	NOTICES	56
17	METHOD OF PAYMENT	57
18	GENERAL	58
SCHEDULE 1 GROUP COMPANIES		67
SCHEDULE 2 CONDUCT OF BUSINESS PRIOR TO COMPLETION		68
SCHEDULE 3 COMPLETION OBLIGATIONS		69
SCHEDULE 4 PERMITTED LEAKAGE		70
SCHEDULE 5 WARRANTIES		71
SCHEDULE 6 PURCHASER’S WARRANTIES		94
SCHEDULE 7 TAX COVENANT		96
SCHEDULE 8 GROUP PROPERTIES		103
SCHEDULE 9 SEPARATION SCHEDULE		104
SCHEDULE 10 TSA READINESS SCHEDULE		105
SCHEDULE 11 ADDITIONAL TAX INFORMATION REQUEST LIST		106

Date: May 5, 2026

PARTIES

(1)
AUTRONICA FINCO LUX S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8, rue de la Grève, L-1643, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de commerce et dessociétés, Luxembourg) under number B287329 (the “Seller”);

(2)
SPECTRUM SAFETY SOLUTIONS PURCHASER, LLC, a limited liability company formed under the laws of the State of Delaware, having its registered office at C/O United Agent Group Inc., 1521 Concord Pike, Suite 201, Wilmington, DE 19803, United States of America, with registered number 3206549 (the “Seller’s Parent”);

(3)
AEGIR SAFETY HOLDINGS AS, incorporated under the laws of Norway, with registered number 937 343 345 and whose registered office is at Dronning Mauds gate 11, P.O.Box 1513 Vika, NO 0117 Oslo, Norway (the “Purchaser”); and

(4)	MSA SAFETY INCORPORATED, a corporation incorporated under the laws of the Commonwealth of Pennsylvania, USA and listed on the New York Stock Exchange (NYSE: MSA) (the “Purchaser’s Parent”).

INTRODUCTION

(A)	As at the date of this Agreement, the Seller is the legal and beneficial owner of the Shares.

(B)	The Seller has agreed to sell the Shares to the Purchaser on and subject to the terms of this Agreement and to assume the obligations imposed on the Seller under this Agreement.

(C)	The Purchaser has agreed to purchase the Shares on and subject to the terms of this Agreement and to assume the obligations imposed on the Purchaser under this Agreement.

(D)
The Purchaser’s Parent has agreed to provide a guarantee of the Purchaser’s obligations on and subject to the terms of this Agreement and to assume the obligations imposed on the Purchaser’s Parent under this Agreement.

(E)
The Seller’s Parent has agreed to provide a guarantee of the Seller’s obligations on and subject to the terms of this Agreement and to assume the obligations imposed on the Seller’s Parent under this Agreement.

AGREEMENT

1	DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, the capitalised terms set out below have the following meanings:

“Accounts Warranties” means the Seller’s Warranties contained in paragraphs 3.1, 3.2 and 3.4 of Schedule 5;

“Additional Consideration Amount” means an amount equal to the Daily Rate multiplied by the number of days elapsed from but excluding the Locked Box Date up to and including the Completion Date;

“Affiliate” means, in relation to a person:

(a)	any subsidiary undertaking or parent undertaking of such body corporate, and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

(b)	any Fund of which that person is a general partner, trustee, nominee, investment manager or investment advisor;

(c)	any general partner, trustee, nominee or manager of, that person; and

(d)	any Affiliate of any of the foregoing,

and, in all cases, excluding: (i) each Group Company; and (ii) in the case of the Seller, any portfolio or investee company in which funds advised by Sentinel Capital Partners, LLC have a direct or indirect equity interest (save for portfolio or investee companies in which Spectrum Safety Solutions Purchaser, LLC has a direct or indirect equity interest);

“Agreed Form” means, in relation to a document, the form of that document confirmed as being in the agreed form on behalf of each of the Purchaser and the Seller, by email exchange between the Purchaser’s Solicitors and the Seller’s Solicitors (in each case with such amendments as may be agreed by or on behalf of the Purchaser and the Seller);

“Agreement” means this sale and purchase agreement, including the Introduction and the Schedules, as amended or restated from time to time;

“Announcements” means the announcements prepared by the Purchaser, on the one hand, and the Seller, on the other hand, in each case in the Agreed Form relating to the Transaction;

“Base Consideration” means USD 447,688,336.32;

“Business” means the business of the Group as conducted at any time prior to the date of this Agreement, including the design, engineering, development, manufacturing, sourcing, distribution, sale, supply, installation, servicing and/or maintenance of the Products marketed to customers in the Markets as carried out by the Group, the Seller or any of its Affiliates, where applicable;

“Business Day” means any day that is not a Saturday or Sunday or a public holiday and on which banks are generally open for business in: (i) Delaware, New York and the Commonwealth of Pennsylvania, the United States of America; (ii) Luxembourg, Grand Duchy of Luxembourg; (iii) Oslo, Norway; and (iv) Copenhagen, Denmark;

“Business Warranties” means those Seller’s Warranties which are not Fundamental Warranties or Tax Warranties and “Business Warranty” means any one of them;

“Carrier Intellectual Property” has the meaning given to it under the Carrier Intellectual Property Cross-Licence;

“Carrier Intellectual Property Cross-Licence” means the agreements contained in folder 6.7.4.1 of the Data Room;

“Claim Relief” has the meaning given to in Clause 12.7;

“Co-Invest Plan” means the program pursuant to which: (a) U.S. employees or service providers of SSS Parent or any of its subsidiaries subscribe for Class B Units (as defined in the Management Aggregator LPA) of Management Aggregator and immediately following such subscription, Management Aggregator subscribes for corresponding Class B Units in SSS Parent; and (b) non-U.S. employees or service providers of SSS Parent or any of its Subsidiaries: (i) subscribe for Class B Units of each of Fireye Management Blocker, LLC, Detector Electronics Management Blocker, LLC and Autronica & Marioff Management Blocker, L.P. (each a “Management Blocker”); (ii) immediately following such subscription, each Management Blocker subscribes for corresponding Class B-1 Units, Class B-2 Units and Class B-3 Units of Management Aggregator, respectively; and (iii) immediately following such subscription, Management Aggregator subscribes for corresponding Class B Units of SSS Parent;

“Code” means the U.S. Internal Revenue Code of 1986;

“Collective Bargaining Agreements” means, in respect of Autronica Fire & Security AS:

(a)	the Tekna Main Agreement (NHO–Tekna) 2022–2024;

(b)	Industrioverenskomsten (Parat/YS – NHO) 2022–2024; and

(c)	the NITO Agreement (NHO–NITO) (Avtale nr. 272),

in each case, as contained in folder 5.5.2.1 of the Data Room;

“Company” means Autronica Buyer Norway AS, a limited liability company formed under the laws of Norway, with registered number 933 453 316 and whose registered office is at c/o Autronica Fire & Security AS, Bromstadvegen 59, 7047 Trondheim, Norway;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Bonus Tax Saving” means:

(a)
any actual cash Tax saving that the Purchaser (acting reasonably and in good faith) determines, on the basis of written tax advice from a “Big 4” accounting firm in respect of the same, before Completion, is reasonably expected to be realised by a Group Company in the accounting period in which Completion occurs, or any prior accounting period, as a result of the use or set-off of any Relief (excluding the recoverability of any VAT) arising in respect of the Disclosed Transaction Bonuses; less

(b)
(without double counting) any Completion FX Tax Liability that the Purchaser (acting reasonably and in good faith) determines, on the basis of written tax advice from a “Big 4” accounting firm in respect of the same, before Completion, is reasonably expected to arise, provided that if this results in a negative number, the Completion Bonus Tax Saving shall be zero;

“Completion Costs Tax Saving” means:

(a)
any actual cash Tax saving that the Purchaser (acting reasonably and in good faith) determines, on the basis of written tax advice from a “Big 4” accounting firm in respect of the same, before Completion, is reasonably expected to be realised by a Group Company in the accounting period in which Completion occurs, or any prior accounting period, as a result of the use or set-off of any Relief (excluding the recoverability of any VAT) arising in respect of the Disclosed Transaction Costs; less

(b)
(without double counting and save to the extent already taken into account in the calculation of the Completion Bonus Tax Saving) any Completion FX Tax Liability that the Purchaser (acting reasonably and in good faith) determines, on the basis of written tax advice from a “Big 4” accounting firm in respect of the same, before Completion, is reasonably expected to arise, provided that if this results in a negative number, the Completion Costs Tax Saving shall be zero;

“Completion Date” means the date on which Completion takes place, determined in accordance with Clause 7.1;

“Completion FX Tax Liability” means any Actual Tax Liability (as defined in in Schedule 7) arising as a result of any foreign exchange profits earned, accrued or received on the payment of the Existing Facilities Debt Repayment Amounts in accordance with the terms of this Agreement. For the purposes of this definition, references to “profits” being “earned, accrued or received” shall be construed in accordance with Schedule 7;

“Completion Schedule” has the meaning given in Clause 6.1;

“Conditions” has the meaning given in Clause 4.1;

“Confidentiality Agreement” means the confidentiality agreement dated 15 December 2025 and made between the Company and MSA Worldwide, LLC;

“Connected Person” means the employees, officers, directors, shareholders and members who are natural persons of any corporate entity or partnership;

“Consideration” has the meaning given in Clause 3.1;

“Credit Agreement” means a Fifth Amended and Restated Credit Agreement, dated 1 April 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among MSA Safety Incorporated, as the borrower, the other borrowers and guarantors, the lenders and PNC Bank, National Association as administrative agent;

“Daily Rate” means USD 44,319.91;

“Danish FDI Authority” means the Danish Competition and Consumer Authority (Konkurrence- og Forbrugerstyrelsenany);

“Danish FDI Condition” has the meaning set forth in Clause 4.1.1;

“Data Room” means the virtual data room titled “Project Aegir” provided by Datasite containing documents and information relating to the Group made available by the Seller as at 4 May 2026, the contents of which are listed in the Data Room Index (but excluding the documents contained in folders 11.2 to 11.12 of the Data Room);

“Data Room Index” means the index of the Data Room in the Agreed Form;

“Debt Security” means each of the security agreements, mortgages, collateral assignments, pledge agreements or other similar agreements granted or delivered by a Group Company to the security agent under the Existing Facilities, the Existing HSBC Facility Agreement and each of the other agreements, instruments or documents that creates or purports to create a lien in favour of the security agent (for the benefit of the secured parties) and/or the secured parties under the Existing Facilities or the Existing HSBC Facility Agreement;

“Deed of Release” means one or more deeds of release (and any equivalent release document(s), notice(s) or form(s) required in applicable jurisdictions) pursuant to which all of the Debt Security and corresponding guarantee shall be released on the Completion Date;

“Default Interest” means interest at the per annum rate of four per cent. above the base rate for the time being of Barclays Bank plc;

“Disclosed” means fairly disclosed to the Purchaser in or by the Transaction Documents, the Data Room and/or the VDD Reports with sufficient detail to allow a reasonable buyer to identify and make an assessment of the nature and scope of the matters, facts or circumstances disclosed;

“Disclosed Separation Costs” means the Separation Costs set out in the Completion Schedule in an aggregate amount not exceeding the amount of the Separation Cost Cap;

“Disclosed Transaction Bonuses” means the Transaction Bonuses set out in the Completion Schedule;

“Disclosed Transaction Costs” means the Transaction Costs set out in the Completion Schedule;

“Disclosure Letter” means the disclosure letter dated on the date of this Agreement from the Seller to the Purchaser disclosing certain matters relating to certain of the Business Warranties and Tax Warranties, including the contents of the schedules thereto and those documents, facts, events, circumstances, matters and information deemed to be disclosed in it, including the information in the Data Room;

“Due Date” has the meaning given in Clause 17.1.2;

“Employees” means those employees of: (i) the Group Companies; or (ii) Seller’s Group who are wholly or mainly assigned or dedicated to the business of the Group as at the date of this Agreement and are expected to transfer to the Purchaser’s Group or PEO in accordance with Schedule 9 (and “Employee” means any one of them);

“Employer Tax” means any Tax which is payable by any Group Company in respect of the Transaction Bonuses other than any Taxes collected by way of deduction or withholding from the Transaction Bonuses;

“Encumbrance” means any encumbrance or security interest, including a mortgage, standard security, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption or redemption, option, conversion right, third-party right or interest, right of set-off or counterclaim, equities or trust arrangement or any restrictions on transfer arising from Taxes and any agreement to create any of the foregoing;

“Environmental Law” has the meaning given in paragraph 12.1 of Schedule 5;

“EV to Equity Bridge” means the Microsoft Excel file titled Agreed Form Project Aegir_EV to equity bridge paper in the Agreed Form;

“Exchange Rate” means, in respect of the conversion of any currency into any other currency on any date, the closing mid-point rate for conversion of such currency into such other currency on such date or, if such date is not a Business Day, on the last Business Day before such date, in each case, as set out in the London edition of the Financial Times containing exchange rates applicable to such Business Day;

“Existing Commercial Account Agreement” means a European Union commercial account agreement dated 7 November 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and between Autronica Fire and Security AS and Elavon Financial Services DAC;

“Existing Facilities” means the term and revolving facilities made available under the Existing Facilities Agreement;

“Existing Facilities Agreement” means a credit agreement dated July 1, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among Spectrum Safety Solutions Holdco, LLC, as Holdings, Spectrum Safety Solutions Purchaser, LLC, as the Borrower (as defined therein), the other borrowers and credit parties, Alter Domus (US) LLC, as Agent (as defined therein) and the financial institutions;

“Existing Facilities Debt Repayment Amounts” means, with respect to any debt under the Existing Facilities Agreement incurred by or allocated to a Group Company, as set out in the Completion Schedule, the amounts comprising: (a) the outstanding principal amount thereof; (b) any accrued but unpaid interest thereon; (c) any applicable fees, costs or prepayment premiums arising in connection with the repayment thereof (including legal fees and expenses), in each case as of the Completion Date (the aggregate of the amounts comprising this sub-clause (c) being the “Existing Facilities Debt Repayment Fees Amount”); and (d) any Taxes or amounts in respect of any gross-up or indemnity obligations payable on payment or repayment under the Existing Facilities Agreement, which amounts shall be payable to the administrative agent of the Existing Facilities Agreement in USD and/or EUR, as applicable, corresponding to the currency in which such debt is denominated, being USD for any USD-denominated obligations and EUR for any EUR-denominated obligations;

“Existing HSBC Facility Agreement” means a facility letter, dated 26 June 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among Spectrum Safety Solutions Purchaser, LLC, as the Customer (as defined therein) and HSBC Continental Europe, as the Bank (as defined therein);

“Existing Letters of Credit” means any letter of credit, bank guarantee or other such instrument issued under the Existing Facilities Agreement and/or the Existing HSBC Facility Agreement, in each case, for or on behalf of a Group Company or to otherwise support the obligations of a Group Company, including for the avoidance of doubt, all such instruments that remain outstanding as of the Completion Date;

“Existing Insurance Claim” has the meaning given in Clause 11.2;

“Existing Intra-Group Supply Agreements” means the agreements contained in folder 11.1.1 of the Data Room;

“FDI Laws” means any federal, state, provincial, foreign, multinational or supranational investment regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds;

“Financing Arrangements” has the meaning given in Clause 5.11;

“Fund” means any person, trust, or fund holding shares for investment purposes;

“Fundamental Warranties” means the warranties given by the Seller pursuant to paragraphs 1, 2.1 to 2.11 (inclusive) of Schedule 5 and “Fundamental Warranty” means any one of them;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority of any such supra national, national, state, municipal or local government) or any quasi-governmental or private body exercising any regulatory, merger control, taxing, importing or other governmental or quasi-governmental authority, including the European Commission of the European Union;

“Group” means the Company and all of the Group Companies, taken as a whole;

“Group Brands” means “Autronica” and any other word, mark, name, design, get-up or logo used in the ordinary course by the Group in its businesses prior to the date hereof, but excluding any Seller Retained Brand;

“Group Companies” means the Company and each of its subsidiaries, each being a “Group Company”;

“Group Licensed IP” means Intellectual Property Rights owned by any member of the Group as at Completion and used by any member of the Seller’s Group as at Completion in the conduct of the business of that member of the Seller’s Group;

“Group Properties” means the properties owned or leased by the Group, which are listed in Schedule 8, and each such property, a “Group Property”;

“Group Relief” means any right to allocate or reallocate Tax or Reliefs between members of a group, consolidation or fiscal unity for Tax purposes, including by way of: (a) the surrender of losses; (b) the surrender of any right to or actual repayment or refund of Tax; (c) the surrender of relievable Tax; or (d) the ability to allocate or reallocate income, profits, gains or losses for Tax purposes;

“Group Wrong Pockets Item” has the meaning given in Clause 10.27;

“Independent Expert” has the meaning given in Clause 8.6;

“Indigo Side Letter” means the side letter to be entered into between the Seller, the Seller's Parent and the Purchaser at Completion, in the Agreed Form;

“Intellectual Property Rights” means rights in patents, inventions, trade marks, trade names and business names, logos and rights in get up, rights in goodwill, copyrights (including in software), design rights, domain names and URLs, know-how and trade secrets (including processes, technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing) and formulae), and all other intellectual property rights, in each case, whether such rights are registered or unregistered and including applications and rights to apply for such rights, and all similar or equivalent rights or forms of protection which subsist in any part of the world;

“Interest Carry Forward Saving” means an actual cash Tax saving that is realised by a Group Company as a result of the use or set-off of any Relief (other than a Purchaser’s Relief) arising in respect of previously disallowed interest expenses carried forward from any accounting period ending before Completion;

“Interim Period” means the period commencing on the date of this Agreement and ending on the earliest of (i) Completion and (ii) the lapse or termination of this Agreement in accordance with its terms;

 “Intra-Group Payables” means any outstanding loans, other financing and trade-related liabilities and/or obligations (including any unpaid accrued interest) owed by a Group Company to a member of the Seller’s Group as at Completion;

“Intra-Group Payables Amount” means the aggregate amount (if any), converted into USD at the Exchange Rate, required to discharge in full all amounts (including principal, any unpaid accrued interest and any amounts in respect of any gross-up or indemnity obligations) owed under the Intra-Group Payables as at Completion as set out in the Completion Schedule;

“Intra-Group Receivables” means the following outstanding receivables owed by the Seller’s Group to the Group:

(a)
the interest-bearing loan advanced by Autronica Fire and Security Denmark Holdings ApS to Fireye, LLC pursuant to a loan agreement dated 28 June 2024 (as extended on 28 June 2025) contained in folder 4.5.1 of the Data Room, the outstanding balance of which at the Locked Box Date is an amount equal to DKK 73,054,712.64; and

(b)
save as otherwise covered by the preceding limb (a), any outstanding loans, other financing and trade-related liabilities and/or obligations (including any unpaid accrued interest) owed by a member of the Seller’s Group to a Group Company as at Completion;

“Intra-Group Receivables Amount” means the aggregate amount (if any), converted into USD at the Exchange Rate, required to discharge in full all amounts (including principal, unpaid accrued interest and any amounts in respect of any gross-up or indemnity obligations) owed under the Intra-Group Receivables as at Completion as set out in the Completion Schedule;

“Intra-Group Service Agreements” means: (a) the management services agreement entered into between, amongst others, Sentinel Capital Partners, LLC and Autronica Fire & Security AS dated 1 July 2024; and (b) the agreements contained in folder 6.6 of the Data Room (the “Other Intra-Group Service Agreements”);

“Intra-Group Supply Agreements” means the Existing Intra-Group Supply Agreements and the Permitted New Supply Agreements (if any);

“Known Leakage” has the meaning given in Clause 8.9;

“Leakage” means any of the following to the extent that it does not constitute Permitted Leakage and without double-counting:

(a)
the declaration, making or payment of any dividend, bonus issue or distribution by any Group Company of profits or assets (whether in cash or in kind) directly to, or for the direct or indirect benefit of, the Seller or any of its Affiliates, including their respective Connected Persons;

(b)
any repurchase, issuance, repayment, redemption or return of share or loan capital (or any other securities) by any Group Company directly to or for the benefit of the Seller or any of its Affiliates, including their respective Connected Persons;

(c)	the granting of any Encumbrance over the assets of a Group Company directly in favour of or for the benefit of the Seller or any of its Affiliates, including their respective Connected Persons;

(d)
any assets or rights surrendered or transferred (to the extent not at arms’ length or not at the fair market value of such asset) to or liabilities discharged, increased, incurred, assumed, guaranteed, secured or indemnified by, any Group Company, in all cases, directly to or for the benefit of the Seller or any of its Affiliates, including their respective Connected Persons;

(e)
any payment of any management, monitoring, service fee or directors’ fees, bonus, remuneration or other compensation or similar such payments by any Group Company directly to, or for benefit of, the Seller or any of its Affiliates, including their respective Connected Persons;

(f)	any Transaction Costs paid or incurred by any Group Company;

(g)	any Transaction Bonuses paid or incurred by any Group Company;

(h)	any Separation Costs paid or incurred by any Group Company;

(i)	the waiver, forgiveness, discount, deferral or release by any Group Company of any obligation owed to that Group Company by the Seller or any of its Affiliates, or their respective Connected Persons;

(j)
any agreement, commitment, undertaking or arrangement to do any of the foregoing matter in paragraphs (a) to (i) above (including, for the avoidance of doubt, any such agreement, commitment, undertaking or arrangement prior to Completion which results after Completion in any of the items referred to in paragraphs (a) to (i) above); and

(k)
any fees, costs, expenses or Tax paid, payable or incurred (or any Tax which would have been payable or incurred but for the availability of any Purchaser’s Relief) by any Group Company as a result of any of the matters referred to in paragraphs (a) to (j) above, in each case, whether paid, accrued or incurred in the period commencing from (and excluding) the Locked Box Date up to (and including) the Completion Date (irrespective of whether such amounts are actually paid on or after the Completion Date) and reduced by: (i) any amount in respect of VAT as a result of any of the matters referred to in paragraphs (a) to (j) above that is recoverable by any Group Company or by any member of a group, consolidation or fiscal unity of which any Group Company is a member for VAT purposes; and (ii) the amount of any cash Tax saving (other than the recovery of any VAT) that is reasonably expected to be realized by a Group Company in the accounting period in which the relevant Leakage occurs, any prior accounting period or the following accounting period as a result of the use or set-off of any Relief that arises or is available in connection with paragraphs (a) to (k) above;

“Leakage Amount” has the meaning given in Clause 8.2;

“Leakage Claim” has the meaning given in Clause 8.2;

“Leakage Dispute” has the meaning given in Clause 8.6;

“Locked Box Accounts” means the unaudited pro forma consolidated balance sheet of the Group as at the Locked Box Date, in the Agreed Form;

“Locked Box Date” means 30 November 2025;

“Long Stop Date” means the date which is the six month anniversary of the date of this Agreement, or such later date as may be agreed by the Seller and the Purchaser in writing;

“Losses” means all losses, liabilities (including any liabilities to Tax), damages, costs (including reasonable legal costs and professional fees), charges, expenses, actions, proceedings, claims and demands;

“M&A Insurance Policy” means any general warranty and indemnity insurance policy and/or title insurance policy covering title to shares which may be procured by the Purchaser or any member of the Purchaser’s Group in respect of the Transaction;

“M&A Insurance Policy Costs” means the premium payable in respect of any M&A Insurance Policy, any insurance premium tax thereon and any professional fees, expenses or other costs (in each case, including any VAT thereon) paid or agreed to be paid or incurred or owing in connection with the preparation, negotiation or implementation of any M&A Insurance Policy;

“Management Aggregator” means Spectrum Safety Solutions Management Aggregator, L.P., a Delaware limited partnership;

“Management Aggregator LPA” means the Amended and Restated Limited Partnership Agreement of Management Aggregator;

“Material Business Contracts” means the Material Customer Contracts and Material Supplier Contracts;

“Material Customer Contracts” means any contract entered into between a Group Company and the top 10 customers and distributors of the Group by revenue in the trailing 12 months to the Locked Box Date, being those contracts contained in folder 3.4.1 of the Data Room and appended in Schedule 4 to the Disclosure Letter;

“Material Supplier Contracts” means any contract entered into between a Group Company and the top 10 suppliers to the Group by expenditure in the trailing 12 months to the Locked Box Date, being those contracts contained in folder 3.5.1 of the Data Room and appended in Schedule 4 to the Disclosure Letter;

“Mid-Tier Flame Detector Intellectual Property Cross-Licence” means the agreement listed in folder 6.7.4 of the Data Room;

“Net Disclosed Transaction Bonuses” means the Disclosed Transaction Bonuses, reduced by: (a) any amount in respect of VAT comprised in the Disclosed Transaction Bonuses that is recoverable by any Group Company or by any member of a group, consolidation or fiscal unity of which any Group Company is a member for VAT purposes; and (b) the amount of any Completion Bonus Tax Saving;

“Net Disclosed Transaction Costs” means the Disclosed Transaction Costs, reduced by: (a) any amount in respect of VAT comprised in the Disclosed Transaction Costs that is recoverable by any Group Company or by any member of a group, consolidation or fiscal unity of which any Group Company is a member for VAT purposes; and (b) the amount of any Completion Costs Tax Saving;

“New Insurance Claim” has the meaning given in Clause 11.3.2;

“Normal Business Hours” has the meaning given in Clause 16.3;

“Norwegian FDI Condition” has the meaning set forth in Clause 4.1.2;

“Norwegian FDI Authorities” means any Norwegian Governmental Entity that from time to time may be responsible for ownership screening under Norwegian FDI Legislation;

“Norwegian FDI Legislation” means the Norwegian National Security Act (Norwegian: sikkerhetsloven) of 1 June 2018 No. 24 and any successor legislation or regulations thereto;

“Outgoing Directors” means those directors of the Group resigning on Completion as notified by the Seller to the Purchaser at least three (3) Business Days prior to Completion (if any);

“Parachute Payment Waiver” has the meaning given in Clause 5.13;

“Party” has the meaning given in Clause 1.2;

“Patent Licence” means the agreement listed in folder 11.1.5 of the Data Room.

“Paying Party” has the meaning given in Clause 17.3;

“Permitted Leakage” means any amount set out in Schedule 4;

“Permitted New Supply Agreements” has the meaning given in Clause 5.2.10;

“Phantom Unit Plan” means a program pursuant to which SSS Parent granted Class C Phantom Units, Class D-1 Phantom Units, and Class D-2 Phantom Units to employees and other individual service providers of SSS Parent and its subsidiaries, each representing hypothetical units tracked in a bookkeeping account maintained by SSS Parent for the benefit of the participant;

“Post-Completion Bonus Tax Saving” means an actual cash Tax saving that is realised by a Group Company in any accounting period following Completion as a result of the use or set-off of any Relief arising in respect of the Disclosed Transaction Bonuses (but excluding any Completion Bonus Tax Saving);

“Post-Completion Costs Tax Saving” means an actual cash Tax saving that is realised by a Group Company in any accounting period following Completion as a result of the use or set-off of any Relief arising in respect of the Disclosed Transaction Costs (but excluding any Completion Costs Tax Saving);

“Post-Completion Tax Saving” means a Post-Completion Bonus Tax Saving or a Post-Completion Costs Tax Saving or an Interest Carry Forward Saving;

“Post-Completion Tax Relief” means any Relief that is available to be utilised or set-off and is reasonably likely to give rise to a Post-Completion Tax Saving;

“Product Liability Tail Policy” means the “Great American Risk Solutions Surplus Lines Policy” that insures the Seller’s Parent and its subsidiary undertakings in respect of product liability as contained in folder 10.1.13 of the Data Room;

“Process Agent” has the meaning given in Clause 18.31;

“Purchaser Material Completion Obligations” means the obligations set out in paragraph 2 of Schedule 3;

“Purchaser’s Group” means the Purchaser and its Affiliates (including each Group Company);

“Purchaser Guaranteed Obligations” means all present and future obligations of the Purchaser pursuant to and in accordance with this Agreement;

“Purchaser’s Relief” has the meaning given in Schedule 7;

“Purchaser’s Solicitors” means Sidley Austin LLP of 70 St Mary Axe, London EC3A 8BE;

“Purchaser’s Warranties” means the warranties given by the Purchaser, pursuant to Clause 9.8 and Schedule 6;

“Receiving Party” has the meaning given in Clause 17.3;

“Relevant Incentive Plans” means the Senior Executive Equity Plan and the Phantom Unit Plan;

“Relief” means any loss, allowance, credit, deduction, exemption or set-off in respect of Tax, or relevant to the computation of any income, profits or gains for any relevant Tax purpose, and any right to or actual repayment or refund of or saving of Tax, including any repayment supplement, fee or interest relating to any of the foregoing;

“Remaining Letters of Credit” has the meaning given in paragraph 6.1 of Schedule 9;

“Remaining Separation Cost Cap” has the meaning given in Clause 10.3;

“Required Credit Support” has the meaning given in Clause 5.11;

“Resignation Letter” means the resignation letter in the Agreed Form;

“Reverse Transitional Services Agreement” means, if it has been determined pursuant to paragraph 1.1 of Schedule 10 that a Reverse Transitional Services Agreement is required, the reverse transitional services agreement to be entered into between a member of the Seller’s Group and a member of the Group, the terms of which are to be determined pursuant to paragraph 1.1 of Schedule 10;

“Revised Completion Schedule” has the meaning given in Clause 6.3;

“Savings Excess” has the meaning given in Clause 3.5.3;

“Seller Beneficiaries” has the meaning given in Clause 9.18.1;

“Seller Claim” means any claim, proceeding, suit or action against the Seller or any member of the Seller’s Group in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement (other than any Leakage Claim or Tax Claim) or any other Transaction Document (other than the Transitional Services Agreement and any Reverse Transitional Services Agreement);

“Seller Licensed IP” means Intellectual Property Rights owned by any:

(a)	member of the Seller’s Group as at Completion; or

(b)	any former member of the Seller’s Group (excluding any Group Company), which remains licensed at Completion for use by the Seller’s Group,

and, in each case, was used by a Group Company as at Completion in the conduct of the business of that Group Company;

“Seller Material Completion Obligations” means the obligations set out in paragraph 1 of Schedule 3;

“Seller Retained Brands” means “Spectrum”, “Spectrum Safety”, “Det-Tronics”, “Fireye”, “Marioff” and any other word, mark, name, design, get-up or logo used in the ordinary course by the Seller or any of its Affiliates in their businesses prior to the date hereof, but excluding “Autronica”;

“Seller Wrong Pockets Item” has the meaning given in Clause 10.26;

“Seller’s Account” means the Seller’s bank account, details of which shall be included in the Completion Schedule;

“Seller’s Group” means the Seller and its Affiliates (excluding, from the Completion Date, the Group Companies);

“Seller’s Group Insurance Policy” has the meaning given in Clause 11.1;

“Seller Guaranteed Obligations” means all present and future obligations of the Seller pursuant to and in accordance with this Agreement;

“Seller’s Solicitors” means Kirkland & Ellis International LLP of 40 Leadenhall Street, London, EC3A 2AA, United Kingdom;

“Seller’s Warranties” means the warranties given by the Seller pursuant to Clauses 9.1 and 9.2 and Schedule 5 and “Seller’s Warranty” means any one of them;

“Senior Employees” means: (a) Sindre Utne, Antti Salonen, Maher Ajouz, Ole Martin Pedersen and Rainer Westphal; and (b) and any director, officer, employee or consultant of any Group Company who is employed or otherwise engaged with an annual gross salary (excluding bonus and benefits), on the basis of full time employment or engagement equal to or greater than USD 125,000 per annum as at the date of this Agreement, and “Senior Employee” means any one of them;

“Senior Executive Equity Plan” means a program pursuant to which SSS Parent granted Class C Units, Class D-1 Units, and Class D-2 Units of SSS Parent to employees and other individual service providers of SSS Parent and its Subsidiaries, which are intended to qualify as “profits interests” within the meaning of Revenue Procedures 93-27, 1993-2 C.B. 343, and 2001-43, 2001-2 C.B. 191;

“Separation and Readiness Activities” means all steps and actions taken or to be taken by the Seller, any of the Seller’s Affiliates or any Group Company:

(a)
that are reasonably required to procure that, from Completion, the Group is able to operate independently from the Seller’s Group (other than in respect of services to be provided pursuant to the Transitional Services Agreement or any other Transaction Document), and shall include the steps or actions described in, or reasonably required to achieve the outcomes described in, Schedule 9; or

(b)
that may be reasonably required to prepare for the provision or receipt of services under the Transitional Services Agreement and, if required, the Reverse Transitional Services Agreement, and shall include the steps or actions described in, or reasonably required to achieve the outcomes described in, Schedule 10,

(any such step or action being, a “Separation and Readiness Activity”);

“Separation Committee” has the meaning given in Clause 10.2.2;

“Separation Cost Cap” means USD 3,000,000 (inclusive of Tax payable in respect thereof);

“Separation Costs” means the amount of any third-party costs, charges, fees, expenses or other costs of whatever nature (including any disbursements, advisers’ fees, contractors’ cost, any third party consent costs required in relation to the Severance of the Poland Lease, the India Lease and for the novation of the Dubai Lease and/or the provision of the services under the Shared Contracts) and any Tax thereon incurred or paid or agreed to be paid at any time whether before, on or after the Completion Date by:

(a)	the Seller or any of its Affiliates on behalf of any Group Company and charged or recharged to the Group; or

(b)	any Group Company,

in each case, in connection with the planning, negotiation, implementation or completion of any matter which would constitute a Separation and Readiness Activity;

“Separation Dispute” has the meaning given in Clause 10.31;

“Separation Workplan” means the initial workplan as shared by the Seller in relation to the implementation of the Separation and Readiness Activities, and as updated by the Seller from time to time in accordance with Clause 10.2.2;

“Shared Customer Agreement” has the meaning given in Clause 10.20.1;

“Shared Customer Agreement End Date” has the meaning given in Clause 10.22.2;

“Shares” means the shares representing the entire issued share capital of the Company as at the date of this Agreement, details of which are set out in Part A of Schedule 1;

“SSS Parent” means Spectrum Safety Solutions Parent, L.P., a Delaware limited partnership and an indirect parent entity of the Company;

“Subrogation Provisions” has the meaning given in Clause 12.3.1;

“Subsidiaries” means the companies listed in Part B of Schedule 1 and “Subsidiary” means any one of them;

“Surviving Provisions” means Clauses 1, 4, 9.18 to 9.20 (inclusive), 12, 15.4 to 15.6, 16 and 18;

“Tax” means all forms of taxation, duties, impositions, contributions, charges and levies, in each case in the nature of a tax, wherever imposed, whether levied by reference to actual or deemed income, profits, gains, turnover, wealth, asset value, franchise, added value, sales, use, occupation or otherwise, whether direct or indirect, whether imposed by way of withholding or deduction (including, for the avoidance of doubt, payroll taxes and social security contributions) or otherwise, whether chargeable against a Group Company or another person on behalf of a Group Company (including as a transferee or successor, by contract or otherwise by operation of law), together with all interest, fines, surcharges and/or penalties relating to any of the foregoing;

“Tax Authority” means any taxing, revenue, customs or other authority responsible for the assessment or imposition of any liability in respect of Tax, the administration or collection of Tax or the enforcement or any applicable law in respect of Tax;

“Tax Authority Notice” has the meaning given in Clause 3.7;

“Tax Claim” means a Tax Covenant Claim or a Tax Warranty Claim;

“Tax Covenant” means Schedule 7 to this Agreement;

“Tax Covenant Claim” means a claim under the Tax Covenant;

“Tax Warranties” means the Seller’s Warranties contained in paragraph 14 of Schedule 5;

“Tax Warranty Claim” means a claim in respect of any of the Tax Warranties;

“Transaction” means the transactions contemplated by the Transaction Documents;

“Transaction Bonuses” means the amount of any bonuses or similar such payments (including transaction bonus, change of control payments, retention payments or similar payments), phantom equity, incentives or commission paid, to be paid or incurred by any Group Company to any current or former director, officer, Employee, consultant, adviser or agent of any Group Company or any member of the Seller’s Group (together with any VAT and/or Employer Tax and other employer payroll costs in respect thereof) in connection with or relating to the Transaction;

“Transaction Costs” means the amount of any third-party fees, expenses or other costs (including any disbursements, brokerage or finder fees, commissions, agent fees, management or consulting fees, professional advisory fees or financial advisory fees), paid, payable or incurred by any Group Company in connection with or relating to the Transaction (save to the extent incurred prior to the Locked Box Date and reflected in the Locked Box Accounts), in each case including any VAT thereon;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Transitional Services Agreement, each document in the Agreed Form and any other document entered into or to be entered into pursuant to this Agreement;

“Transfer Cost” has the meaning given in Clause 18.5;

“Transitional Services Agreement” means the transitional services agreement to be entered into between a member of the Seller’s Group and a member of the Group at Completion in respect of certain services on a transitional basis to be provided to the Group Companies in connection with the Transaction, in the Agreed Form;

“VAT” means:

(a)	any Tax imposed pursuant to the Norwegian Value Added Tax Act of 19 June 2009 no. 58 (Nw. merverdiavgiftsloven) and any regulations supplemental thereto;

(b)	any Tax imposed in compliance with European Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and any national legislation implementing that Directive; and

(c)	any other Tax, whenever and wherever imposed, of an equivalent nature to the foregoing;

“VDD Reports” means each of the following reports in respect of the Group;

(a)	a legal vendor due diligence report issued by the Seller’s Solicitors dated 30 January 2026 (the “Legal VDD Report”);

(b)	a financial vendor due diligence report prepared by Ernst & Young AB dated 19 December 2025 (the “Financial VDD Report”);

(c)	a financial vendor due diligence trading update report prepared by Ernst & Young AB dated 16 January 2026;

(d)	a tax vendor due diligence report prepared by Ernst & Young AB dated 1 April 2026;

(e)
the Environmental Site Assessment and Limited Environmental Compliance Review report for Bromstadvegen 59 in Trondheim, Trøndelag, Norway and the Environmental Review report for Autronica Buyer Norway AS, prepared by Ramboll Americas Engineering Solutions, Inc., dated January 2026; and

(f)	an insurance vendor due diligence report prepared by Lockton Companies LLP dated 23 February 2026;

“Waived Benefits” has the meaning given in Clause 5.13; and

“Warranty Claim” means any claim, proceeding, suit or action against the Seller in respect of any breach of the Seller’s Warranties (excluding the Tax Warranties).

1.2	References to the “Parties” are to the parties to this Agreement, and each is a “Party”.

1.3	References to “Clauses” are to the clauses of this Agreement.

1.4
References to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.5	Where any capitalised term is defined within a particular Clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that Clause wherever it is used in this Agreement.

Interpretation

1.6	The table of contents and headings to Clauses and Schedules are included for ease of reference only and are not to affect the interpretation of this Agreement.

1.7	In this Agreement, unless expressly stated otherwise:

1.7.1	the words “include”, “includes”, “included” or “including” (or any similar term) are not to be construed as implying any limitation;

1.7.2	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

1.7.3	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

1.7.4
a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation, provided that as between the Parties no such amendment, re-enactment or modification after execution of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party;

1.7.5
any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.7.6	references to the time of day are to London time, unless otherwise stated;

1.7.7
a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

1.7.8
a reference to a document or communication being “signed” by or on behalf of any person means a manuscript signature or an electronic signature by that person or his duly authorised agent or attorney (which manuscript or electronic signature may be affixed and/or transmitted by email) and not any other method of signature;

1.7.9
any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

1.7.10
any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the United Kingdom Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares (or other relevant securities) in that other company are registered in the name of: (i) its nominee; or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares (or other relevant securities) in that other undertaking are registered in the name of: (i) its nominee; or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “subsidiary undertaking” or a “parent undertaking” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008;

1.7.11	any reference to “to the extent that” shall mean “if and to the extent that” and not solely “if”, and similar expressions shall be construed in the same way;

1.7.12
any obligation to “procure” a certain outcome when used in relation to any party shall mean an obligation for that party to exercise, lawfully and in a manner that does not otherwise put such party in breach of any fiduciary duty, any voting rights and use any and all powers vested in it from time to time as a holder of securities, shareholder, director, officer and/or employee and attorney, or through any contractual arrangements, to ensure compliance with that obligation so far as it is reasonably able to do so, whether acting alone or (to the extent that he or it is lawfully able to contribute to ensuring such compliance collectively) acting with others;

1.7.13
any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.7.14
in the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its advisers;

1.7.15	any reference to “DKK” shall be taken as a reference to the lawful currency for the time being of the Kingdom of Denmark;

1.7.16	any reference to “€” or to “EUR” shall be taken as a reference to the lawful currency for the time being of certain member states of the European Union;

1.7.17	any reference to “$” or to “USD” shall be taken as a reference to the lawful currency for the time being of the United States of America; and

1.7.18
for the purposes of Schedule 5, the phrase “Seller Business Entity in relation to the Business” shall be taken to mean the activities of the relevant Seller Business Entity carried out by the Incoming Transferring Employees (or their predecessors) in performing services for or on behalf of the Business and the activities of any directors, officers or employees of the relevant Seller Business Entity to the extent they are performing services for or on behalf of the Business.

2	SALE AND PURCHASE

Agreement to sell and purchase

2.1
On and subject to the terms of this Agreement, the Seller shall sell, and the Purchaser shall purchase, the Shares free from all Encumbrances and together with all rights attached or accruing to the Shares as at Completion.

2.2
The Purchaser shall not be obliged to complete the purchase of the Shares and the Seller shall not be obliged to complete the sale of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with the terms of this Agreement.

Waiver of pre-emption rights

2.3
Subject to and with effect from Completion, the Seller hereby irrevocably waives any and all rights in respect of the Shares that may have been conferred on the Seller by the constitutional documents of the Company or otherwise as may affect the Transaction (other than, and subject to, its rights pursuant to this Agreement), including any rights of redemption, pre-emption, first refusal or transfer and any rights relating to the terms of transfer of the Shares.

3	CONSIDERATION

Amount

3.1	The consideration for the purchase of the Shares under this Agreement shall be the aggregate of:

3.1.1	the Base Consideration; plus

3.1.2	the Additional Consideration Amount; less

3.1.3	the Net Disclosed Transaction Costs (if any); less

3.1.4	the Net Disclosed Transaction Bonuses (if any); less

3.1.5	an amount equal to the Known Leakage (if any),

(such amount, the “Consideration”).

Consideration Settlement

3.2	The Consideration shall be satisfied and paid in cash in accordance with Clause 7.2 and Schedule 3.

Adjustments to Consideration

3.3
Any payment made by the Seller to the Purchaser, or vice versa, in respect of a claim for compensation, indemnity or reimbursement pursuant to this Agreement (including any Seller Claim, Tax Claim or Leakage Claim) shall be, to the extent permitted by applicable law, treated as an adjustment to the Consideration payable by the Purchaser for the Shares and accordingly the amount of such Consideration shall be treated as reduced or increased, as appropriate, by the amount of such payment.

Existing Facilities Debt Repayment Amount

3.4	On Completion, the Purchaser shall comply with its obligation under paragraph 2.1.2 of Schedule 3.

Post-Completion Tax Savings

3.5	If, in the period beginning with Completion and ending on the third anniversary of Completion, any Group Company realises a Post-Completion Tax Saving:

3.5.1	the Purchaser shall:

(a)
within five (5) Business Days of filing the claim to utilise or set-off the relevant Post-Completion Tax Relief with the relevant Tax Authority, notify the Seller of the Post-Completion Tax Saving (including the amount of thereof);

(b)
upon written request by the Seller, provide to the Seller reasonable supporting information (in written form) relating to the availability and/or calculation of the amount of the Post-Completion Tax Relief and/or Post-Completion Tax Saving; and

3.5.2
the amount of the Post-Completion Tax Saving shall first be set-off against any Completion FX Tax Liability which has not already been (i) taken into account in limb (b) of the definition of Completion Costs Tax Saving or Completion Bonus Tax Saving or (ii) set-off against another Post-Completion Tax Saving pursuant to this Clause 3.5.2); and

3.5.3	if the amount of the Post-Completion Tax Saving exceeds the amount of any Completion FX Tax Liability required to be set-off pursuant to Clause 3.5.2 (such excess being the “Savings Excess”):

(a)	to the extent the Post-Completion Tax Saving is a refund of Tax, within twenty (10) Business Days of receipt of the refund, pay to the Seller an amount equal to such Savings Excess; or

(b)	in any other case, within twenty (10) Business Days of notifying the Seller, pay to the Seller an amount equal to such Savings Excess.

3.6
To the extent permitted by applicable laws, the Purchaser shall procure that the Group Companies use commercially reasonable endeavours to utilise or set-off any Post-Completion Tax Relief as soon as such Post-Completion Tax Relief is available to be validly utilised or set-off.

3.7
If, within twelve months of making any payment under Clause 3.5 but in any event no later than the third anniversary of Completion, the Purchaser or the relevant Group Company receives notice from a Tax Authority (a “Tax Authority Notice”) that a Post-Completion Tax Saving, Completion Costs Tax Saving or Completion Bonus Tax Saving is not available (in whole or in part), then, save where the Purchaser or relevant Group Company intends to appeal the availability of such Post-Completion Tax Saving, Completion Costs Tax Saving, or Completion Bonus Tax Saving, the Purchaser shall promptly notify the Seller and, within ten (10) Business Days of such notice (including a copy of the Tax Authority Notice), the Seller shall pay to the Purchaser the lesser of:

3.7.1	the amount of the Post-Completion Tax Saving, Completion Costs Tax Saving, or Completion Bonus Tax Saving which is not available; and

3.7.2	any amount paid by the Purchaser under Clause 3.5.3 or taken into account in calculating the Consideration, less any costs and expenses (including Tax) incurred by the Seller in connection therewith.

3.8
Any payment shall be, to the extent permitted by applicable law, treated as an adjustment to the Consideration payable by the Purchaser for the Shares and accordingly the amount of such Consideration shall be treated as reduced or increased, as appropriate, by the amount of such payment.

3.9
Nothing in Clause 3.5.1(b) shall require the Purchaser to provide to the Seller any information relating to the business or financial position of the Purchaser or the Group Companies for any period or part-period commencing on or after Completion that is not strictly required in order to support the calculation of the amount of the Post-Completion Tax Relief and/or Post-Completion Tax Saving.

4	CONDITION TO COMPLETION

4.1	Completion shall be conditional on the following events having occurred:

4.1.1
approval, or written confirmation that the Transaction does not require foreign direct investment authorisation, pursuant to Act No. 842/2021 on Screening of Certain Foreign Direct Investments, etc. in Denmark (LOV nr 842/2021 om screening af visse udenlandske direkte investeringer m.v. i Danmark) (as subsequently amended and supplemented (the “Danish FDI Condition”); and

4.1.2	both:

(a)
the Norwegian FDI Authorities not having: (i) passed any decision to prohibit the Transaction; or (ii) proposed that the Norwegian Government passes any such decision or makes any further assessments of the Transaction, pursuant to Norwegian FDI Legislation; and

(b)
to the extent that the Norwegian FDI Legislation in force on or before Completion prohibits closing of the Transaction without the prior approval of the Norwegian FDI Authorities, the Norwegian FDI Authorities having approved the Transaction. (such conditions jointly, the “Norwegian FDI Condition”),

(the “Conditions”).

4.2
The Purchaser shall, and shall procure that its Affiliates shall, at the Purchaser’s cost, use their reasonable endeavours to ensure that the Conditions are fulfilled promptly after the date of this Agreement and in any event on or prior to the Long Stop Date, including taking all steps reasonably necessary, proper or advisable under applicable FDI Laws to satisfy the Conditions. Without prejudice to the generality of this Clause, the Purchaser shall:

4.2.1
have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required to satisfy the Conditions and shall take all steps reasonably necessary for that purpose as soon as reasonably practicable after the date of this Agreement (including making appropriate submissions, notifications and filings, including in draft form, where applicable, in consultation with the Seller’s Solicitors, as soon as reasonably practicable and, in any event, within ten Business Days after the date of this Agreement);

4.2.2
make and progress all such submissions, notifications and filings with the relevant Governmental Entities as quickly as reasonably practicable with all due diligence and expediency in accordance with any and all applicable time limits;

4.2.3
cooperate with, and provide as soon as reasonably practicable, all information which is requested or required by, a Governmental Entity and in any event in accordance with any applicable time limits (or, if applicable, timeframe requested) by a Government Entity;

4.2.4
subject to applicable laws relating to the exchange of information, promptly notify the Seller and the Seller’s Solicitors (and provide copies or, in the case of non-written communications, all material details) of any communications with or from any Governmental Entity, unless providing copies and/or details of such communications is prohibited by any Governmental Entity;

4.2.5
subject to applicable FDI Laws and where permitted by a Governmental Entity, initiate communications and negotiations, whether in writing or verbally, with any Governmental Entity in respect of the Transaction only after prior consultation with the Seller and the Seller’s Solicitors (and consider in good faith any reasonable comments and requests of the Seller and the Seller’s Solicitors or other advisers);

4.2.6
subject to applicable laws relating to the exchange of information, provide the Seller and the Seller’s Solicitors with a draft of all submissions, notifications, filings and other communications to be submitted to any Governmental Entity, including any supporting documentation or information requested by the Seller or the Seller’s Solicitors allowing for a reasonable time for the Seller and the Seller’s Solicitors to review the information and to make comments and consider in good faith any reasonable comments of the Seller and the Seller’s Solicitors and other advisers on such drafts prior to their submission;

4.2.7
where permitted by a Governmental Entity, allow persons nominated by the Seller (which may include the Seller’s Solicitors) to attend all meetings (and participate in all telephone calls, video conferences or other conversations) with that Governmental Entity and to make oral submissions at such meetings (or telephone calls, video conferences or other conversations) provided that, at the request of the Purchaser, the Seller shall leave any such meetings, scheduled calls and other discussions if any commercially sensitive or privileged information is reasonably expected to be discussed between the Purchaser and a Governmental Entity and that the Seller’s Solicitors be permitted to attend on an outside-counsel basis;

4.2.8
keep the Seller and the Seller’s Solicitors regularly informed of the progress of any notifications or filings (including drafts, as applicable) to any Governmental Entity and consider in good faith any reasonable comments of the Seller and the Seller’s Solicitors’ in this regard;

4.2.9
subject to applicable laws, defend, litigate or participate in the litigation of any proceeding brought by or against any Governmental Entity in connection with satisfying the relevant Conditions and, in any event, sufficient to enable the Conditions to be satisfied prior to the Long Stop Date; and

4.2.10
use reasonable endeavours to undertake promptly any and all reasonable action required to complete the Transaction expeditiously and lawfully (and be responsible for any and all risks and costs) as soon as possible before the Long Stop Date.

For the avoidance of doubt, the obligations of the Purchaser under this Clause 4.2, and any actions taken or omissions in relation thereto, shall not result in any deduction from, reduction of, or adjustment to, the Consideration.

4.3
The Purchaser shall be permitted to make relevant filings and notifications to the Norwegian FDI Authorities and the Danish FDI Authority, in respect of the Transaction (and the change of control in the Company contemplated thereby) but shall otherwise not make any submission, notification or filing with any Governmental Entity in relation to the Transaction which is not required solely in order to fulfil the Conditions without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, to the making of it and its form and content.

4.4
To enable the Purchaser to fulfil its obligations in this Clause 4, the Seller shall, and shall procure that its Affiliates shall, use reasonable endeavours to, co-operate with the Purchaser in good faith and provide such assistance as may reasonably be required with a view to satisfying the Conditions as soon as reasonably practicable, and upon reasonable written request by the Purchaser, provide the Purchaser and any Governmental Entity with any information and documents which are within its possession or under its control (or which it can reasonably procure) and which are reasonably required by the Purchaser to assist it in fulfilling the Conditions including providing such information and documents in such form as may be reasonably required by the relevant Governmental Entity.

4.5
The Purchaser undertakes to the Seller that it shall not, and shall procure that its Affiliates shall not, prior to Completion, either alone or acting in concert with others, take, or omit to take, any action which could reasonably be expected to: (a) prejudice or delay Completion; (b) prejudice or delay the satisfaction of the Conditions; (c) increase the time required, or reduce the parties’ respective abilities, to obtain any approval required by any Governmental Entity under this Clause 4; or (d) result in any person being required to obtain any mandatory and suspensory consent, approval or clearance in connection with the Transaction other than the Conditions, including:

4.5.1
acquiring or offering to acquire (or cause another person to acquire or to offer to acquire) an interest in a competing business to the Group’s business or any business which supplies or is or could be a customer of any Group Company;

4.5.2
progressing or contemplating (or causing another person to progress or contemplate) arrangements that, if carried into effect, would result in the acquisition of a competing business to the Group’s business or any business which supplies or is or could be a customer of any Group Company;

4.5.3	altering the legal entities through which the Purchaser intends to acquire the Group (directly or indirectly) at the date of this Agreement; or

4.5.4	otherwise altering the structure and/or steps envisaged to effectuate the acquisition of the Group at the date of this Agreement.

4.6
Where any information or documentation is subject to legal privilege or is competitively sensitive, such submissions, notifications, filings and other communications may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable law, and the portions of such submissions, notifications, filings and other communications that are competitively sensitive may be designated as “outside counsel only” and shared between the Parties’ respective legal counsel on such basis.

4.7	The Purchaser shall notify the Seller promptly upon, and in any event within one (1) Business Day of, becoming aware:

4.7.1	that any Condition has been fulfilled;

4.7.2
of any fact or circumstance which the Purchaser reasonably considers (in good faith) might prevent or delay any Condition being satisfied prior to the Long Stop Date (in which case the Purchaser shall provide reasonable details of such fact or circumstance as part of such notice); and/or

4.7.3	that any Condition has become incapable of satisfaction.

4.8
If Completion has not occurred by 23:59 on the Long Stop Date, or any of the Conditions becomes incapable of satisfaction prior to 23:59 on the Long Stop Date, this Agreement shall automatically terminate (other than the Surviving Provisions).

4.9
If the final Condition to be satisfied is satisfied less than ten (10) Business Days prior to the Long Stop Date, the Long Stop Date shall automatically be extended to the date falling ten (10) Business Days after (and excluding) the date on which notice of satisfaction of such Condition is served in accordance with Clause 4.7.1.

4.10	The Purchaser and the Seller may, to the extent they are legally entitled to do so, agree to waive any Conditions by agreement between them in writing.

4.11
If this Agreement is terminated pursuant to Clause 4.8, no Party (nor any of their respective Affiliates) shall have any claim under this Agreement or any other Transaction Document of any nature whatsoever against any other party (or any of their respective Affiliates) except for damages for breach of contract in relation to any rights and liabilities which have accrued before termination.

5	PERIOD BEFORE COMPLETION

Interim Period Covenants

5.1
Except as otherwise agreed with the Purchaser in writing (whose consent is not to be unreasonably delayed) or permitted by Clause 5.2, during the Interim Period, the Seller shall procure that the business of each Group Company is carried on in all material respects in the ordinary course consistent with past practice and with a view to maintaining it as a going concern, and shall procure the compliance by the Group of those obligations set out in Schedule 2.

5.2
Notwithstanding anything to the contrary in Clause 5.1, or any other provision of this Agreement or any other Transaction Document, neither the Seller nor any Group Company shall be prevented from undertaking, or be required to obtain the Purchaser’s consent in relation to, or otherwise incur any liability as a result of effecting, any of the following during the Interim Period:

5.2.1	any matter required by law (or any Governmental Entity), court order or rule or regulation of any Governmental Entity binding on the Seller, any member of the Seller’s Group or any Group Company;

5.2.2
any matter, action or step which is necessary to comply with applicable Tax law, or the rules or regulations of any relevant Tax Authority, applicable to the Seller, any member of the Seller’s Group or any Group Company;

5.2.3	the implementation of any transaction or the taking of any action or step expressly provided for by any Transaction Document (including as expressly contemplated by Schedule 4);

5.2.4	the repayment of all or part of the Intra-Group Payables or the Intra-Group Receivables;

5.2.5
any matter, action or step lawfully and reasonably undertaken by the Seller or any Group Company: (a) in an emergency or disaster situation which are reasonably expected to minimise, and taken with the bona fide intention of minimising, any adverse effect of such situation in relation to the Group or any member of the Seller’s Group; or (b) to cure, avoid or mitigate the breach of any representation, covenant or undertaking (howsoever defined) relating to or contained in the Existing Facilities Agreement or the Existing HSBC Facility Agreement;

5.2.6
any payment made by any Group Company in respect of any Tax or Group Relief or any matter undertaken to obtain or maintain favourable Tax treatment for any Group Company (including, for the avoidance of doubt, any transfer or surrender of Group Relief between Group Companies as is taken into account in the EV to Equity Bridge) (except, in each case, any payment or matter which would give rise to a Tax Claim);

5.2.7
any filing in respect of late election relief under Rev. Proc. 2009-41 made by, or on behalf of, Autronica Fire & Security Pte. Ltd, for it to be treated as disregarded for U.S. federal income tax purposes from the date of its formation;

5.2.8	any matter necessary in order to comply with a binding commitment created on or before the date of this Agreement to the extent such commitment is disclosed in the Data Room;

5.2.9	any matter or action undertaken or costs or expenses paid or incurred, in each case, as required for the implementation of any of the Separation and Readiness Activities;

5.2.10
the entering into of agreements or arrangements (including ad hoc arrangements) between the Seller or any of its Affiliates on the one hand, and a member of the Group on the other hand, pursuant to which the Seller or any of its Affiliates agree to provide goods and/or services to enable the relevant member of the Group to meet its obligations to any of its customers, provided that those agreements or arrangements are on arms’ length terms and entered into in the ordinary course of business consistent with past practice and on terms consistent in all material respects with the terms of any of the Existing Intra-Group Supply Agreements (each such agreement or arrangement, a “Permitted New Supply Agreement”); and/or

5.2.11	the incurrence, payment or making of (or agreement to incur, pay or make) any Permitted Leakage,

provided that, to the extent that any Group Company intends to perform or performs any action set out in Schedule 2 in reliance on the exceptions set out in this Clause 5.2 the Seller shall promptly notify the Purchaser after taking such action (or, if reasonably practicable, in advance of taking such action).

5.3
Any request for consent made pursuant to Clause 5.1 shall be directed to Chris Hepler (Executive Director, Corporate Development) and Rick Roda (Vice President, Secretary and Chief Legal Officer) by email at chris.hepler@msasafety.com and richard.roda@msasafety.com with a copy (not constituting notice) to David Grubman and Thomas Thesing of Sidley Austin LLP by email at david.grubman@sidley.com and tthesing@sidley.com. If the Purchaser does not respond to a request for consent made pursuant to Clause 5.1 within five (5) Business Days, the Purchaser shall be automatically deemed to have consented to such matter.

No control

5.4
Nothing in this Agreement, including this Clause 5, is intended to allow the Purchaser or its Affiliates the ability, directly or indirectly, to control the Group or direct its operations in any circumstances during the Interim Period.

Data Room

5.5
Within five (5) Business Days of the date of this Agreement, the Seller shall deliver (or procure delivery of) five (5) USB(s) each containing the contents of the Data Room to the Purchaser or the Purchaser’s Solicitors (as the Purchaser may direct).

5.6
The Seller shall use reasonable endeavours to procure that, at the cost and direction of the Purchaser, the Data Room remains available for the access by the Purchaser and its advisers during the Interim Period.

Settlement of Intra-Group Amounts

5.7
The Seller may, in its absolute discretion, procure from the date of this Agreement until the date of delivery of the Completion Schedule that each or any borrower (including, to the extent permitted by law, setting off such amounts against each other):

5.7.1	under the Intra-Group Receivables which is a member of the Seller’s Group repays (or procures the repayment of) the Intra-Group Receivables to the relevant Group Company that is the lender; and

5.7.2	under the Intra-Group Payables which is a Group Company repays (or procures the repayment of) the Intra-Group Payables to the relevant member of the Seller’s Group that is the lender,

in full and final satisfaction in respect thereof.

5.8
To the extent amounts remain payable at Completion in respect of the Intra-Group Payables and/or Intra-Group Receivables and subject to any other agreement reached by the Parties, at Completion (to the extent applicable):

5.8.1
the Purchaser shall (as agent for the relevant Group Company) pay or procure payment to the Seller (for itself or, as the case may be, as agent for the member(s) of the Seller’s Group to which the relevant Intra-Group Payables are owed) an amount in the applicable currency equal to the Intra-Group Payables Amount and shall acknowledge on behalf of the applicable Group Company the payment of the Intra-Group Receivables Amount in accordance with Clause 5.8.2; and

5.8.2
the Seller shall (as agent for the relevant member(s) of the Seller’s Group) pay or procure payment to the Purchaser (as agent for the relevant Group Company) an amount in the applicable currency equal to the Intra-Group Receivables Amount and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the Intra-Group Payables Amount in accordance with Clause 5.8.1.

5.9
The Purchaser and the Seller agree that to the extent reasonably possible (and subject to applicable law), the payments required under Clause 5.8 shall be set-off against each other and the resulting payment between the Purchaser and the Seller shall be made at Completion by:

5.9.1	in the case of a payment by the Purchaser to the Seller, adding to the amount of Consideration to be paid by the Purchaser at Completion in accordance with Schedule 3; or

5.9.2	in the case of a payment from the Seller to the Purchaser, deducting from the amount of Consideration to be paid by the Purchaser at Completion in accordance with Schedule 3.

5.10
If and to the extent that the Purchaser and the Seller consider that such set-off would give rise to adverse Tax consequences, the Purchaser and the Seller shall discuss in good faith whether alternative arrangements should be put in place.

Financing cooperation

5.11
During the Interim Period, in each case subject to all applicable contractual, legal, fiduciary and regulatory requirements and the limitations set out in this Clause 5.11, the Seller shall use commercially reasonable endeavours to procure that each of the Group Companies will provide such cooperation in connection with: (a) any termination, discharge, refinancing, release, amendment, waiver, repayment and/or rollover of any existing indebtedness of the Group; or (b) at the sole expense of the Purchaser, the replacement or backstop of any existing bank guarantees, letters of credit or similar instruments, including the Existing Letters of Credit (the “Financing Arrangements”) (such credit support that the issuer of any Existing Letters of Credit or other letters of credit or beneficiary of any parent guaranty (or similar, however described, reasonably requires, the “Required Credit Support”), provided however that nothing herein shall require such cooperation by such persons or the Group Companies to the extent it would, or would be reasonably likely to:

5.11.1	interfere unreasonably or affect adversely the operations or business of any of the Group Companies;

5.11.2	require any of the Group Companies or their respective officers, directors, shareholders and Employees to take any action that would, or that would reasonably be expected to:

(a)	conflict with or violate any of its constitutional documents or any laws or regulation applicable to it;

(b)
conflict with or result in the contravention of any agreement or instrument binding upon such persons or their assets or constitute a breach or violation of or default or termination event (howsoever described) under any such agreement or instrument (including the Existing Facilities Agreement, the Existing HSBC Facility Agreement and any other document relating to the Existing Facilities); or

(c)
provide any confidential or commercially sensitive information to the Purchaser or its potential or actual providers of the debt financing, or their respective representatives, where a Group Company would be required to provide that information to a person that is not bound by an obligation of confidence in favour of a Group Company on terms no less favourable than those agreed to by the Purchaser under the Confidentiality Agreement;

5.11.3	require any of the Group Companies to enter into or approve any agreement or instrument or to commit to take any action prior to the Completion Date;

5.11.4
conflict with the legal or fiduciary obligations of any person or result in any person incurring any personal liability with respect to any matters relating to the Financing Arrangements or any matter ancillary thereto;

5.11.5
result or require any of the Group Companies or their respective officers, directors, and Employees to incur any liability or costs for the period prior to the Completion Date (unless immediately reimbursed or indemnified (to the satisfaction of such person) by the Purchaser) or take any action which would prejudice the Seller’s rights or position under this Agreement; or

5.11.6
result in any representation or warranty made under or in connection with this Agreement to be breached or any indemnity obligation under or in connection with this Agreement to be triggered or any Conditions to fail to be satisfied or otherwise cause any breach of or default or termination event (howsoever described) under this Agreement.

5.12
No later than ten (10) Business Days prior to the Completion Date, the Seller shall deliver to the Purchaser the draft form of the Deed of Release to be delivered in executed form at Completion (in a form acceptable to the agents and lenders under the Existing Facilities).

Section 280G

5.13
To the extent applicable, no less than two (2) calendar days prior to the Completion Date, the Seller shall use its reasonable endeavours to obtain a waiver (a “Parachute Payment Waiver”) of the right to receive payments or benefits that would reasonably be expected to constitute “parachute payments” under Section 280G of the Code from each individual whom the Group Companies determine is a “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the Transaction to the extent necessary so that all remaining payments and benefits applicable to such “disqualified individual” shall not be deemed a “parachute payment” (such waived payments and benefits, the “Waived Benefits”), provided that such Parachute Payment Waiver shall not be required to cover any payments or benefits that may be made by the Purchaser or any of its Affiliates pursuant to arrangements entered into at the direction of the Purchaser on or before the Completion Date, unless at least seven (7) calendar days prior to the Completion Date, the Purchaser provides to the Seller, with respect to any agreement, contract or arrangement that the Purchaser or its Affiliates are providing or entering into on or prior to the Completion Date to or with respect to any disqualified individual in connection with the Transaction, a written description, satisfying the adequate disclosure requirement of Section 280G(b)(5)(B)(ii) of the Code, of any such agreement, contract or arrangement and amount of related “parachute payment”.

5.14
Prior to Completion (and after obtaining the Parachute Payment Waivers), the Group Companies shall seek the approval of the Waived Benefits by the shareholders of the Group Companies or equityholders of any other applicable entity, in each case, in accordance with Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Waived Benefits.

5.15
At least five (5) days prior to soliciting Parachute Payment Waivers and shareholder approval under Clause 5.14, the Group Companies shall provide drafts of such waivers and shareholder approval materials (including a disclosure statement), as well as a copy of the correlating calculations, to the Purchaser for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

5.16
Prior to Completion, the Seller shall provide any executed waivers and consents received in connection with the vote of the equityholders and any documentation reasonably requested by the Purchaser which demonstrates that such vote of equityholders was conducted in a manner which satisfies Section 280G(b)(5)(B) of the Code and the regulations thereunder.

IP Consultation

5.17
Notwithstanding any other provision of this Agreement, except as otherwise agreed with the Purchaser in writing (acting in its sole and absolute discretion), during the Interim Period, the Seller shall, and shall procure that each Group Company (and their respective directors, officers and employees) shall:

5.17.1
not make any communication, disclosure or announcement relating to the Disclosed IP Matter outside of the Group, the Seller’s Parent, Funds advised by or managed by Sentinel Capital Partners, LLC and their respective professional advisers; and

5.17.2	consult with the Purchaser and its nominated representatives as soon as practicable on any material developments relating to the Disclosed IP Matter.

For the purposes of this Clause 5.17, the “Disclosed IP Matter” means that matter disclosed in the Disclosure Letter against the Business Warranty at paragraph 6.8 of Schedule 5.

6	COMPLETION SCHEDULE

6.1
By no later than ten (10) Business Days prior to the Completion Date (or deferred Completion Date where applicable pursuant to Clause 7.3.1, in which case, an updated Completion Schedule shall be provided by the Seller to the Purchaser), the Seller shall deliver (or cause to be delivered) to the Purchaser a schedule (the “Completion Schedule”) setting out details and the amount of:

6.1.1	the Additional Consideration Amount;

6.1.2	Known Leakage (if any);

6.1.3
the Disclosed Transaction Costs and the Net Disclosed Transaction Costs (if any) including a list of the relevant recipients, the amount paid or payable to each such recipient and the amount of VAT payable thereon);

6.1.4
the Disclosed Transaction Bonuses and the Net Disclosed Transaction Bonuses (if any) (including a list of the relevant bonus recipients and the amount of bonus payable to each recipient(s), details of the relevant employing Group Company and the amount of Employer Taxes payable thereon);

6.1.5	the Disclosed Separation Costs (if any) (including a reasonably detailed summary of the Disclosed Separation Costs paid, payable or incurred as of the relevant time);

6.1.6
the Intra-Group Payables Amount (if any) and the Intra-Group Receivables Amount (if any), in each case, specifying the relevant borrower(s) and lender(s) in respect of such Intra-Group Payable Amount and Intra-Group Receivable Amount;

6.1.7	the Consideration;

6.1.8	the Existing Facilities Debt Repayment Amount; and

6.1.9	details of the Seller’s Account,

in each case, as at the Completion Date.

6.2
Following receipt of the Completion Schedule, the Seller shall, as soon as reasonably practicable, provide (to the extent available to the Seller) any additional reasonable supporting information reasonably requested by the Purchaser in writing, which is relevant to the calculations in the Completion Schedule. The Seller shall consider in good faith any reasonable revisions to the Completion Schedule which the Purchaser proposes in good faith. Any revisions thereto as may be agreed between the Purchaser and the Seller at least five (5) Business Days prior to the Completion Date shall be incorporated and the Completion Schedule revised on that basis. For the avoidance of doubt, if the Purchaser and Seller do not agree to any revisions, then the Completion Schedule delivered by the Seller pursuant to Clause 6.1 shall apply.

6.3
If Completion is deferred in accordance with Clauses 7.3 or 7.4 and the Seller has delivered a Completion Schedule to the Purchaser pursuant to Clause 6.1, the Seller shall prepare a revised Completion Schedule (the “Revised Completion Schedule”) and deliver such Revised Completion Schedule no later than five (5) Business Days prior to the deferred Completion Date (and to which the provisions of Clause 6.2 shall apply as though the Revised Completion Schedule were the Completion Schedule), and upon delivery of the Revised Completion Schedule, the Completion Schedule previously submitted shall cease to apply or be relevant for all purposes.

7	COMPLETION

Date and place

7.1	Completion shall take place remotely by exchange of signature pages by email or other electronic transmission:

7.1.1	on the tenth Business Day after (and excluding) the date on which notice of satisfaction of the last outstanding Condition is served in accordance with Clause 4.7; or

7.1.2	at such other date and time as the Seller and the Purchaser may agree in writing,

but, in any event, no later than the Long Stop Date.

Completion arrangements

7.2	At Completion, the Seller and the Purchaser shall perform or procure the performance of all of their respective obligations, each as specified in Schedule 3.

Breach of completion obligations

7.3	If the Purchaser fails to comply with any of its obligations set out in Schedule 3, the Seller shall be entitled by written notice to the Purchaser to:

7.3.1
defer Completion to a date falling no fewer than 5 (five) but no more than 15 (fifteen) Business Days after the date Completion would otherwise have occurred (in which case the provisions of Clauses 7.1, 7.2, 7.3.2 and 7.3.3 shall apply mutatis mutandis to Completion as so deferred and the Long Stop Date shall automatically be extended by the number of Business Days that Completion is so deferred);

7.3.2	require all Parties to effect Completion so far as practicable having regard to the defaults that have occurred; or

7.3.3	if, having first deferred Completion in accordance with Clause 7.3.1, the Purchaser fails to comply with any of the Purchaser Material Completion Obligations, terminate this Agreement,

in each case without prejudice to the Seller’s rights (as applicable) under this Agreement (including the right to claim damages) or otherwise.

7.4	If the Seller fails to comply with any of its obligations set out in Schedule 3, the Purchaser shall be entitled by written notice to the Seller to:

7.4.1
defer Completion to a date falling no fewer than 5 (five) but no more than 15 (fifteen) Business Days after the date Completion would otherwise have occurred (in which case the provisions of Clauses 7.1, 7.2, 7.4.2 and 7.4.3 shall apply mutatis mutandis to Completion as so deferred and the Long Stop Date shall automatically be extended by the number of Business Days that Completion is so deferred);

7.4.2	require all Parties to effect Completion so far as practicable having regard to the defaults that have occurred; or

7.4.3	if, having first deferred Completion in accordance with Clause 7.4.1, the Seller fails to comply with any of its Seller Material Completion Obligations, terminate this Agreement,

in each case without prejudice to the Purchaser’s rights (as applicable) under this Agreement (including the right to claim damages) or otherwise.

8	LEAKAGE

8.1	The Seller:

8.1.1	warrants to the Purchaser that, during the period from (but excluding) the Locked Box Date up to and including the date of this Agreement, no Leakage has occurred; and

8.1.2	undertakes to the Purchaser that during the period from (but excluding) the date of this Agreement until Completion, no Leakage will occur.

8.2
Subject to Completion occurring and without prejudice to any other provisions of this Agreement, if there is any Leakage from (but excluding) the Locked Box Date to Completion which has: (i) not been deducted from the Base Consideration in accordance with Clause 3.1; or (ii) not subsequently been repaid or reimbursed in cash, or where the relevant Leakage occurred in kind by the reimbursement and remediation of the same Leakage which occurred in kind, to the relevant Group Company by either the Seller or its Affiliates prior to the occurrence of a Leakage Claim in respect of such amount, the Seller shall indemnify the Purchaser (upon receipt of a written demand to do so by the Purchaser (a “Leakage Claim”)) and covenants to pay to the Purchaser on demand, an amount in cash equal to the value or amount of such Leakage (a “Leakage Amount”), provided always that the Purchaser shall not be entitled to recover from the Seller more than once for the same Leakage. A Leakage Claim under this Clause 8 or deduction of Known Leakage from the Base Consideration in accordance with Clause 3.1 shall be the sole remedy available to the Purchaser in respect of any Leakage.

8.3
Any amount in respect of Tax falling within limb (k) of the definition of “Leakage” will for the purposes of this Clause 8 be treated as having been received directly by the Seller to the extent that the Leakage giving rise to such Tax was received by the Seller or its Affiliates.

8.4
For the nine (9) month period following the Completion Date, the Seller (for itself and on behalf of each member of the Seller’s Group and their respective Connected Persons) shall notify the Purchaser in writing as soon as reasonably practicable upon becoming actually aware of any Leakage having taken place in the period from (but excluding) the Locked Box Date to (and including) the Completion Date, such notice to include (to the extent known) details of the amount and circumstances giving rise to such Leakage, provided that:

8.4.1
nothing in this Clause 8.4 shall impose on the Seller, any member of the Seller’s Group or any of their respective Connected Persons any obligation or duty to make enquiries, carry out any investigation in order to identify whether any Leakage has occurred;

8.4.2
no failure by the Seller to notify the Purchaser in accordance with this Clause 8.4 (whether as to the timeliness, completeness or accuracy of any such notification, or a failure to notify at all) shall: (i) give rise to any claim or cause of action against the Seller, any member of the Seller's Group or any of their respective Connected Persons; (ii) increase the liability of the Seller, any member of the Seller's Group or any of their respective Connected Persons in respect of any Leakage; or (iii) otherwise prejudice any rights or defences available to the Seller, any member of the Seller's Group or any of their respective Connected Persons under or in connection with this Agreement;and

8.4.3
upon expiry of the nine (9) month period referred to in this Clause 8.4, the obligations of the Seller under this Clause 8.4 shall cease absolutely and the Purchaser shall have no entitlement to claim, allege or assert (whether by way of counterclaim, set-off, defence or otherwise) that the Seller, any member of the Seller's Group or any of their respective Connected Persons should have notified the Purchaser of any matter pursuant to this Clause 8.4 or that any such notification given was insufficient, incomplete or inaccurate.

8.5	Save in the case of fraud by the Seller:

8.5.1
the Seller shall not be liable for any Leakage Amount under this Clause 8 unless a Leakage Claim has been notified to the Seller on or before the date which is nine (9) months following the Completion Date (such notice to set out the amount of such Leakage, together with reasonable evidence and details thereof to the extent reasonably available to the Purchaser);

8.5.2
the liability of the Seller in respect of any Leakage Claim shall (if it has not previously been satisfied, settled or withdrawn) cease six (6) months after the date on which such Leakage Claim was notified by the Purchaser, unless court proceedings in respect of the subject matter of the relevant Leakage have: (i) been commenced by being both issued and validly served on the Seller; and (ii) not been withdrawn or terminated; and

8.5.3	the liability of the Seller under this Clause 8 shall not in any circumstances exceed the Leakage Amount.

Leakage Amount

8.6
If following demand by the Purchaser pursuant to Clause 8.2, the Seller notifies the Purchaser in writing that it disputes the occurrence or amount of Leakage notified by the Purchaser to the Seller (a “Leakage Dispute”), to the extent that the Seller and the Purchaser cannot reach agreement on the occurrence and amount of the relevant Leakage within five (5) Business Days after notification of the Leakage Dispute to the Purchaser, either the Seller or the Purchaser may refer such Leakage Dispute to an independent expert of a reputable firm of registered accountants in the United Kingdom (the “Independent Expert”) appointed by the Seller and the Purchaser in joint consultation. If the Parties cannot decide on such appointment within five Business Days after the end of the five Business Day period referred to above, the Independent Expert shall be an accounting firm nominated on the joint application by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales. The Seller and the Purchaser (acting reasonably and in good faith) shall agree terms of engagement with the Independent Expert as soon as reasonably practicable after the Independent Expert is appointed and shall not withhold or delay their consent to such terms if they are reasonable, standard and consistent with market practice. The Independent Expert shall:

8.6.1
determine the amount of Leakage (if any) as set out in the Leakage Dispute within fifteen (15) Business Days of its appointment or such longer reasonable period as the Independent Expert may determine;

8.6.2	be directed to determine any dispute by reference to the accounting policies, principles, bases and methodologies that were used for the purposes of preparing the Locked Box Accounts;

8.6.3	act as expert and not arbitrator; and

8.6.4
direct that its costs shall be paid by the Seller, if the dispute is determined by the Independent Expert in favour of the Purchaser, or the Purchaser, if the dispute is determined by the Independent Expert in favour of the Seller, and in each case, the relevant Party agrees to pay such costs as so directed.

8.7
The Parties shall be permitted to each make a submission to the Independent Expert and shall each provide or procure the provision to the Independent Expert of all such information as the Independent Expert reasonably requires in connection with its engagement. The Parties agree that the decision of the Independent Expert shall be final and binding upon the Parties in the absence of fraud or manifest error. The place of the Independent Expert determination shall be in English and all matters relating to the Independent Expert determination must be conducted, and the Independent Expert's decision shall be written, in the English language.

8.8
Following the Independent Expert determining the amount of Leakage which has occurred, if any, the Seller shall pay to the Purchaser an amount in cash equal to the amount of any Leakage so determined in respect of the Leakage Dispute.

Reduction of Consideration

8.9
If the Seller becomes aware of any Leakage during the period from (but excluding) the Locked Box Date up to (but excluding) the date of delivery of the Completion Schedule, the Seller shall notify the Purchaser of such Leakage to be included in the Completion Schedule (“Known Leakage”), and an amount equal to all such Known Leakage shall be deducted from the Base Consideration in accordance with Clause 3.1, which reduction shall absolutely discharge the Seller’s obligation to make payment of the Known Leakage pursuant to this Clause 8 to the extent of the reduction. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be entitled to make any Leakage Claim if and to the extent that the relevant Leakage is included in the Completion Schedule as Known Leakage (but, subject at all times to Clause 8.4, the Purchaser shall retain the right to bring a Leakage Claim for any amount by which Known Leakage has been misstated, misclassified, understated, or inadequately disclosed).

9	WARRANTIES AND UNDERTAKINGS

Seller’s Warranties

9.1
The Seller warrants to the Purchaser that each of the Fundamental Warranties is true and accurate: (i) as at the date of this Agreement; and (ii) as at the Completion Date, as if repeated immediately prior to Completion by reference to the then existing facts and circumstances and on the basis that any reference (express or implied) in the Fundamental Warranties to the “date of this Agreement” shall be construed as a reference to the “date of Completion”.

9.2	The Seller warrants to the Purchaser that, except as Disclosed, each of the Business Warranties and Tax Warranties is true and accurate as at the date of this Agreement.

9.3
The Seller does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser, any member of the Purchaser’s Group or any of their respective directors, officers, employees, agents or advisers on or prior to the date of this Agreement (including in any documents contained in the Data Room).

9.4
Notwithstanding anything to the contrary in this Agreement, each Business Warranty and Tax Warranty shall be deemed to be made subject to the actual awareness (which, for the avoidance of doubt, expressly excludes any constructive, imputed or implied awareness) of the class A Manager of the Seller as at the date of this Agreement (being Rajan Goel), having made due and careful enquiries of the following persons: (i) Sindre Utne and Antti Salonen (in respect of all of the Business Warranties and Tax Warranties); (ii) Maher Al Ajouz (in respect of the Business Warranties set out at paragraph 7 of Schedule 5); (iii) Martin Appelgren (in respect of the Business Warranties set out at paragraph 8 of Schedule 5); and (iv) Ole Martin Pedersen and Rainer Westphal (in respect of the Business Warranties set out at paragraphs 6.2 to 6.7, 12 and 16 of Schedule 5).

9.5
The only Seller’s Warranties given in respect of Tax are the Tax Warranties and the Accounts Warranties and none of the Fundamental Warranties or Business Warranties (other than the Accounts Warranties) shall be deemed or construed to be given in relation to Tax.

9.6	The Seller’s Warranties are given subject to the limitations and qualifications set out in Clause 12.

9.7
Each of the Seller’s Warranties is separate and independent and, save as expressly provided for in this Agreement, will not be extended by references to, or inference from, any other Seller’s Warranty or anything in this Agreement or any other Transaction Document.

Purchaser’s Warranties

9.8
The Purchaser warrants to the Seller that the statements set out in Schedule 6 are true and accurate: (i) as at the date of this Agreement; and (ii) as at the Completion Date, as if repeated immediately prior to Completion by reference to the then existing facts and circumstances and on the basis that any reference (express or implied) in the Purchaser’s Warranties to the “date of this Agreement” shall be construed as a reference to the “date of Completion”.

Purchaser’s Undertakings

9.9
The Purchaser undertakes to the Seller that it will not, without the prior written consent of the Seller change, amend, assign, replace, cancel, terminate or otherwise modify any term or condition of the Credit Agreement or agree to waive, forego or cease to enforce or exercise any of the rights provided thereunder in any manner which would adversely affect the Purchaser’s ability to fulfil its payment obligations on Completion pursuant to this Agreement.

9.10
As at the date of this Agreement, the Purchaser is in compliance in all material respects with the Credit Agreement and it shall remain in compliance in all material respects with the Credit Agreement prior to Completion.

9.11
As at the date of this Agreement, no default or drawstop event under the Credit Agreement has occurred and is continuing which would enable any of the lenders thereunder to refuse to provide any amount under the Credit Agreement.

9.12
The undrawn amount available to the Purchaser under the Credit Agreement, together with cash on hand, is not less than the amounts required to satisfy its obligations on Completion under this Agreement, and will, at all times prior to Completion, remain sufficient to satisfy its obligations on Completion under this Agreement.

9.13
The Purchaser shall procure the satisfaction, on or prior to the Completion Date, of all requirements to be met in order to enable the Purchaser to draw down on the Completion Date under the Credit Agreement to fund the Consideration.

9.14
If the Purchaser becomes aware of any fact, matter or circumstance that is reasonably expected to directly or indirectly impede the Purchaser from drawing down such amounts under the terms of the Credit Agreement as are necessary to enable the Purchaser to comply with its obligations at Completion, the Purchaser shall promptly notify the Seller in writing of that fact, matter or circumstance and the steps it is taking to remedy such fact, matter or circumstance.

Retention of Records

9.15
Each Party undertakes, for a period of seven years from Completion, to provide, and in the case of the Purchaser to procure after Completion that each Group Company provides, to the other Party such assistance and such information (including accounting, Tax (including information reasonably necessary for the preparation of Internal Revenue Service Forms 5471 or similar state or local Tax forms) and any other records) which are in its possession or under its control and are reasonably required by the other Party or, in the case of the Seller, any member of any Seller’s Group or, in the case of the Purchaser, the Group in order to facilitate the management of accounting, Tax affairs, legal, corporate and/or regulatory and other affairs of the requesting Party (but only in relation to matters recorded in such information or records which occurred on or before Completion and to the extent permitted by applicable law or other legally binding obligation of confidentiality).

9.16	To enable compliance with the obligations under Clause 9.15, each Party shall, and Purchaser shall procure after Completion that each Group Company shall:

9.16.1
retain and maintain in all material respects all relevant records until the earlier of seven years after Completion and such time as the Purchaser and the Seller agree that such retention and maintenance is no longer necessary; and

9.16.2	permit the other Party and any of its officers, advisers, employees, agents, auditors and representatives to during Normal Business Hours and upon reasonable prior written notice to:

(a)	inspect, review and make copies of the relevant records (at the expense of the requesting Party); and

(b)	have reasonable access to any employee, officer, adviser or premises (during Normal Business Hours) of the relevant company,

in each case, where reasonably required for the purpose set out in Clause 9.15 and subject to any customary security, compliance or other policies or procedures of the relevant Party or, in the case of the Seller, any member of any Seller’s Group or, in the case of the Purchaser, the Group that apply.

Any information (whether written or oral) provided pursuant to this Clauses 9.15 or 9.16 shall be treated as strictly confidential by the recipient and shall not be disclosed or used other than as strictly necessary for the purposes expressly set out in Clause 9.15.

D&O

9.17
The Purchaser shall, at the cost of the Purchaser, procure that the Group benefits for a period of six (6) years following Completion from directors’ and officers’ liability insurance run-off cover with an aggregate policy limit of no less than USD 5,000,000 and on such other material terms which are no less favourable in any material respect than those applicable to the insurance coverage for such directors and officers as applied immediately before Completion.

Waiver of Claims: Purchaser

9.18	The Purchaser irrevocably acknowledges and agrees that:

9.18.1
except: (i) in the case of fraud by the Seller; or (ii) with respect to any accrued rights or any claims under the Surviving Intra-Group Agreements or the Shared Customer Agreement or any new claims arising after the date of this Agreement under the Surviving Intra-Group Agreements or the Shared Customer Agreement, the Purchaser has no rights or remedies against and shall not (and shall procure that no member of the Purchaser’s Group or the Group shall) bring or make any claim, proceeding, suit or action against the Seller or any member of any Seller’s Group and their respective directors, officers and employees (the “Seller Beneficiaries”) (each of whom shall be entitled to enforce this Clause 9.18 under the Contracts (Rights of Third Parties) Act 1999); and

9.18.2
it shall not (and shall procure that no member of the Purchaser’s Group or the Group shall) bring any claim, proceeding, suit or action against the Seller Beneficiaries in respect of the Group or in connection with the Group, save for: (i) claims which are permitted by Clause 9.18.1; or (ii) a breach of any term of any of the Transaction Documents.

9.19
The Purchaser irrevocably waives and will procure that each Group Company waives, in each case to the fullest extent permissible by law and other than with respect to the terms of any Transaction Document, all rights and claims (other than for fraud) which any such entity has or may have against any of the Outgoing Directors, in each case regarding the due performance of their duties on or prior to Completion.

9.20
The Purchaser and the Seller acknowledge that each member of the Seller’s Group and any person who is a director of a Group Company as at the date of this Agreement who is not Party to this Agreement shall be entitled to enforce the terms of clauses 9.18 to 9.19 as if it were a Party hereto.

Waiver of Claims: Seller

9.21	The Seller irrevocably acknowledges and agrees that:

9.21.1
except: (i) in the case of fraud by any Group Company; or (ii) with respect to any accrued rights or any claims under the Surviving Intra-Group Agreements or the Shared Customer Agreement or any new claims arising after the date of this Agreement under the Surviving Intra-Group Agreements or the Shared Customer Agreement, the Seller has no rights or remedies against and shall not (and shall procure that no member of the Seller’s Group shall) bring or make any claim, proceeding, suit or action against any member of the Group and their respective directors, officers and employees (the “Group Beneficiaries”) (each of whom shall be entitled to enforce this Clause 9.18 under the Contracts (Rights of Third Parties) Act 1999); and

9.21.2
it shall not (and shall procure that no member of the Seller’s Group shall) bring any claim, proceeding, suit or action against the Group Beneficiaries in respect of the Group or in connection with the Group, save for: (i) claims which are permitted by Clause 9.21.1; or (ii) a breach of any term of any of the Transaction Documents.

9.22
The Purchaser and the Seller acknowledge that each Group Company and each Group Beneficiary who is not Party to this Agreement shall be entitled to enforce the terms of Clause 9.21 as if it were a Party hereto.

10	SEPARATION ARRANGEMENTS

Implementation of the Separation and Readiness Activities

10.1
The Seller and the Purchaser shall each, and the Seller shall procure that each Group Company shall, with effect from the date of this Agreement and to the extent that the same have not yet been implemented, comply with their respective obligations set out in the Separation Workplan, Schedule 9 and Schedule 10 respectively.

10.2	On the date of this Agreement:

10.2.1	the Seller shall provide to the Purchaser the Separation Workplan in the form in which it exists as at the date of this Agreement; and

10.2.2
the Purchaser, the Company and the Seller shall establish a joint committee (the “Separation Committee”) to oversee, coordinate and review the progress of the implementation of the Separation and Readiness Activities and progress against the Separation Workplan. The initial Separation Committee shall be set out in the Separation Workplan and composed of an equal number of representatives appointed by each of the Seller, the Company and the Purchaser, each of whom shall have sufficient seniority for their respective roles. The Purchaser shall at the Seller’s request provide details of the Purchaser’s representatives to be included in the Separation Workplan. The Separation Committee shall meet (in person or by teleconference) at least once in each calendar week from the date of this Agreement to discuss the Separation and Readiness Activities and the Separation Workplan until the completion of all the Separation and Readiness Activities as set out in Schedule 9. The Seller shall (and shall prior to Completion procure each Group Company shall) provide reasonable information and updates (including updates relating to costs incurred towards the Separation Cost Cap and any known or expected delays to any Separation and Readiness Activity) to the Separation Committee with respect to the implementation of the Separation and Readiness Activities and the Separation Workplan. The Purchaser may make reasonable suggestions to the Seller with respect to the implementation of specific Separation and Readiness Activities and the Seller shall consider such requests in good faith within a reasonable timeframe, however, the Seller is not required to accept or implement any such suggestions. The Seller shall, and shall prior to Completion procure that each Group Company shall, update the Separation Workplan (to the extent required) following each Separation Committee meeting and the Seller shall share such updated copy of the Separation Workplan with the Purchaser prior to the next weekly meeting, which may include timelines and target milestones for specific Separation and Readiness Activities.

10.3	To the extent that:

10.3.1	any Separation and Readiness Activities have not been undertaken by the Completion Date and are implemented by the Seller after the Completion Date; and

10.3.2	the amount of the Disclosed Separation Costs did not exceed the amount of the Separation Cost Cap (that difference being, the “Remaining Separation Cost Cap”),

the Seller may invoice the Purchaser for, and the Purchaser shall pay within 15 Business Days of the Seller’s written request, only those costs and expenses (and any Tax thereon) reasonably incurred and that are demonstrable and evidenced by the Seller or any other member of the Seller’s Group after the Completion Date in connection with the implementation of all Separation and Readiness Activities that have not been implemented by the Completion Date, up to a maximum in aggregate of the Remaining Separation Cost Cap.

10.4
To the extent that any Separation and Readiness Activities have not been completed by the Completion Date, the Seller shall: (i) take the steps set out in Schedule 9 with respect to those Separation and Readiness Activities that have not been implemented by the Completion Date; and (ii) other than as set out in Clause 10.3 or the Transitional Services Agreement, bear its own costs in relation to such Separation and Readiness Activities.

De-branding; Purchaser

10.5
The Purchaser shall not (and shall procure that each Group Company shall not), from and after Completion, hold themselves out as being part of, or otherwise connected or associated with, the Seller’s Group.

10.6	Without prejudice to the generality of Clause 10.5, the Purchaser shall (and shall procure that each Group Company shall), as soon as reasonably practicable after the Completion Date:

10.6.1
and in any event within two (2) months from the Completion Date, change the name of any Group Company that includes any of the Seller Retained Brands or any name that is similar to any of the Seller Retained Brands, to a name that does not include any of the Seller Retained Brands or any name that is similar to any of the Seller Retained Brands;

10.6.2	and in any event within six (6) months from the Completion Date, cease to use, display, market, advertise, promote or maintain:

(a)	any registration for any of the Seller Retained Brands, whether used alone or in conjunction with other words; or

(b)	any word, mark, name, design, get-up or logo that is similar to any of the Seller Retained Brands;

10.6.3	cease to manufacture, distribute, market or sell any products or services using or displaying any of the Seller Retained Brands or any name that is similar to any of the Seller Retained Brands; and

10.6.4
destroy, delete or remove any materials (including promotional materials, stationery, uniforms and other consumables) existing as at the Completion Date which incorporate or otherwise use any of the Seller Retained Brands or any name that is similar to any of the Seller Retained Brands that are in any Group Company’s control or possession (or that of any of its third-party manufacturers or otherwise), provided that the Purchaser and each Group Company shall not be obliged to cease use of any of the Seller Retained Brands or any name that is similar to any of the Seller Retained Brands to the extent used: (i) in accordance with the licence granted in the Carrier Intellectual Property Cross-Licence or required pursuant to the terms of the Surviving Intra-Group Agreements; (ii) in a neutral, non-trademark manner to describe any past affiliation with the Seller’s Group; (iii) on historical legal and business agreements and documents, provided that the same are not used in a marketing or promotional manner; (iv) as required to comply with obligations under applicable law; or (v) for internal purposes or in a non-public facing manner, provided that the same are not used in a marketing or promotional manner.

10.7
All rights in and to all of the Seller Retained Brands and to all the reputation and goodwill associated with the Seller Retained Brands throughout the world, including any reputation that may accrue as a result of the use of the Seller Retained Brands by the Purchaser and each Group Company in accordance with Clause 10.6, are reserved to and shall belong absolutely to the Seller’s Group.

De-branding; Seller

10.8
The Seller shall not (and shall procure that each member of the Seller's Group shall not), from and after Completion, hold themselves out as being part of, or otherwise connected or associated with, the Group.

10.9	Without prejudice to the generality of Clause 10.8, the Seller shall (and shall procure that each member of the Seller's Group shall), as soon as reasonably practicable after the Completion Date:

10.9.1
and in any event within two (2) months from the Completion Date, change the name of any member of the Seller's Group that includes any of the Group Brands or any name that is similar to any of the Group Brands, to a name that does not include any of the Group Brands or any name that is similar to any of the Group Brands;

10.9.2	and in any event within six (6) months from the Completion Date, cease to use, display, market, advertise, promote or maintain:

(a)	any registration for any of the Group Brands, whether used alone or in conjunction with other words; or

(b)	any word, mark, name, design, get-up or logo that is similar to any of the Group Brands;

10.9.3	cease to manufacture, distribute, market or sell any products or services using or displaying any of the Group Brands or any name that is similar to any of the Group Brands; and

10.9.4
destroy, delete or remove any materials (including promotional materials, stationery, uniforms and other consumables) existing as at the Completion Date which incorporate or otherwise use any of the Group Brands or any name that is similar to any of the Group Brands that are in any Group Company’s control or possession (or that of any of its third-party manufacturers or otherwise), provided that the Seller and each member of the Seller’s Group shall not be obliged to cease use of any of the Group Brands or any name that is similar to any of the Group Brands to the extent used: (i) in accordance with the licence granted in the Carrier Intellectual Property Cross-Licence or required pursuant to the terms of the Surviving Intra-Group Agreements; (ii) in a neutral, non-trademark manner to describe any past affiliation with the Group; (iii) on historical legal and business agreements and documents, provided that the same are not used in a marketing or promotional manner; (iv) as required to comply with obligations under applicable law; or (v) for internal purposes or in a non-public facing manner, provided that the same are not used in a marketing or promotional manner.

10.10
All rights in and to all of the Group Brands and to all the reputation and goodwill associated with the Group Brands throughout the world, including any reputation that may accrue as a result of the use of the Group Brands by the Seller and each member of the Seller's Group in accordance with Clause 10.8, are reserved to and shall belong absolutely to the Group.

Cross-Licence of Intellectual Property by the Seller

10.11
The Seller shall procure that the Seller’s Parent grants to each Group Company in advance and with effect immediately prior to the Completion Date, a non-exclusive, irrevocable (subject to Clause 10.13), fully paid-up, worldwide, non-sublicensable, perpetual (subject to Clause 10.13) sub-license to use the Carrier Intellectual Property subject to the terms of and solely in the manner permitted under the Carrier Intellectual Property Cross-Licence. The Purchaser shall:

10.11.1
ensure that, with effect from the Completion Date, each Group Company shall use the Carrier Intellectual Property strictly in accordance with, and otherwise comply with, the terms of the Carrier Intellectual Property Cross-Licence; and

10.11.2
indemnify the Seller, for itself and on behalf of each member of the Seller’s Group, against any and all Losses arising from any failure by any Group Company, at any time after the Completion Date, to use the Carrier Intellectual Property strictly in accordance with the terms of the Carrier Intellectual Property Cross-Licence.

10.12
The Seller hereby grants to the Purchaser on behalf of each Group Company in advance and with effect from the Completion Date, a non-exclusive, irrevocable (subject to Clause 10.13), fully paid-up, worldwide, sublicensable, perpetual (subject to Clause 10.13) license to use all Seller Licensed IP that: (i) was used by that Group Company as at the date of this Agreement in the conduct of that Group Company’s business and/or in connection with the products or services offered by that Group Company; or (ii) a Group Company has requested to use after the date of this Agreement and prior to Completion, and which the Seller has agreed in writing may be used by that Group Company, provided that:

10.12.1
in the case of (i), the Seller Licensed IP may only be used for the same purposes and to the same extent as that Seller Licensed IP was used by the relevant Group Company as at the date of this Agreement, including that that Seller Licensed IP may only be used with respect to the products or services in connection with which that Group Company used the Seller Licensed IP as at the date of this Agreement, as well as any natural extensions and evolutions of those products or services, and only to the extent that that Seller Licensed IP was so used;

10.12.2	in the case of (ii), the Seller Licensed IP may only be used for the purposes agreed in writing by the Seller;

10.12.3
such licence shall not extend to any Seller Licensed IP to the extent that the licensing thereof, in accordance with this Clause 10.12, would result in a breach by any member of the Seller’s Group of any binding contractual obligation as at the Completion Date to which such member of the Seller’s Group is subject; and

10.12.4	this Clause 10.12 does not apply to Seller Licensed IP that is the subject of any separate agreement between any member of the Seller’s Group and a Group Company.

10.13
The Seller may terminate, by notice in writing to the Purchaser, the rights granted to the Group Companies pursuant to Clauses 10.11 or 10.12 if any Group Company commits a breach of the terms of the Carrier Intellectual Property Cross-Licence or the terms of the licence granted in Clause 10.12 (as the case may be) and either:

10.13.1	that breach has not been cured (where capable of being cured) within thirty (30) calendar days of notice requiring that breach to be cured;

10.13.2	that breach is committed again during any rolling 24 month-period; or

10.13.3
with respect to the rights granted to the Group Companies pursuant to: (i) Clause 10.11, the licensor under the Carrier Intellectual Property Cross-Licence; or (ii) Clause 10.12, a former member of the Seller’s Group that owns the Seller Licensed IP, requires any member of the Seller’s Group to terminate those rights granted, and the Seller shall promptly notify the Purchaser in writing of any such requirement.

10.14
The rights granted pursuant to Clauses 10.11 and 10.12 shall be limited to those rights that the Seller is lawfully permitted to grant without breaching the terms of any agreement pursuant to which such rights have been granted to the Seller or a member of the Seller’s Group. Neither the Seller nor any member of the Seller’s Group provides any warranties, indemnities or other assurances of whatever nature regarding the Intellectual Property Rights licensed pursuant to Clauses 10.11 and 10.12, including that they are non-infringing.

10.15	The Purchaser shall, at the written request of the Seller and at any time after Completion, provide, and procure that each Group Company shall provide, all reasonable assistance and information:

10.15.1	and reasonable rights of access that the Seller may require in order to verify compliance with the terms of the licences granted pursuant to Clauses 10.11 and/or 10.12; and

10.15.2	that the owner of the Intellectual Property Rights may require to protect or enforce those intellectual Property Rights,

provided that such assistance, information and access shall (A) be requested on reasonable prior notice; (B) be provided during normal business hours; (C) not unreasonably disrupt the business of the Purchaser or any Group Company; and (D) not require the Purchaser to disclose any competitively sensitive information and/or trade secrets.

Cross-Licence of Intellectual Property by the Group

10.16
The Purchaser shall procure that each Group Company shall, with effect from the Completion Date, grant a non-exclusive, irrevocable (subject to Clause 10.17), fully paid-up, worldwide, sublicensable, perpetual (subject to Clause 10.17) license to use all Group Licensed IP that was used by any member of the Seller’s Group as at the date of this Agreement, only to the extent that that Group Licensed IP was so used by the Seller’s Group in the conduct of the Seller’s Group’s business as at Completion and in connection with the products or services offered by the Seller’s Group as at Completion, as well as any natural extensions and evolutions thereof, provided that such licence shall not extend to any Group Licensed IP to the extent that the licensing thereof, in accordance with this Clause 10.16, would result in a breach by any Group Company of any binding contractual obligation as at the Completion Date to which such Group Company is subject, in respect of such Group Licensed IP. The Seller shall:

10.16.1	ensure that, with effect from the Completion Date, each member of the Seller’s Group shall comply with the terms of the licence granted pursuant to this Clause 10.16; and

10.16.2
indemnify the Purchaser, for itself and on behalf of each member of the Group, against any and all Losses alleging that any member of the Seller’s Group, at any time after the Completion Date, has failed to comply with the terms of the licence granted pursuant to this Clause 10.16.

10.17
The Purchaser may terminate, by notice in writing to the Seller, the rights granted to the Seller’s Group pursuant to Clause 10.16 if any member of the Seller’s Group commits a breach of the terms of the licence granted in Clause 10.16 and either:

10.17.1	that breach has not been cured (where capable of being cured) within thirty (30) calendar days of notice requiring that breach to be cured; or

10.17.2	that breach is committed again during any rolling 24 month-period.

10.18
Neither the Purchaser nor any member of the Group provides any warranties, indemnities or other assurances of whatever nature regarding the Intellectual Property Rights licensed pursuant to Clause 10.16, including that they are non-infringing.

10.19
The Seller shall, at the written request of the Purchaser and at any time after Completion, provide, and procure that each member of the Seller’s Group shall provide, all reasonable assistance and information:

10.19.1	and reasonable rights of access that the Purchaser may require in order to verify compliance with the terms of the licence granted pursuant to Clause 10.16; and

10.19.2	that the owner of the Intellectual Property Rights may require to protect or enforce those intellectual Property Rights,

provided that such assistance, information and access shall (A) be requested on reasonable prior notice; (B) be provided during normal business hours; (C) not unreasonably disrupt the business of the Seller or any member of the Seller’s Group and (D) not require the Seller to disclose any competitively sensitive information and/or trade secrets.

Shared Customer Agreement

10.20	The Parties acknowledge that, as at the date of this Agreement:

10.20.1
Autronica Fire and Security AS, Detector Electronics Corporation and BP Trinidad and Tobago LLC are each a party to an agreement dated 1 March 2021, as amended from time to time (the “Shared Customer Agreement”); and

10.20.2	no purchases under that Shared Customer Agreement are made from Autronica Fire and Security AS or any member of the Group.

10.21
Prior to Completion, the Seller shall (and shall procure that the relevant member of the Seller’s Group shall) use all reasonable endeavours to procure that Autronica Fire and Security AS ceases to be a party to the Shared Customer Agreement (whether by novation, termination, non-renewal or otherwise).

10.22	If, despite the Seller using reasonable endeavours under Clause 10.21, Autronica Fire and Security AS remains a party to the Shared Customer Agreement at Completion:

10.22.1
the Seller shall (and shall procure that the relevant member of the Seller’s Group shall) continue to use all reasonable endeavours to procure that Autronica Fire and Security AS ceases to be a party to the Shared Customer Agreement as soon as reasonably practicable (by novation, termination, non-renewal or otherwise); and

10.22.2
until the earlier of the date upon which: (i) Autronica Fire and Security AS ceases to be a party to the Shared Customer Agreement; and (ii) the Shared Customer Agreement expires or terminates for whatever reason (“Shared Customer Agreement End Date”), the Purchaser shall procure that:

(a)	no Group Company shall enter into any new obligations under, accept any work pursuant to, or otherwise derive any benefit from, that Shared Customer Agreement from Completion;

(b)	Autronica Fire and Security AS takes all steps reasonably required, at the direction of the Seller, for the Seller to comply with its obligations under Clauses 10.22.1 and 10.22.2; and

(c)
each Group Company (i) complies with the terms of the Shared Customer Agreement; and (ii) does not cause the Seller or the Seller’s Group to breach that Shared Customer Agreement from the Completion Date until the Shared Customer Agreement End Date.

10.23
The Purchaser shall indemnify and hold harmless the Seller, for itself and as agent for the Seller’s Group, against all Losses arising from a failure by a member of the Group to so comply under Clause 10.22.2.

10.24
The Seller shall indemnify and hold harmless the Purchaser, for itself and as agent for the Group, against all Losses arising from or in connection with any claim made by BP Trinidad and Tobago LLC or any third party against the Group under or in connection with the Shared Customer Agreement to the extent such claim relates to an act or omission of a member of the Seller's Group.

10.25	Nothing in Clause 10.22 shall relieve any Group Company from performing any obligations under the Shared Customer Agreement that have accrued prior to Completion.

Wrong Pockets

10.26
If, within twelve (12) months after Completion, any contract, right or asset (excluding any contract, right or asset provided under the Transitional Services Agreement) or liability is identified that:

10.26.1	was, in the 12-month period prior to Completion, used exclusively by the Group (or in the case of a liability, relates exclusively to the Group); and

10.26.2	following Completion, remains owned or retained by any member of the Seller’s Group,

(a “Seller Wrong Pockets Item”), the Seller shall, on written notice from the Purchaser (and in the case of such a liability, the Purchaser shall on written notice from the Seller), procure at the Seller’s cost that such Seller Wrong Pockets Item, together with all rights attached or accruing to, or obligation or undertaking in respect of, such Seller Wrong Pockets Item, is transferred to and/or assumed by a Group Company nominated by the Purchaser, for no consideration. The Parties acknowledge and agree that the value attributable to such Seller Wrong Pockets Item has been factored into the determination of the Consideration. To the extent that: (i) any registration is required to give effect to such transfer, the Seller shall take such steps as may reasonably be required, at the Seller’s cost, to procure such registration; or (ii) any consent, approval, authorisation or waiver is required from any third party for the lawful transfer of such Seller Wrong Pockets Item, the Seller shall use all reasonable endeavours to obtain any such consent, approval, authorisation or waiver at the Seller’s cost. Pending the transfer of each Seller Wrong Pockets Item, the Seller shall procure that such Seller Wrong Pockets Item and all rights attaching thereto (including any sums which are received by any member of the Seller’s Group in connection with such Seller Wrong Pockets Item) are, to the fullest extent permitted by applicable law or the terms of any applicable contract, held as agent of and trustee for the Purchaser on behalf of the Group Companies.

10.27
For the purpose of Clause 10.26, no liability shall constitute a Seller Wrong Pockets Item to the extent that such liability has been specifically allocated, apportioned, reflected, provided for or otherwise addressed in the calculation of the Consideration or under or pursuant to any Transaction Document, it being agreed that there shall be no double recovery in respect of the same liability under this Agreement and/or any other Transaction Document.

10.28
If, within twelve (12) months after Completion, any contract, right or asset (excluding any contract, right or asset provided under the Reverse Transitional Services Agreement) or liability is identified that:

10.28.1	was, in the 12-month period prior to Completion, exclusively used by any member of the Seller’s Group (or in the case of a liability, relates exclusively to the Seller’s Group); and

10.28.2	following Completion, remains owned or retained by any Group Company,

(a “Group Wrong Pockets Item”), the Purchaser shall, on written notice from the Seller (and in the case of such a liability, the Seller shall on written notice from the Purchaser), procure at the Purchaser’s cost that such Group Wrong Pockets Item, together with all rights attached or accruing to, or obligation or undertaking in respect of, such Group Wrong Pockets Item, is transferred to and/or assumed by a member of the Seller’s Group nominated by the Seller, for no consideration. The Parties acknowledge and agree that the value attributable to such Group Wrong Pockets Item has been factored into the determination of the Consideration. To the extent that: (i) any registration is required to give effect to such transfer, the Purchaser shall take such steps as may reasonably be required, at the Purchaser’s cost, to procure such registration; or (ii) any consent, approval, authorisation or waiver is required from any third party for the lawful transfer of such Group Wrong Pockets Item, the Purchaser shall use all reasonable endeavours to obtain any such consent, approval, authorisation or waiver at the Purchaser’s cost. Pending the transfer of each Group Wrong Pockets Item, the Purchaser shall procure that such Group Wrong Pockets Item and all rights attaching thereto (including any sums which are received by any member of the Group in connection with such Group Wrong Pockets Item) are, to the fullest extent permitted by applicable law or the terms of any applicable contract, held as agent of and trustee for the Seller on behalf of the Seller’s Group.

10.29
For the purpose of Clause 10.28, no liability shall constitute a Group Wrong Pockets Item to the extent that such liability has been specifically allocated, apportioned, reflected, provided for or otherwise addressed in the calculation of the Consideration or under or pursuant to any Transaction Document, it being agreed that there shall be no double recovery in respect of the same liability under this Agreement and/or any other Transaction Document.

10.30
The Parties shall do all such reasonable further acts and things, and shall execute such documents, as may be reasonably necessary to effect the assignment, transfer and/or delivery of any Seller Wrong Pockets Item or any Group Wrong Pockets Item pursuant to Clauses 10.26 or 10.28 (as applicable).

Separation and Readiness Activity Dispute

10.31
If, following the Seller’s completion of any of the Separation and Readiness Activities, the Purchaser (acting reasonably and in good faith) notifies the Seller in writing that it disputes that such Separation and Readiness Activity has been implemented in accordance with this Agreement (a “Separation Dispute”), the Parties shall follow the following escalation steps for the periods set out below:

10.31.1	the Separation Committee shall meet as soon as possible and shall attempt to resolve the Separation Dispute for a period of five (5) Business Days;

10.31.2
if the Separation Committee are unable to resolve the Separation Dispute within the period specified in Clause 10.31.1, the Seller and the Purchaser shall each appoint one (1) senior executive, and such senior executives shall meet as soon as possible and shall attempt to resolve the Separation Dispute for a period of three (3) Business Days; and

if such senior executives are unable to resolve the Separation Dispute within the period specified in Clause 10.31.2, that Separation Dispute shall be resolved in accordance with Clause 18.37.

11	INSURANCE ARRANGEMENTS

11.1
It shall be the sole responsibility of the Purchaser to ensure that insurance arrangements are put in place in relation to the Group Companies with effect from Completion, in addition to the Purchaser’s obligation in Clause 9.17. The Purchaser acknowledges and agrees that, from Completion and except to the extent otherwise provided for in Clauses 11.2 and 11.3, no Group Company shall have or be entitled to the benefit of any insurance policy held by or for the benefit of the Seller’s Group, including any insurance policy that prior to Completion covered the Group (“Seller’s Group Insurance Policy”), in respect of any circumstance, event, act or omission that occurred prior to, or occurs on or at any time after, Completion.

11.2
Where a Group Company suffered any Loss prior to Completion, which Loss was validly notified to the relevant insurer under a Seller’s Group Insurance Policy prior to Completion (an “Existing Insurance Claim”), the Seller’s Group shall continue to manage that Existing Insurance Claim consistent with the Seller’s Group’s existing practices, policies and procedures, and use commercially reasonable efforts to pursue such Existing Insurance Claim as reasonably requested but at the cost of the Purchaser (including in respect of any deductible under the relevant Seller’s Group Insurance Policy to the extent the deductible has not been paid or eroded and any reasonable out-of-pocket expenses which are properly documented and suffered or incurred by the Seller or any other member of the Seller’s Group in pursuing such Existing Insurance Claim). The Purchaser shall, and shall after Completion procure that the Group Company in question shall, provide all information, assistance and cooperation requested by the Seller in connection with the Existing Insurance Claim.

11.3
To the extent that any of the Group Companies are entitled to the benefit of coverage under any “occurrence-based” Seller’s Group Insurance Policy or the Product Liability Tail Policy in respect of any circumstance, event, act or omission that occurred prior to Completion, but no claim was made in relation thereto prior to Completion:

11.3.1
the Purchaser on behalf of the Group Company in question may notify the Seller of the relevant circumstance, event, act or omission and the Loss suffered by that Group Company as a result, and shall provide the Seller with such information as the Seller may reasonably request to enable the Seller to confirm that a claim can be made under a Seller’s Group Insurance Policy for that Loss (“New Insurance Claim”); and

11.3.2	the Seller shall, at the cost and direction of the Purchaser:

(a)	notify the relevant insurer under the relevant Seller’s Group Insurance Policy in accordance with the terms of that Seller’s Group Insurance Policy of the New Insurance Claim; and

(b)
provided that a claim can be made under a Seller’s Group Insurance Policy in respect of the New Insurance Claim, use commercially reasonable endeavours to procure that the New Insurance Claim is made and pursued under such insurance policy in respect of the relevant matter, provided that the Seller shall not be required to notify a New Insurance Claim where the Purchaser is unwilling to indemnify the Seller, on demand, against any and all Losses that the Seller or any member of the Seller’s Group may incur in connection with the New Insurance Claim, including the amount of any outstanding deductible under the relevant Seller’s Group Insurance Policy to the extent not eroded by the Loss claimed in respect of the New Insurance Claim and any reasonable out-of-pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with making that New Insurance Claim.

11.4	The Purchaser shall procure that the Group Company in question shall provide all information, assistance and cooperation requested by the Seller in connection with that New Insurance Claim.

11.5
Where the Seller or any member of the Seller’s Group receives any amounts under any Seller’s Group Insurance Policy for any Existing Insurance Claim or New Insurance Claim, the Seller shall or shall procure that the relevant member of the Seller’s Group shall remit the amounts so received to the relevant Group Company after deducting any costs, fees and expenses for which the Purchaser is responsible pursuant to Clauses 11.2 or 11.3 (to the extent not already paid to the Seller) as applicable.

11.6
Neither the Seller nor any member of the Seller’s Group shall be: (i) required to maintain any of the Seller’s Group Insurance Policies; or (ii) liable for any Loss suffered by any Group Company, including any loss of claims that would have been possible pursuant to Clauses 11.2 or 11.3 if a Seller’s Group Insurance Policy was maintained, in each case, following the second anniversary of Completion.

12	LIMITATION OF LIABILITY

Monetary limits

12.1	Notwithstanding any other provision of this Agreement or any other Transaction Document, the maximum aggregate liability of the Seller:

12.1.1	for all Warranty Claims and any Tax Claims, shall not exceed USD 1.00; and

12.1.2	for all other Seller Claims, shall not exceed an aggregate amount equal to 35% of the Consideration actually received by the Seller under this Agreement.

12.2
For the purposes of the liability limits contained in Clause 12.1 above, the liability of the Seller shall be deemed to include the amount of all costs, expenses, Tax and other liabilities borne, incurred or payable by the Seller in connection with the satisfaction, settlement or determination of any such Seller Claim or Tax Claim (as applicable).

M&A Insurance Policy

12.3
The Purchaser and the Seller acknowledge and agree that the Purchaser or any other member of the Purchaser’s Group may, but is not obligated to, procure the inception of any M&A Insurance Policy. If the Purchaser or any other member of the Purchaser’s Group does procure the inception of an M&A Insurance Policy, the Purchaser undertakes to the Seller:

12.3.1
to procure that the M&A Insurance Policy includes a waiver of any rights of subrogation (the “Subrogation Provisions”) which an insurer under the M&A Insurance Policy may otherwise have against the Seller or any other member of the Seller’s Group, save in the event of fraud on the part of the Seller; and

12.3.2	not to amend the Subrogation Provisions without the prior written consent of the Seller.

12.4	The Purchaser acknowledges and agrees, irrespective of:

12.4.1	whether the M&A Insurance Policy is procured;

12.4.2	any non-satisfaction of the conditions to the M&A Insurance Policy;

12.4.3	any exclusions or non-insured Seller’s Warranties under the M&A Insurance Policy; or

12.4.4	any vitiation, expiry or termination of the M&A Insurance Policy or non-payment of any part of a claim under the M&A Insurance Policy,

that:

12.4.5	its recourse against the Seller for all Warranty Claims and Tax Claims pursuant to this Agreement shall be capped at the amount set out in Clause 12.1.1; and

12.4.6	save as set out in clause 12.4.5 above, it shall have no right to, and shall not, commence or pursue any proceedings against the Seller in respect of any Warranty Claim or Tax Claim,

save to the extent that a Warranty Claim or Tax Claim arises or is increased against the Seller as a direct result of fraud on the part of the Seller.

12.5
The Purchaser acknowledges and agrees that all costs and expenses associated with any M&A Insurance Policy (including, for the avoidance of doubt, any M&A Insurance Policy Costs) will be solely borne by the Purchaser.

Notice of claims

12.6	The Seller shall not be liable in respect of any Seller Claim unless written notice of such Seller Claim is given by the Purchaser to the Seller on or prior to the earlier of:

(a)	in respect of any Warranty Claim relating to a breach of a Fundamental Warranty, the date falling twelve (12) months after (and including) the Completion Date;

(b)	in respect of any other Warranty Claim, the date falling eighteen (18) months after (and including) the Completion Date; and

(c)	in respect of any Seller Claim (excluding any Warranty Claim):

(i)	in circumstances where Completion has occurred:

(A)	other than in the case where Clause 12.6(c)(i)(B) applies, the date falling twelve (12) months after (and including) the Completion Date; or

(B)	in the case of any Seller Claim in respect of:

1.	a breach of Clause 8.4, the date falling nine (9) months after (and including) the Completion Date;

2.
a breach of Clauses 9.15, 9.16, 9.21, 10.8, 10.9, 10.19, 10.24, 11, 13.9 to 13.16 (in so far as it relates to any Seller Guaranteed Obligations that continue to be within a claim period pursuant to this Clause 12.6(c)(i)(B)) and Schedules 9 and 10, the date falling twenty four (24) months after (and including) the Completion Date;

3.
a breach of Clause 14.3.1 (and the relevant provisions in Clause 14 in so far as it is required to give effect to Clause 14.3.1), the date falling thirty (30) months after (and including) the Completion Date; and

4.
a breach of Clause 14.3.2 (and the relevant provisions in Clause 14 in so far as it is required to give effect to Clause 14.3.2), the date falling thirty six (36) months after (and including) the Completion Date; and

(ii)	in circumstances where Completion has not occurred, the date falling twelve (12) months after (and including) the date of termination of this Agreement,

in each case specifying, in such detail as is reasonably available to the Purchaser at the time, the legal and factual basis of the Seller Claim, the evidence on which the Purchaser relies and the Purchaser’s good faith estimate of the amount likely to be claimed.

12.7
If a Group Company obtains or utilises and retains the benefit of any Relief within eighteen (18) months after Completion which arises to such Group Company as a result of any matter giving rise to a Seller Claim or Leakage Claim (and in respect of which the Seller has made a payment to the Purchaser under or pursuant to any provision of this Agreement) (a “Claim Relief”), to the extent that the Claim Relief has not already been applied to reduce an amount payable by the Seller in respect of a Seller Claim or Leakage Claim, the Purchaser agrees to pay to the Seller such amount as is equal to:

12.7.1
the amount of Tax for which the relevant Group Company would otherwise have been accountable or liable to be assessed as a result of the relevant matter (in the case of a Claim Relief other than a repayment of Tax); or

12.7.2	in the case of a Claim Relief that is a repayment of Tax, the amount of any such repayment which is obtained,

within 20 Business Days of the date on which the Group Company would otherwise have been liable or accountable or the date on which such repayment is obtained (as applicable).

12.8
The Purchaser agrees that, following the Completion Date, it will procure that each Group Company makes reasonable efforts to obtain and utilise any Reliefs which arise as a result of any matter giving rise to a Seller Claim or Leakage Claim.

Remedy

12.9
Where a breach giving rise to a Seller Claim is capable of remedy, the Purchaser shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the breach is remedied within 30 Business Days of the date on which notice of the Seller Claim is given under Clause 12.6.

Legal Proceedings

12.10
If notice of the Seller Claim is served by the Purchaser under Clause 12.6, the Seller shall not be liable in respect of such Seller Claim (if such Seller Claim has not been satisfied or settled) unless legal proceedings in respect of such Seller Claim are both issued and served within six (6) months after (and excluding) the date on which notice is served, provided that, in respect of a contingent liability, the six (6) month period shall commence on the date on which the relevant contingent liability becomes an actual liability that is due and payable.

Contingent Liabilities

12.11
Without prejudice to paragraph 3 of Schedule 7, the Seller shall not be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, provided that such liability becomes an actual liability on or before the relevant date specified in Clause 12.6.

Benefit

12.12
In assessing any damages or other amounts recoverable by the Purchaser or any member of the Purchaser’s Group in respect of a Seller Claim, there shall be taken into account any corresponding savings by, or net benefit to, the Purchaser or any member of the Purchaser’s Group, including the amount of any actual cash Tax saving the Purchaser determines (acting reasonably and in good faith) is reasonably expected to be realised in either (i) the accounting period in which payment in respect of the Seller Claim is made or (ii) the following accounting period, in each case as a result of the use or set-off of any Relief that would not have arisen but for the fact, matter, event or circumstance giving rise to the relevant Seller Claim.

Purchaser actions

12.13
The Seller shall not be liable in respect of any Seller Claim to the extent that the Seller Claim arises, or is increased, as a result of any matter or thing done, or omitted to be done, pursuant to and in compliance with the requirements of this Agreement or any other Transaction Document or at the written request, with the written consent of or by the Purchaser.

12.14
Notwithstanding anything to the contrary in the Transaction Documents, the Purchaser shall (and shall cause each Group Company to) take all reasonable steps to avoid or mitigate any Losses that may give rise to a Seller Claim.

Changes in legislation and accounting policies

12.15	The Seller shall not be liable in respect of any Seller Claim to the extent that the Seller Claim arises, or is increased, as a result of:

12.15.1	the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any Governmental Entity;

12.15.2	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or regulation;

12.15.3	any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice; or

12.15.4
any change in accounting policy, bases or practice of the Purchaser or any member of the Purchaser’s Group introduced or having effect after the date of this Agreement (other than a change in practice necessary to comply with accounting principles or Tax rules applicable to the Group as at the date of this Agreement).

Indirect and consequential losses

12.16	The Seller shall not be liable for any indirect or consequential losses, indirect loss of profit, loss of goodwill, reputational, punitive or aggravated damages.

Recovery from third parties

12.17
If the Seller pays to the Purchaser an amount in respect of any Seller Claim and the Purchaser or the Group subsequently recovers from a third party (for the avoidance of doubt, other than a member of the Purchaser’s Group) a sum which would not have been received but for the matter or circumstance which gave rise to the relevant Seller Claim, the Purchaser shall where it has received an aggregate amount so as to fully compensate it for such Seller Claim, repay to the Seller’s Account as soon as practicable and in any event within five (5) Business Days after receipt of such sum an amount equal to the lower of the sum recovered from the third party and the amount previously paid by the Seller to the Purchaser, in each case less: (i) all third party costs and expenses properly incurred and properly documented by the Purchaser or the Group (including any amounts in respect of irrecoverable VAT thereon) in the making of such recovery; and (ii) any Tax payable or incurred (or would have been payable or incurred for the availability of any Purchaser’s Relief) by the Purchaser or the Group on the amount recovered or received or in connection with the recovery or receipt.

No Right of Rescission

12.18
The Purchaser is not entitled to rescind this Agreement or any other Transaction Document or treat this Agreement or any other Transaction Document as terminated by reason of any breach of this Agreement or circumstances giving rise to any Seller Claim, Tax Claim or Leakage Claim, and the Purchaser hereby waives any and all rights of rescission it may have in respect of any such matter (other than to the extent arising from the Seller’s fraud).

No double recovery

12.19
If the same fact, matter, event or circumstance gives rise to more than one Seller Claim, Tax Claim and/or Leakage Claim, the Purchaser shall not be entitled to recover more than once in respect of such fact, matter, event or circumstance.

Provision

12.20
The Seller shall have no liability in respect of a Seller Claim or Leakage Claim if and to the extent that a specific and identifiable allowance, provision or reserve has been made in the EV to Equity Bridge, the Accounts or the Locked Box Accounts in respect of the matter to which the Seller Claim or Leakage Claim relates.

Fraud

12.21
None of the limitations contained in this Clause 12 shall apply to any Seller Claim, Tax Claim or Leakage Claim if and to the extent that such Seller Claim, Tax Claim or Leakage Claim arises or is increased, or is delayed, as a direct result of the Seller’s fraud, wilful breach of wilful concealment.

13	GUARANTEES

Purchaser’s Guarantee

13.1
In consideration of the Seller entering into this Agreement, the Purchaser’s Parent hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance of all of the Purchaser Guaranteed Obligations if, and when, they become due for performance pursuant to, and in accordance with, this Agreement.

13.2
The Purchaser’s Parent shall have no liability or obligation under Clauses 13.1 to 13.8 (both inclusive) in respect of any of the Purchaser Guaranteed Obligations unless the Purchaser has failed to pay or perform the Purchaser Guaranteed Obligations within five (5) Business Days of a written demand for such payment or performance from the Seller to the Purchaser and, after such time has elapsed, the Purchaser’s Parent shall forthwith upon demand unconditionally perform, or procure performance of, and satisfy, or procure the satisfaction of, the Purchaser Guaranteed Obligations in respect of which such default has been made in the manner prescribed by this Agreement as if it were the primary obligor and so that the same benefits shall be conferred on the Seller as they would have received if the Purchaser Guaranteed Obligations had been duly performed and satisfied by the Purchaser.

13.3
The guarantee under Clauses 13.1 to 13.8 (both inclusive) is to be a continuing guarantee and, accordingly, is to remain in force until all of the Purchaser Guaranteed Obligations have been performed or satisfied. This guarantee is in addition, and without prejudice, to and not in substitution for, any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the Purchaser Guaranteed Obligations.

13.4
As a separate and independent stipulation, the Purchaser’s Parent agrees that any of the Purchaser Guaranteed Obligations which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or the dissolution, amalgamation, reconstruction or reorganisation of the Purchaser or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against, and recoverable from, the Purchaser’s Parent as though the same had been incurred by the Purchaser’s Parent and the Purchaser’s Parent were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser’s Parent on demand.

13.5	The liability of the Purchaser’s Parent pursuant to, and in accordance with, Clauses 13.1 to 13.8 (both inclusive) shall not be affected, impaired, reduced or released by:

13.5.1	any variation of the terms of the Purchaser Guaranteed Obligations;

13.5.2	any forbearance, neglect or delay in seeking performance of the Purchaser Guaranteed Obligations or any granting of time for, or waiver in relation to, such performance;

13.5.3
the illegality, invalidity or unenforceability of, or any defect in, any provision of this Agreement or the Purchaser’s obligations or the Seller’s obligations (as the case may be) under this Agreement;

13.5.4	any insolvency or similar proceedings of the Purchaser; or

13.5.5	any other fact or event which, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

13.6
Until all of the Purchaser Guaranteed Obligations have been irrevocably performed or satisfied, and unless the Seller otherwise directs, the Purchaser’s Parent shall not exercise any rights which it may have by reason of performance by it of its obligations under Clauses 13.1 to 13.8 (both inclusive).

13.7
The Purchaser’s Parent irrevocably and unconditionally agrees to indemnify and hold harmless the Seller on demand against any and all Losses incurred by the Seller as a result of any obligation of the Purchaser referred to in Clauses 13.1 to 13.8 (both inclusive) being or becoming void, voidable or unenforceable against the Purchaser for any reason whatsoever. The amount of the Losses shall be equal to the amount which the Seller would otherwise have been entitled to recover from the Purchaser.

13.8	The Purchaser’s Parent hereby warrants to the Seller that, as at the date of this Agreement:

13.8.1	the Purchaser’s Parent is a corporation duly incorporated under the laws of the Commonwealth of Pennsylvania;

13.8.2
the Purchaser’s Parent has all necessary power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser’s Parent is a party;

13.8.3
this Agreement and each other Transaction Document to which the Purchaser’s Parent is a party will, once executed, constitute valid, binding and enforceable obligations of the Purchaser’s Parent in accordance with their respective terms;

13.8.4
the execution and delivery of, and performance by the Purchaser’s Parent of its obligations under this Agreement and each other Transaction Document to which the Purchaser’s Parent is a party will not:

(a)	conflict with, or result in, any breach of any provision of the constitution of the Purchaser’s Parent;

(b)	conflict with, result in a breach of, or constitute a default under, any material agreement or instrument to which the Purchaser’s Parent is a party;

(c)	conflict with, or result in a breach of any law or regulation, or of any order, injunction, judgment or decree of any court, that applies to the Purchaser’s Parent; nor

(d)
save as set out in this Agreement, require the Purchaser’s Parent to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made as at the date of this Agreement; and

13.8.5	it has, and it will have, at all times, sufficient cash resources available to meet the Purchaser Guaranteed Obligations as and when they fall due.

Seller’s Guarantee

13.9
In consideration of the Purchaser entering into this Agreement, the Seller’s Parent hereby unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance of all of the Seller Guaranteed Obligations if, and when, they become due for performance pursuant to, and in accordance with, this Agreement.

13.10
The Seller’s Parent shall have no liability or obligation under Clauses 13.9 to 13.16 (both inclusive) in respect of any of the Seller Guaranteed Obligations unless the Seller has failed to pay or perform the Seller Guaranteed Obligations within five (5) Business Days of a written demand for such payment or performance from the Purchaser to the Seller and, after such time has elapsed, the Seller’s Parent shall forthwith upon demand unconditionally perform, or procure performance of, and satisfy, or procure the satisfaction of, the Seller Guaranteed Obligations in respect of which such default has been made in the manner prescribed by this Agreement as if it were the primary obligor and so that the same benefits shall be conferred on the Purchaser as they would have received if the Seller Guaranteed Obligations had been duly performed and satisfied by the Seller.

13.11
The guarantee under Clauses 13.9 to 13.16 (both inclusive) is to be a continuing guarantee and, accordingly, is to remain in force until all of the Seller Guaranteed Obligations have been performed or satisfied. This guarantee is in addition, and without prejudice, to and not in substitution for, any rights or security which the Purchaser may now or hereafter have or hold for the performance and observance of the Seller Guaranteed Obligations.

13.12
As a separate and independent stipulation, the Seller’s Parent agrees that any of the Seller Guaranteed Obligations which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity on or of the Seller or the dissolution, amalgamation, reconstruction or reorganisation of the Seller or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against, and recoverable from, the Seller’s Parent as though the same had been incurred by the Seller’s Parent and the Seller’s Parent were the sole or principal obligor in respect thereof and shall be performed or paid by the Seller’s Parent on demand.

13.13	The liability of the Seller’s Parent pursuant to, and in accordance with, Clauses 13.9 to 13.16 (both inclusive) shall not be affected, impaired, reduced or released by:

13.13.1	any variation of the terms of the Seller Guaranteed Obligations;

13.13.2	any forbearance, neglect or delay in seeking performance of the Seller Guaranteed Obligations or any granting of time for, or waiver in relation to, such performance;

13.13.3
the illegality, invalidity or unenforceability of, or any defect in, any provision of this Agreement or the Purchaser’s obligations or the Seller's obligations (as the case may be) under this Agreement;

13.13.4	any insolvency or similar proceedings of the Seller; or

13.13.5	any other fact or event which, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

13.14
Until all of the Seller Guaranteed Obligations have been irrevocably performed or satisfied, and unless the Purchaser otherwise directs, the Seller’s Parent shall not exercise any rights which it may have by reason of performance by it of its obligations under Clauses 13.9 to 13.16 (both inclusive).

13.15
The Seller’s Parent irrevocably and unconditionally agrees to indemnify and hold harmless the Purchaser on demand against any and all Losses incurred by the Purchaser as a result of any obligation of the Seller referred to in Clauses 13.9 to 13.16 (both inclusive) being or becoming void, voidable or unenforceable against the Seller for any reason whatsoever. The amount of the Losses shall be equal to the amount which the Purchaser would otherwise have been entitled to recover from the Seller.

13.16	The Seller’s Parent hereby warrants to the Purchaser that, as at the date of this Agreement:

13.16.1	the Seller’s Parent is a corporation duly incorporated under the laws of the State of Delaware;

13.16.2
the Seller’s Parent has all necessary power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Seller’s Parent is a party;

13.16.3
this Agreement and each other Transaction Document to which the Seller’s Parent is a party will, once executed, constitute valid, binding and enforceable obligations of the Seller’s Parent in accordance with their respective terms;

13.16.4	the execution and delivery of, and performance by the Seller’s Parent of its obligations under this Agreement and each other Transaction Document to which the Seller’s Parent is a party will not:

(a)	conflict with, or result in, any breach of any provision of the constitution of the Seller’s Parent;

(b)	conflict with, result in a breach of, or constitute a default under, any material agreement or instrument to which the Seller’s Parent is a party;

(c)	conflict with, or result in a breach of any law or regulation, or of any order, injunction, judgment or decree of any court, that applies to the Seller’s Parent; nor

(d)
save as set out in this Agreement, require the Seller’s Parent to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made as at the date of this Agreement; and

(e)	it has, and it will have, at all times, sufficient cash resources available to meet the Seller Guaranteed Obligations as and when they fall due.

14	PROTECTION OF GOODWILL

14.1	For the purposes of this Clause 14 the following words and expressions shall have the following meanings:

“Business Restricted Period” means the period commencing on the Completion Date and ending on the earlier of: (i) date that is fifteen (15) months after the Completion Date; and (ii) with respect to a subsidiary undertaking of the Seller, the date such undertaking ceases to be a subsidiary of the Seller;

“Relevant Business” means a provider of end-to-end lifecycle solutions for integrated fire and gas safety alarm systems in land, maritime, and offshore applications;

“Relevant Territory” means any country in which any Group Company has carried on the Business in the twelve (12) months period prior to Completion;

“Employee Restricted Period” means the period commencing on the Completion Date and ending on the earlier of: (i) date that is eighteen (18) months after the Completion Date; and (ii) with respect to a subsidiary undertaking of the Seller, the date such undertaking ceases to be a subsidiary of the Seller; and

“Seller Covenantors” means the Seller and the Seller’s Parent.

14.2
The Seller Covenantors acknowledge the importance of the goodwill and know-how of the Group Companies to the Purchaser which is reflected in the price paid by the Purchaser for the Shares. Accordingly, the Seller Covenantors are prepared to enter into the commitments contained in this Clause 14 to ensure that the Purchaser’s interest in that goodwill is properly protected and the Seller Covenantors agree (having taken independent legal advice) that the commitments contained in this Clause 14 are reasonable, necessary, and proportionate for the protection of the legitimate interests of the Purchaser and the Group Companies.

14.3
The Seller Covenantors undertake to the Purchaser (for themselves and as trustee for each of the Group Companies) that they will not, and will procure that they and none of their subsidiary undertakings from time to time will, whether alone or jointly with another, and whether directly or indirectly:

14.3.1
at any time during the Business Restricted Period, acquire an equity interest in any person (a “Target”) in any Relevant Territory where such Target or any subsidiary undertaking of the Target carries out any business (the “Proposed Business”) that is substantially similar to the Relevant Business; nor

14.3.2
at any time during the Employee Restricted Period, solicit or seek to solicit, or to terminate the employment agreement or contract for services, or hire, employ or engage, or endeavour to hire, employ or engage, any Senior Employee.

14.4	The restrictions in this Clause 14 shall not prevent the Seller Covenantors and their subsidiary undertakings from time to time from:

14.4.1
acquiring, or holding any interest in, any Target after the date of this Agreement, where the Target has not earned more than 10% of its revenue from the Proposed Business in any of the three (3) years prior to the relevant date of determination;

14.4.2
holding or being interested in up to 5% of the outstanding voting securities of a company listed on the Official List and admitted to trading by London Stock Exchange plc or traded on AIM or any other internationally recognized stock exchange;

14.4.3	employing any Senior Employee who responds to bona fide non-targeted recruitment advertisement;

14.4.4
employing any Senior Employee following the date on which their employment with any member of the Purchaser’s Group or the Group Companies (as applicable) terminates, provided that the Seller or its subsidiary undertakings have not directed or induced such Senior Employee to terminate their employment;

14.4.5	employing any Senior Employee who approaches the Seller Covenantors and/or their subsidiary undertakings on an unsolicited basis; or

14.4.6	taking actions which are necessary to comply with their respective obligations set out in Schedule 9 and Schedule 10.

14.5
The restrictions contained in this Clause 14 are considered to be reasonable, necessary, and proportionate by the Seller Covenantors in all respects, but if any of those restrictions are found to be void, illegal, invalid or unenforceable, but would be legal, valid or enforceable if some part of the provision or clause were deleted or modified, the provision or restriction or clause in question shall apply with such minimum deletion(s) or modification(s) as may be necessary to make it valid and enforceable.

14.6
The Seller Covenantors acknowledge that the Purchaser is accepting the benefit of the covenants contained in this Clause 14 both on its own behalf and on behalf of each of the Group Companies with the intention that the Purchaser may claim against the Seller Covenantors on behalf of any such person for loss suffered by that person as a result of any breach of any of the covenants contained in this Clause 14, provided, however, that the Purchaser and the relevant Group Company shall not be entitled to claim from the Seller Covenantors in respect of the same loss.

14.7	Each of the undertakings in this Clause 14 are given or entered into by the Seller and the Seller’s Parent as Seller Covenantors severally and not jointly or jointly and severally.

14.8
Without prejudice to any other remedy which may be available to the Purchaser, the Purchaser may be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in this Clause 14, it being acknowledged by the Seller Covenantors that an award of damages may not be an adequate remedy for such a breach.

14.9
For the avoidance of doubt, nothing in this Clause 14 shall apply to Sentinel Capital Partners, LLC, any Fund advised by or managed by Sentinel Capital Partners, LLC, a group undertaking of Sentinel Capital Partners, LLC and any portfolio or investee companies in which the Seller’s Parent has a direct or indirect equity interest (save for the Seller Covenantors and their subsidiary undertakings from time to time).

15	ANNOUNCEMENTS AND CONFIDENTIALITY

Announcements

15.1
With the exception of the Announcements, which shall be made on or after the date of this Agreement (or on such other date as may be agreed between the Seller and the Purchaser), no Party shall make any announcement, communication or circular concerning the existence or provisions of this Agreement or any other Transaction Document without the prior written approval of: (i) in the case that the proposed disclosing Party is the Seller or the Seller’s Parent, the Purchaser; or (ii) in the case that the proposed disclosing Party is the Purchaser or the Purchaser’s Parent, the Seller.

15.2
Nothing in Clause 15.1 shall prohibit a Party from making any announcement or despatching any circular or other public document as required by applicable laws or any Governmental Entity or security exchange to which that Party is subject, in which case, to the extent legally permitted, the announcement shall only be released or the circular or other public document despatched after consultation with: (i) in the case that the proposed disclosing Party is the Seller or the Seller’s Parent, the Purchaser; or (ii) in the case that the proposed disclosing Party is the Purchaser or the Purchaser’s Parent, the Seller, and after taking into account the reasonable requirements of such other Party as to the content of such announcement or circular or other public document.

Confidentiality

15.3
The Confidentiality Agreement shall terminate on execution of this Agreement, except for clause 8 of the Confidentiality Agreement which shall terminate on Completion, in each case without prejudice to any rights, liabilities or obligations that have accrued prior to such termination.

15.4
Subject to Clause 15.5, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:

15.4.1	the provisions of this Agreement or any Transaction Document;

15.4.2	the negotiations relating to this Agreement and all other Transaction Documents;

15.4.3	in the case of the Purchaser or the Purchaser’s Parent prior to Completion, any Group Company’s business or financial or other affairs;

15.4.4	in the case of the Seller on and from Completion, any Group Company’s business or financial or other affairs; or

15.4.5	any other Party or its Affiliates.

15.5	Notwithstanding Clause 15.4, a Party may disclose or use information if and to the extent that:

15.5.1	such disclosure or use is required by applicable law or regulation, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange;

15.5.2	such disclosure is reasonably made to a Tax Authority or is reasonably required to facilitate the management of the Tax affairs of the disclosing Party;

15.5.3	such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;

15.5.4
such disclosure is made to the professional advisers, auditors or bankers of a Party on a need-to-know basis, provided that the recipient has undertaken to comply with this Clause 15 in respect of such information as if it were a Party or the recipient otherwise has a duty (whether or not contractual) to keep such information confidential;

15.5.5
disclosure is made to actual or potential debt or equity financers (and their respective professional advisers) of the Purchaser or other member of the Purchaser’s Group in connection with the Transaction (including any agents, trustees, fiduciaries and/or custodians thereof) on a need-to-know basis, provided that the recipient has undertaken to comply with this Clause 15 in respect of such information as if it were a Party or the recipient otherwise has a duty (whether or not contractual) to keep such information confidential;

15.5.6	such disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in any Party;

15.5.7	the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement);

15.5.8
other than in the case of Clause 15.4.4, such disclosure is made to investors, potential investors, shareholders, potential shareholders, limited partners and potential limited partners and analysists of funds and other collective investments of funds managed and/or advised by the Purchaser or the Seller or any of their respective Affiliates, provided that such information is disclosed on a confidential basis; or

15.5.9
in the case of the Seller or the Seller’s Parent, the Purchaser has given its prior written consent or, in the case of the Purchaser or the Purchaser’s Parent, the Seller has given its prior written consent.

15.6
Before any information is disclosed pursuant to Clauses 15.5.1 or 15.5.3, the proposed disclosing Party shall (unless prohibited by law, regulation or any Governmental Entity) promptly notify: (i) in the case that the proposed disclosing Party is the Seller or the Seller’s Parent, the Purchaser; or (ii) in the case that the proposed disclosing Party is the Purchaser or the Purchaser’s Parent, the Seller, the circumstances of the disclosure and the information to be disclosed with a view to providing such other Party with the opportunity to contest, limit or agree the timing and content of such disclosure.

16	NOTICES

Service of notices

16.1
Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by overnight mail or airmail (pre-paid and signed for in each case) or by email to the address or email address (as applicable) given below, or to such other address or email address as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address or email address (as applicable) from the date on which notice of the new address is deemed to be served under this Clause 16).

Seller and Seller’s Parent:
For the attention of:	The directors
Address:	Sentinel Capital Partners, LLC c/o Sentinel Capital Partners 1 Vanderbilt Ave, 53rd Floor, New York, NY 10017
Attention:	Eric Bommer Joshua Garrett Vincent Taurassi
Email address:	[***] [***] [***]
Copy to:	Seller’s Solicitors, for the attention of Dipak Bhundia and Victoria Legg or by email to dipak.bhundia@kirkland.com and victoria.legg@kirkland.com
Purchaser and Purchaser’s Parent:
For the attention of:	Chief Legal Officer
Address:	MSA Safety Incorporated 1000 Cranberry Woods Drive Cranberry Township, PA 16066 USA
Email address:	[***]
Copy to:	Purchaser's Solicitors, for the attention of David Grubman and Thomas Thesing or by email to david.grubman@sidley.com and tthesing@sidley.com

16.2	Any notice served in accordance with Clause 16.1 shall be deemed to have been received:

16.2.1	if delivered by hand, at the time of delivery;

16.2.2	if sent by overnight mail, at 9.30 am on the second day after (and excluding) the date of posting;

16.2.3	if sent by airmail, at 9.30 am on the fifth day after (and excluding) the date of posting; or

16.2.4
if sent by email, at the time of transmission by the sender, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient, provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

16.3
For the purposes of this Agreement, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any Party by email, the place of receipt shall be deemed to be the address specified for service on that Party by post.

16.4
In proving receipt of any notice served in accordance with Clause 16.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for overnight mail or airmail letter, or that the email was sent to the correct email address.

16.5	Subject to Clause 18.31, this Clause 16 shall not apply to the service of any proceedings or other documents in any legal action.

17	METHOD OF PAYMENT

17.1	All sums payable under this Agreement shall be paid in immediately available funds by electronic transfer to the following accounts:

17.1.1	in the case of the Seller, the Seller’s Account (or such other account as may otherwise be agreed between the Purchaser and the Seller); or

17.1.2
in the case of any other Party, such other account, the details of which may be notified from time to time by that Party to the other Parties by no later than two Business Days prior to the date on which such payment becomes due and payable (the “Due Date”).

17.2
If any sum due for payment by a Party to this Agreement under or in accordance with this Agreement is not paid on the Due Date, the Party in default shall pay Default Interest on that sum from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

17.3
All sums payable by any Party (the “Paying Party”) to another Party (the “Receiving Party”) pursuant to this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever, except only as may be required by applicable law. If any such deductions, withholdings, set-offs or counterclaims are required, then (save in respect of a payment of interest or any payment of the Consideration or any payment under Clause 3.5) the Paying Party shall pay such additional sum as shall, after such deduction, withholding, set-off or counterclaim has been made, leave the Receiving Party with the same amount as it would have been entitled to receive in the absence of any such deduction, withholding, set-off or counterclaim.

17.4
The Purchaser warrants to the Seller that, as at the date of this Agreement, it is not aware of any requirement under the applicable law of the Purchaser’s jurisdiction of incorporation or (if different) Tax residence to withhold or deduct an amount for or on account of Tax from any payment of the Consideration. If the Purchaser becomes aware of any such requirement, the Purchaser shall notify the Seller as soon as reasonably practicable and shall reasonably and in good faith cooperate with the Seller in efforts to obtain any available reduction of, or relief from, such deduction or withholding.

17.5
Where any payment is made under this Agreement pursuant to an indemnity, covenant, compensation or reimbursement provision (including, for the avoidance of doubt, the payment of any Leakage, but excluding any payment under Clause 3.5) and that sum is subject to a charge to Tax in the hands of the Receiving Party (or would have been but for the utilisation of a Relief) then, in addition to the sum payable, the Paying Party shall pay such additional sum as will ensure that, after the payment of such Tax, the Receiving Party shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax.

17.6
No additional payment shall be made pursuant to Clause 17.3 or 17.5 following the assignment of this Agreement (or relevant rights hereunder) or the change in Tax residence of the Receiving Party to the extent such deduction, withholding, set-off or counterclaim would not have arisen on any payment made to the Receiving Party prior to the assignment or change in Tax residence and no additional payment shall be made pursuant to Clause 17.3 to the extent such deduction, withholding, set-off or counterclaim has already been taken into account in calculating the amount of damages awarded pursuant to a Seller Claim, Tax Claim or Leakage Claim.

18	GENERAL

Further assurances

18.1
On request by any Party, each Party shall, as soon as reasonably practicable insofar as he is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

Termination

18.2	If this Agreement is terminated pursuant to Clauses 4.8, 7.3.3 or 7.4.3, the Parties shall have no further obligations under this Agreement, provided that:

18.2.1	the Surviving Provisions shall survive termination; and

18.2.2
for the avoidance of doubt, termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement or at law.

18.3	Save for the termination provisions set out in Clauses 4.8, 7.3.3 or 7.4.3, no Party is entitled to terminate this Agreement.

Costs

18.4
Except for any Permitted Leakage and unless expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents, but this Clause 18.4 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document.

18.5
The Purchaser shall bear the cost of all notarial or registration fees and all stamp, transfer, sales or other similar Tax (including any interest, penalties, fines, surcharges and/or charges in respect thereof) (each a “Transfer Cost”) arising from the transfer of the Shares pursuant to this Agreement. The Purchaser shall be responsible for arranging the payment of such Transfer Costs.

18.6	The Purchaser shall bear all filing fees required to satisfy the Conditions and shall be responsible for arranging the payment of any such fees.

VAT

18.7
All amounts payable by or on behalf of the Purchaser pursuant to this Agreement are exclusive of VAT unless stated otherwise in this Agreement. If any such amount is treated in whole or in part as consideration for a taxable supply for VAT purposes but is not stated to be inclusive of VAT, the person paying the relevant amount shall, together with the relevant amount, pay an amount equal to (or, if the reverse charge procedure applies, account for any) VAT due in respect of the taxable supply, subject to the provision of a valid VAT invoice by the person treated as making the taxable supply to the person treated as receiving the taxable supply.

18.8
Save as otherwise stated herein, where any person is required under this Agreement to pay, indemnify or reimburse another person for any fees, costs and/or expenses, the amount to be paid, indemnified or reimbursed shall include any amount in respect of VAT comprised in such costs or expenses to the extent the latter person has certified, acting reasonably, such VAT is not recoverable (whether by repayment, refund, credit or otherwise) by the latter person or by any member of a group, consolidation or fiscal unity of which the latter person is a member for VAT purposes.

Tax Covenant

18.9	The provisions of the Tax Covenant shall come into force on Completion.

Assignment

18.10
No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of: (i) in the case that the Seller or the Seller’s Parent is the proposed assigning Party, the Purchaser; or (ii) in the case that the Purchaser or the Purchaser’s Parent is the proposed assigning Party, the Seller, provided that:

18.10.1
this Agreement and the benefits arising under it may be assigned in whole or in the part by the Seller to the Seller’s Parent or any member of the Seller’s Group (provided that if such assignee ceases to be a member of the Seller’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Seller immediately prior to such cessation);

18.10.2
this Agreement and the benefits arising under it may be assigned in whole or in the part by the Purchaser to the Purchaser’s Parent to any member of the Purchaser’s Group to whom the Purchaser transfers any of the Shares (provided that if such assignee ceases to be a member of the Purchaser’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Purchaser immediately prior to such cessation); and

18.10.3
this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with the Transaction and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security, and in each case, the assigning Party shall give written notice of such assignment to the other Party, such notice to contain full details of such assignment.

18.11
In the case of an assignment pursuant to Clause 18.10 above, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

18.12	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 18.10 is ineffective.

18.13
The Parties acknowledge and agree that the Seller shall not be liable to any assignee of the Purchaser to the extent that such liability would not have arisen or been incurred or would have been less had the relevant assignment not taken place.

Variation

18.14	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Seller and the Purchaser.

Rights of third parties

18.15
Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

Entire agreement

18.16
The Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction.

18.17
Each Party acknowledges and agrees that, in entering into this Agreement and the Transaction Documents, it has not relied and it not relying on, and shall have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a Party or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Agreement or any other Transaction Document whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

18.18
It is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.

18.19
If and to the extent that any part of Clause 18 should be held not to exclude reliance upon any representation, statement, assurance or warranty whether oral or written of any person (whether Party to this Agreement or not) other than those expressly set out in this Agreement and the Transaction Documents, each Party (for itself and on behalf of each other member of the Purchaser’s Group or the Seller’s Group, as applicable) unconditionally and irrevocably waives any claim or remedy which it or they have in relation to any such representation statement, assurance or warranty.

18.20	This entire agreement clause does not limit or exclude any liability for fraud.

Inconsistency

18.21	If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.

Remedies

18.22
The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

Waiver

18.23
Other than where a waiver is expressly contemplated in this Agreement, any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

18.24	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

18.25	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

18.26
Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Severance

18.27
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority in any jurisdiction, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

18.28
If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable and, if necessary, the Parties shall negotiate in good faith to amend the provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties’ original commercial intention.

Exchange Rate

18.29	In the context of any Seller Claim or Leakage Claim, any amount forming part of:

(a)	any Leakage Amount in respect of such Leakage Claim; or

(b)	any amount of alleged Losses claimed in respect of such Seller Claim,

and which is denominated in any currency other than USD shall be converted from such currency into USD at the Exchange Rate on the date when the Leakage or such Losses were paid or incurred, respectively.

Counterparts and duplicates

18.30
This Agreement may be executed in any number of counterparts but shall not be effective until each Party has executed and delivered at least one (1) counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original.

Agent for service of process

18.31
Each of the Parties undertakes to ensure that at all times a person with an address in England is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) (the “Process Agent”). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by the relevant Party.

18.32	At the date of this Agreement:

18.32.1	the Seller and the Seller’s Parent has appointed Detector Electronics (U.K.) Limited of Rourke House Office G11, Watermans Business Park, The Causeway, Staines, England, TW18 3BA;

18.32.2	the Purchaser and the Purchaser’s Parent have appointed MSA (Britain) Limited of Unit 9 Beeches Industrial Estate, Yate, England, BS37 5QT; and

in each case, as their respective Process Agents.

18.33
If any Process Agent ceases to be able to act as process agent or no longer has an address in England, the Party which appointed that Process Agent shall immediately appoint a replacement Process Agent and deliver, in the case of the Seller or the Seller’s Parent, to the Purchaser, and, in the case of the Purchaser or the Purchaser’s Parent, to the Seller, a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.

18.34	The Parties irrevocably agree that any proceedings or document served on the Process Agent will be validly served if delivered in accordance with Clause 16.

18.35	Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Governing law

18.36
This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the laws of England and Wales.

Jurisdiction

18.37
The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement).

This Agreement is entered into by the Parties on the date written at the beginning of this Agreement.

EXECUTED by	)
AUTRONICA FINCO LUX S.À R.L.	)
acting by	)
Rajan Goel	)
being a person who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is	)
acting under the authority of the company	)
/s/ Rajan Goel
Authorised Signatory

[Aegir – Signature Page to the SPA]

EXECUTED by	)
SPECTRUM SAFETY SOLUTIONS PURCHASER, LLC	)
acting by	)
Rajan Goel	)
being a person who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is	)
acting under the authority of the company	)
/s/ Rajan Goel
Authorised Signatory

[Aegir – Signature Page to the SPA]

EXECUTED by	)
AEGIR SAFETY HOLDINGS AS	)
acting by	)
Julie A. Beck	)
being a person who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is	)
acting under the authority of the company	)
/s/ Julie A. Beck
Director

EXECUTED by	)
MSA SAFETY INCORPORATED	)
acting by	)
Julie A. Beck	)
being a person who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is	)
acting under the authority of the company	)
/s/ Julie A. Beck
Senior Vice President, Chief Financial Officer and Treasurer

[Aegir – Signature Page to the SPA]

Schedule 1
Group Companies
[***]

Schedule 2
Conduct of Business Prior to Completion
[***]

Schedule 3
Completion Obligations
[***]

Schedule 4
Permitted Leakage

1
Any amounts incurred or paid or liability, cost, fee or expense incurred by or on behalf of any Group Company (in each case, together with any Tax thereon) in connection with any matter undertaken after the date of this Agreement at the specific written request of, or with the prior written agreement of, the Purchaser, as well as the amount of, Permitted Leakage.

2	Any payment expressly provided for or expressly required under the terms of any Transaction Document, in each case subject to the relevant financial caps and limitations in respect of such payment.

3
Any amounts incurred or paid or agreed to be paid or payable or liability, cost, fee or expense incurred which is specifically accrued or provided for in the Locked Box Accounts and/or listed as a deduction in the EV to Equity Bridge.

4
Any payments made or agreed to be made by or on behalf of any Group Company in respect of any goods or services provided by the Seller or any of its Affiliates to any member of the Group under any of the Intra-Group Service Agreements or any of the Intra-Group Supply Agreements, and any costs or expenses (in each case, together with any Taxes payable thereon) reasonably incurred by or on behalf of the Seller or any of its Affiliates for the benefit of any Group Company and charged or recharged to the Group, in each case, in the ordinary course of business consistent with past practice and in accordance with the terms of any of the Other Intra-Group Service Agreements or any of the Intra-Group Supply Agreements, but excluding any Separation Costs and any payments for services falling within paragraph 5 below.

5
Any payment by any Group Company (together with any Tax thereon) in respect of management or monitoring services provided by the Seller or any of its Affiliates (including, for the avoidance of doubt, Sentinel Capital Partners, LLC) pursuant to the Intra-Group Services Agreement and otherwise on a basis which is consistent with past practice, in an aggregate amount not exceeding USD 233,000 (inclusive of Tax payable in respect thereof) on a monthly basis during the period between the Locked Box Date and the Completion Date.

6
Any services provided by any Group Company or Employees thereof to the Seller’s Group as part of ordinary course secondment of employment to the relevant member of the Seller’s Group consistent with past practice or contractual obligations existing on the date hereof and otherwise in the ordinary course of the business (together with any Tax payable thereon).

7
Any amounts incurred, interest accrued or payments made, or agreed to be made (together with any Tax payable thereon): (i) in the ordinary course of the Group’s trading activities with any member of the Seller’s Group (including the incurrence, accrual or payment of some or all of the Intra-Group Payables); and (ii) (x) on arm’s length terms; or (y) consistent with past practice, but in each case, excluding any Separation Costs.

8	Any amounts incurred or paid or payable (including any disbursements) in respect of the Disclosed Transaction Costs or the Disclosed Transaction Bonuses.

9	Any amounts incurred or paid or payable in respect of the Separation Costs up to a maximum of the amount of the Separation Cost Cap.

10
Any amounts incurred or paid or agreed to be paid or payable or liability, cost, fee or expense incurred in the ordinary course of the Group’s sourcing or procurement activities, or in respect of goods or services provided, sourced or procured by or through the Seller or any of its Affiliates to or for the benefit of any Group Company (together with any Tax payable thereon), in each case consistent with past practice, but excluding any Separation Costs.

11	Any amount which the Purchaser and the Seller expressly agree in writing shall constitute Permitted Leakage.

Schedule 5
Warranties

DEFINITIONS

“Accounts” means the separate audited financial statements of each Audited Group Company for the financial year ended on the Accounts Date, contained in folder 4.1.2.1.1.8 of the Data Room;

“Accounts Date” means 31 December 2024;

“Anti-Corruption Laws” means all applicable laws in connection with anti-bribery and anti-corruption (governmental or commercial) or terrorism or money laundering, including without prejudice to the generality of the foregoing;

(a)	the United States Foreign Corrupt Practices Act (“FCPA”);

(b)	the United Kingdom Bribery Act 2010 (the “Bribery Act”); and

(c)	any other applicable law which:

(i)	prohibits the conferring of any gift, payment or other benefit on or trading in influence with respect to a person or any officer, employee, agent or adviser of such person; and/or

(ii)
is broadly equivalent to the FCPA and/or the Bribery Act or was intended to enact the provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 or which has as its objective the prevention of corruption;

“Audited Group Companies” means: (a) the Company; (b) Autronica Fire and Security AS; (c) Autronica Buyer Denmark ApS; (d) Autronica Fire and Security Denmark Holding ApS; and (e) Autronica Fire and Security ApS (and each an “Audited Group Company”);

“GAAP” means the generally accepted accounting principles in the jurisdiction in which the relevant Group Company is incorporated as of the relevant balance sheet date;

“Group Insurance Policies” means the insurance policies relating to the Group Companies and available at folder 10.1 in the Data Room, excluding insurance policies that fund any employee benefit plan;

"Group Software" means the AutroMaster Mobile digital platform and any other proprietary software owned or purported to be owned by a Group Company, including current versions thereof, and all related documentation, manuals, source code and object code, data models and other materials;

“IFRS” means the International Financial Reporting Standards and related interpretations issued or adopted by the International Accounting Standards Board;

“Management Accounts” means the unaudited pro forma consolidated profit and loss management accounts of the Group for the period commencing on the date immediately following the Locked Box Date and ending on 31 December 2025;

“Markets” means the maritime, energy, petrochemical, oil and gas, clean energy, industrial and commercial markets, anywhere in the world;

“Pension Schemes” means the pension schemes sponsored by the Group Companies and available at folder 5.4 in the Data Room;

“Products” means the products and solutions which have been or are designed, engineered, developed, manufactured, sourced, distributed, sold, supplied, installed, serviced and/or maintained by the Group, including fire and gas safety systems (including AutroPrime, AutroGuard, AutroMaster and AutroFlame), presentation systems (including the AutroMaster Integratred Safety and Emergency Management System), voice alarm systems (including AutroVoice), fire suppression systems, emergency light systems, omicron special detection equipment and components (including in each case any components thereof and any related spare parts);

“Relevant Period” means the period commencing six (6) years before the date of this Agreement and ending on the date of this Agreement;

“Relevant Tax Period” means the period commencing four (4) years before the date of this Agreement and ending on the date of this Agreement;

“Sanctioned Person” means a person or entity: (a) designated on any Sanctions List; (b) that is, or is part of, a government of a Sanctioned Territory; (c) that is owned, directly or indirectly, or otherwise controlled by any one or more of the foregoing (as such terms are defined or interpreted under applicable Sanctions Laws); or (d) that is located, organised or residing in any Sanctioned Territory;

“Sanctioned Territory” means any country or other territory that is subject to comprehensive country- or territory-wide Sanctions Laws, including at present Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine;

“Sanctions Laws” means all applicable laws relating to economic, financial or trade sanctions, including export controls and import restrictions, as administered or enforced by (a) the United States of America, (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) the United Kingdom; (e) Norway and (f) Denmark;

“Sanctions List” means any list of persons or entities subject to or targeted by asset freezes or blocking sanctions under Sanctions Laws, including: (a) the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission; (b) the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation, His Majesty’s Treasury of the United Kingdom; and (c) the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, each as amended and updated from time to time;

“Seller Business Entity” means: (i) the Seller; (ii) the Seller’s Parent; and (iii) any member of the Seller’s Group whose directors, officers or employees (or any of them) are engaged in the Business or are otherwise Incoming Transferring Employees; and

“US GAAP” means generally accepted accounting principles in the United States of America as of the relevant balance sheet date.

1.	Seller Warranties

1.1
The Seller is validly formed, in existence and duly registered under the laws of its jurisdiction of formation and has full power and authority to enter into, and has taken all actions necessary, to deliver and perform its obligations under this Agreement and each other Transaction Document to which the Seller is a party.

1.2
This Agreement and each other Transaction Document to which the Seller is a party will, when executed, constitute valid, binding and enforceable obligations of the Seller in accordance with their respective terms.

1.3
The Seller has obtained all corporate authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would materially and adversely affect its ability to enter into and perform its obligations under this Agreement.

1.4	The execution and delivery of, and the performance by the Seller of its obligations under this Agreement will not:

1.4.1	conflict with or result in a breach of any provision of the constitutional documents of the Seller;

1.4.2	conflict with, result in a breach of or constitute a default under, any material agreement or instrument to which the Seller is a party;

1.4.3	conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Seller; nor

1.4.4
save as set out in this Agreement, require the Seller to obtain any material consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement.

1.5
The Seller is not insolvent or bankrupt under any applicable insolvency or bankruptcy laws applicable to the Seller nor is it unable to pay its debts as they fall due within the meaning of any laws relating to insolvency or bankruptcy applicable to the Seller. As far as the Seller is aware, there are no winding up, bankruptcy or insolvency proceedings concerning the Seller and no events have occurred which would justify such proceedings.

2.	Group corporate information

The Company

2.1
The particulars of the Company contained in Part A of Schedule 1 are true and accurate. The Company is validly incorporated, in existence and duly registered under the laws of the country of its incorporation.

2.2
The Seller is the sole legal and beneficial owner of the Shares and has the right to exercise all voting and other rights over the Shares and the right, power and authority to sell and transfer the full legal and beneficial ownership of such Shares and such Shares are fully paid-up.

2.3	Other than in respect of the Debt Security which shall be discharged upon Completion, there are no Encumbrances affecting any of the Shares, nor is there any agreement to create any such Encumbrance.

2.4
The Shares comprise the entirety of the issued and allotted share capital of the Company and have been properly and validly issued and allotted. The Shares are the only securities (whether equity or debt, and including options, warrants, rights of conversion, phantom units and similar) issued by the Company.

2.5
No right has been granted to any person (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right to any person over, or an interest in, the capital of the Company under any option, agreement, warrant or other arrangement (including conversion rights and rights of pre-emption).

The Group Companies

2.6	Each Group Company is duly incorporated and/or formed and is validly existing under the laws of the jurisdiction of its incorporation and/or formation.

2.7
The particulars contained in Part B of Schedule 1 are true and accurate and Part B of Schedule 1 lists all of the direct and indirect subsidiaries of the Company and other than the Subsidiaries no Group Company has any interest in any other body corporate, partnership or any other form of unincorporated association.

2.8
The shares in the Subsidiaries set out in Part B of Schedule 1 comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and are each fully paid or credited as fully paid. Such shares are the only securities (whether equity or debt, and including options, warrants, rights of conversion, phantom units and similar) issued by each Subsidiary. The Company and its Subsidiaries (as the case may be) have full legal and beneficial ownership to the shares of the Subsidiaries as set out in Part B of Schedule 1.

2.9
There are no Encumbrances affecting any of the shares in any Subsidiary nor is there any agreement to create any such Encumbrance other than the Encumbrances set out in document 2.2.1.1.10, 4.5.4.1 and 4.5.4.2 of the Data Room which are to be released on Completion pursuant to the terms of this Agreement and the Deed of Release.

2.10
No person other than a Group Company has the right (whether exercisable now or in the future) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital, or any other security giving rise to a right over, or an interest in, the capital or securities of any Subsidiary under any option, agreement or other arrangement (including conversion rights and rights of pre-emption) and no person has claimed any such right in the Relevant Period.

2.11	No Group Company has any interest in, or has agreed to acquire, any share capital or other security of any other entity (wherever incorporated and/or formed) other than the Subsidiaries.

2.12
No Group Company has executed any power of attorney or conferred on any person (other than those given to its directors, officers and Employees in the ordinary and usual course of business or to the holder of an Encumbrance solely to facilitate its enforcement) any authority to enter into any transaction on behalf of that Group Company in any way and which power of attorney remains in force.

2.13
There is no litigation, arbitration, prosecution, administrative or other legal proceedings or disputes in existence or expressly threatened in respect of the Shares or the shares in any Group Company and there are no facts which might reasonably be expected to give rise to any such proceedings or any dispute.

Constitutional Documents and Corporate Registers

2.14	The statutory books and records required to be maintained by each Group Company under the applicable law of the jurisdiction of its incorporation and/or formation:

2.14.1	are up-to-date;

2.14.2	are maintained in accordance with applicable law;

2.14.3	contain records of all matters required to be dealt with in such statutory books, in each case in all material respects; and

2.14.4	during the Relevant Period no Group Company has received any notice or allegation from a relevant registrar or regulatory authority that any of them should be rectified.

2.15	All statutory books referred to in paragraph 2.14 are in the possession (or under the control) of the relevant Group Company.

2.16	True and complete copies of the articles of association or bylaws or any similar constitutional document of each Group Company are included in the Data Room.

3.	Accounts

Locked Box Accounts

3.1	The Locked Box Accounts:

3.1.1	have been prepared with due care, having regard to their nature and purpose; and

3.1.2
having regard to the purposes for which they were prepared (including the fact that they: (i) are not audited and are derived from underlying books and records in respect of which cut-off and closing procedures have not been performed to the same standard as for year-end accounts (provided that none of the absent footnotes and normal year-end adjustments (in the case of the Locked Box Accounts) are material, individually or in aggregate); and (ii) are derived from underlying books and records and from the pro forma consolidated accounts of the Group prepared in accordance with US GAAP in force as at the Locked Box Date), do not materially misstate the assets and liabilities of the Group (including Tax liabilities calculated as if the tax year ended on the Locked Box Date) as at the Locked Box Date.

Management Accounts

3.2	The Management Accounts:

3.2.1	have been prepared with due care, having regard to their nature and purpose;

3.2.2
having regard to the purposes for which they were prepared (including the fact that they are not audited and are derived from underlying books and records in respect of which cut-off and closing procedures have not been performed to the same standard as for year-end accounts, provided that none of the absent footnotes and normal year-end adjustments are material, individually or in aggregate), do not materially misstate the results of the Group (including profits and losses) in the relevant period.

3.3
The Management Accounts have been prepared using accounting policies, principles and practices consistent with those used in the preparation of the Accounts, save for the absence of year‑end audit adjustments and normal management-level estimates, and give a fair view of the results for the relevant period in all material respects.

Accounts

3.4	The Accounts:

3.4.1	have been prepared and audited in accordance with applicable laws and GAAP in force at the date to which they were prepared;

3.4.2
give a true and fair view of the state of affairs, assets and liabilities of the relevant Audited Group Company as at the Accounts Date and of the profit and loss of the relevant Audited Group Company for the financial year ended on the Accounts Date;

3.4.3
make adequate disclosure of, and provision for, all obligations and liabilities of the relevant Audited Group Company that are required to be disclosed or provided for pursuant to applicable laws and GAAP;

3.4.4
have been prepared using the accounting policies, principles, estimation techniques, measurement bases, practices and procedures on a basis consistent with that adopted for the annual accounts of the relevant Audited Group Companies for the three preceding accounting periods; and

3.4.5	GAAP has been consistently applied to the Accounts during the last three financial years, unless otherwise is explicitly stated in the notes to the Accounts.

Accounting records

3.5	The accounting records of each Group Company:

3.5.1	have at all times been kept on a proper and consistent basis in accordance with applicable law in all material respects;

3.5.2	are up-to-date, and contain materially complete and accurate details of the business of the Group Company concerned and of all matters required by law to be entered in them;

3.5.3	contain or reflect no material inaccuracies or discrepancies of any kind; and

3.5.4	during the Relevant Period no Group Company has received any notice or allegation from its auditors or any relevant regulatory authority that any of them should be rectified.

3.6
Each Group Company has established a system of internal accounting controls which is designed to provide appropriate assurance regarding the reliability of financial reporting and transactions are recorded by each Group Company as necessary to permit preparation of financial statements in accordance with GAAP.

3.7	During the Relevant Period, in relation to each Group Company there has been no:

3.7.1	significant deficiency or weakness in any system of internal accounting controls used by each Group Company;

3.7.2	fraud or other material wrongdoing committed by any of the management or other employees of each Group Company who have a role in the preparation of the financial statements of each Group Company; nor

3.7.3	any claim or allegation regarding any of the foregoing.

4.	Financial obligations

Financial Facilities

4.1
Details of all bank overdrafts, loans or other financial facilities or debt instruments, whether outstanding or available to the Group are contained in the Data Room and the Group is in compliance in all material respects with all such facilities in accordance with their terms.

4.2
No Group Company is a party to any contract under which it has the right to borrow money from third parties (excluding for these purposes, intra-group agreements, forward sale or purchase agreements or conditional sale agreements or other transactions having the commercial effect of borrowing) other than pursuant to the Existing Facilities, the Existing Commercial Account Agreement and the Existing HSBC Facility Agreement.

4.3	No Group Company has received written notice to repay (either in whole or in part) any of the Existing Facilities in advance of their stated maturity date.

4.4
The amounts borrowed by each Group Company do not exceed any overdraft limits, or any limitations on borrowings contained in the Existing Facilities Agreement or the Existing HSBC Facility Agreement, and no Group Company has defaulted on any of its obligations under the Existing Facilities Agreements or the Existing HSBC Facility Agreement.

4.5	Except for the Existing Facilities, amounts relating to the Intra-Group Payables or trade debts arising in the ordinary and usual course of business, each Group Company:

4.5.1	has no outstanding loan capital;

4.5.2	has not incurred or agreed to incur any borrowing that it has not repaid or satisfied;

4.5.3	has not incurred or agreed to incur any borrowing with a value in excess of USD 1,000,000; and

4.5.4
has no outstanding indebtedness owed to or by any Group Company (or as the case may be, any director, officer, employee, contractor or shareholder of any Group Company or any Connected Person of such person), other than: (i) as set out in the Accounts or the Locked Box Accounts; (ii) in the ordinary course of business; or (iii) the interest bearing promissory note in the aggregate principal amount of USD 1,052,442 issued by the Company (as lender) to Sindre Utne (as borrower).

Guarantees

4.6
Other than those entered into in connection with (i) the Existing Facilities (ii) the Existing Letters of Credit or (iii) in the ordinary and usual course of business, no Group Company is party to or liable under a payment or performance guarantee, indemnity or other agreement to secure or incur a financial or other obligation of any person other than another Group Company.

Liabilities

4.7
No Group Company has any outstanding liability (whether actual or contingent) or obligations in excess of USD 500,000 individually or USD 1,000,000 in the aggregate except for liabilities and obligations that:

4.7.1	are Disclosed in the Disclosure Letter or the Data Room;

4.7.2	are identifiably disclosed, accrued or specifically reserved against in the Accounts, Management Accounts or the Locked Box Accounts;

4.7.3	were incurred subsequent to the Locked Box Date in the ordinary course of business; or

4.7.4	are Transaction Bonuses, Transaction Costs or Separation Costs.

5.	Business since the Locked Box Date

Since the Locked Box Date:

5.1.1
the Business has been carried on as a going concern in the ordinary and usual course consistent with past practices, without any material interruption or material alteration to its nature, scope or manner;

5.1.2	there has been no material adverse change in the financial or trading position of any Group Company;

5.1.3
no Group Company has suffered any casualty, material damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of god;

5.1.4	no dividend or other distribution of capital or income has been declared, made or paid by any Group Company other than to another Group Company;

5.1.5	no Group Company has allotted or issued or agreed to allot or issue any share capital other than to another Group Company giving rise to a right over its capital;

5.1.6	no Group Company has redeemed or purchased or agreed to redeem or purchase any of its shares;

5.1.7	no change in the accounting reference period of any member of the Group has been made;

5.1.8	there has not been any material acceleration of collection of accounts receivable by any Group Company outside the ordinary and usual course of business;

5.1.9	each Group Company has continued to pay its creditors in accordance with its terms in the ordinary and usual course of business;

5.1.10
there has not been any material increase in the compensation of directors, officers, employees, agents, independent contractors or consultants of any Group Company, other than in accordance with applicable law or contractual obligations relating to such individuals in effect as at the Locked Box Date;

5.1.11
no Group Company has entered into any agreement or incurred any commitment involving any capital expenditure in excess of USD 500,000 in relation to any one item or in excess of USD 1,000,000 in aggregate, and which is not reflected in the Locked Box Accounts;

5.1.12
no Group Company has entered into any binding contract, commitment or arrangements with a value exceeding USD 3,000,000 per annum, which by its terms is not terminable on 12 months notice or less, other than (i) pursuant to or in connection with contractual obligations in effect as at the Locked Box Date (including renewals or extension of existing arrangements on substantially similar terms), (ii) in the ordinary course of its business or (iii) in connection with the transactions contemplated by the Transaction Documents; and

5.1.13
no Group Company has instituted, settled or compromised any litigation or other formal dispute proceeding which could reasonably be expected to result in a payment to or by a Group Company in excess of USD 250,000, other than debt collection in the ordinary course of business.

6.	Intellectual Property, Information Technology and Data Protection

6.1	For the purposes of this paragraph 6:

“Business IT Systems” means all Information Technology, including the Group Software, which is either owned, used or licensed by or otherwise made available to any Group Company, and which is material to the Business as at the date of this Agreement;

“Data Protection Legislation” means all laws in any relevant jurisdiction relating to the processing or protection of personal data or personal information which are applicable to the Group Companies, including (to the extent applicable) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “EU GDPR”) and the EU GDPR as transposed into United Kingdom national law by operation of section 3 of the European Union (Withdrawal) Act 2018, and the Danish Act on Processing of Personal Data;

“Information Technology” means: (i) computer hardware and computer systems, including communication systems and network and telecommunications equipment; (ii) computer software, including associated documentation; (iii) all databases, data repositories, interfaces, application programming interfaces and integrations; and (iv) cloud services, hosting environments, virtual infrastructure and platforms;

"Know-how" means all industrial and commercial information and techniques (whether or not in any form such as paper, electronically stored data, magnetic media and film) including inventions, discoveries, improvements, technical information, methods, tests, reports, designs, drawings, specifications, component lists, manuals, process descriptions, formulations and recipes;

"Open Source Components" means any software which is subject to license terms and conditions currently listed at http://opensource.org/licenses/ or meeting the criteria listed at http://www.opensource.org/docs/definition.php or which is subject to any free or open source license terms substantially similar to the aforementioned;

“Owned IPR” means such Intellectual Property Rights which are owned or purported to be owned by a Group Company;

“IP Licence” means any licence or agreement under which any Group Company uses or exploits Intellectual Property Rights that are material to the Business and IP Licences means more than one of them;

“IT Contracts” means all agreements under which any third party (including any member of the Group and any source code deposit agent) provides any element of, or services relating to, the Business IT Systems; and

“Registered IPR” has the meaning given to it in paragraph 6.2.

Intellectual Property

6.2	Details of all registered Owned IPR (including those for which applications to registration has been made) (the “Registered IPR”) are Disclosed in the Data Room.

6.3
With respect to the Registered IPR: (i) all renewal, application and other official registry fees due prior to the date of this Agreement have been paid in full; (ii) all steps required for the maintenance, protection and enforcement of the Registered IPR have been taken; and (iii) no act has been done by any Group Company, which may render any Registered IPR subject to revocation, amendment, withdrawal, invalidation, cancellation, suspension or imposition of restrictive covenants or prevent the registration of any pending application or renewal.

6.4
The Group Companies own all legal and beneficial right and title in the Owned IPR free from Encumbrances. Any Owned IPR that has been invented, created or developed by or on behalf of the Group Companies, including by (current or former) employees, consultants, independent contractors or other third-parties have been fully and validly transferred to the relevant Group Companies. No such person or entity has any rights, interests or claims with respect to any Owned IPR.

6.5
Each Group Company has a valid and enforceable right (whether by ownership or licence) to use all Intellectual Property Rights which are material to the operation of the Business, for all purposes necessary to conduct the Business in the manner in which those Intellectual Property Rights have been used in the ordinary course during the Relevant Period.

6.6
There are no restrictions on a Group Company’s use of the Owned IPR, which restrict in any material respect the freedom of any Group Company to carry out its business as carried out at the date of this Agreement.

6.7
All IP Licences are valid, binding and in full force and effect. No Group Company is in material breach of, or has during the Relevant Period materially breached, any IP Licence nor has any Group Company received written notice from, or served written notice on, any counterparty to an IP Licence in the three (3) year period prior to the date of this Agreement that such Group Company or such counterparty (as applicable) is in actual or potential material breach of such IP Licence.

6.8
Neither the Business nor the Owned IPR has during the Relevant Period infringed the Intellectual Property Rights of any third party. In the three (3) year period prior to the date of this Agreement: (i) no Group Company has received a written notification from any third party claiming that the Business of any Group Company (nor Seller Business Entity in relation to the Business) infringes or is reasonably likely to infringe any Intellectual Property Rights of any third party; and (ii) no Group Company has sent any written notification to any third party claiming that such third party infringes or is reasonably likely to infringe any Owned IPR.

6.9
All Know-how and confidential information (including trade secrets) which is material to the Business has been kept confidential and has not been disclosed other than: (i) in the ordinary and usual course of business; or (ii) to potential investors or purchasers of the Group, in each case subject to a signed written obligation of confidentiality in respect of such information on the person to whom it was disclosed.

Information Technology

6.10	Details of Business IT Systems and all material IT Contracts entered into by a Group Company are Disclosed in the Data Room.

6.11
The Business IT Systems function materially in accordance with the specifications applicable to them and are in good working order in all material respects, and have been maintained and operated in the ordinary course of business.

6.12
The Group Companies are the owners of, or have valid rights to use, the Business IT Systems free from Encumbrances. The Business IT Systems which are not owned or purported to be owned by a Group Company are validly used by a Group Company pursuant to an existing agreement, arrangement, licence or contract, or will be provided under the terms of the Transitional Services Agreement or made available to the Group in accordance with Schedule 9 to this Agreement.

6.13
All IT Contracts are valid, binding and in full force and effect and no Group Company is in material breach of any IT Contract nor has any Group Company received written notice from, or served written notice on, any counterparty to a IT Contract in the three (3) year period prior to the date of this Agreement that such Group Company or such counterparty (as applicable) is in actual or potential material breach of such IT Contract. The execution or completion of this Agreement will not result in the termination of, or materially adversely affect, any IT Contract.

6.14
All Open Source Components and/or third party components incorporated in the Group Software has been used in compliance with the applicable open source licenses. No such license requires the Group Companies to disclose, license or otherwise make available to any third party any part of the Group Software.

6.15
In the three (3) year period prior to the date of this Agreement, there have been no bugs in, failures of, security breaches affecting, or attacks to the Business IT Systems that have: (i) caused any material interruption to a Group Company’s use of such Business IT Systems; or (ii) resulted in any material loss or corruption of data. The Business IT Systems do not contain any virus or malicious code and have not been subject to any unauthorised access which has had a material adverse effect on the Business in the three (3) year period prior to the date of this Agreement. The Group Companies have maintained reasonable backup and data recovery, disaster recovery and business continuity arrangements in the ordinary course of business and have implemented reasonable procedures to ensure the security of the Business IT Systems and the confidentiality and integrity of data.

6.16
The Group Software does not contain material technical deficiencies, vulnerabilities or defects, or other issues which adversely affect its performance, stability, security or maintainability of the Group Software. The Group Companies hold or have the right to access and use the source code of the Group Software.

Data Protection

6.17
Each Group Company complies in all material respects with, and has at all times during the Relevant Period, complied in all material respects with, all applicable requirements of the Data Protection Legislation, and has implemented policies and procedures consistent in all material respects with applicable Data Protection Legislation.

6.18
In the three (3) year period prior to the date of this Agreement, no written notice alleging non-compliance with the Data Protection Legislation (including any enforcement notice or monetary penalty notice) has been received by any Group Company from any Governmental Entity or any other person.

6.19
No Group Company has, in the three (3) year period prior to the date of this Agreement, experienced any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data which has required notification to any Governmental Entity or any other person pursuant to the Data Protection Legislation.

7.	Contracts

7.1
No Group Company is a party to or subject to any contract, transaction, arrangement, understanding or obligation (other than in relation to any property, lease or contract of employment) which is material to the operation of the Business and which is not on an arm’s length basis.

7.2
Save as Disclosed, no Group Company is party to any material agreement which: (i) materially restricts the ability of the Group to carry on the Business as it has been carried on in the twelve (12) months prior to the date of this Agreement in all material respects; (ii) provides for any Group Company to be jointly and severally liable with any person other than another Group Company, in each case, in respect of liabilities material to the Group taken as a whole; or (iii) result in any third party being entitled to any material payment by, or material obligation incurred, by any Group Company as a result of the Transaction.

7.3
No Group Company has submitted any written offer, bid or tender for any contract which would constitute a contract of the kind described in warranty 7.2, which remains outstanding and which, if accepted, would result in the relevant Group Company entering into a binding agreement, arrangement or commitment with that counterparty.

7.4
Save as Disclosed, no Group Company is party to any legally binding agreements for the sale or purchase of any company, shares, material assets, business or real property with outstanding material obligations, warranty undertakings or indemnities on the part of any Group Company.

7.5
Save as Disclosed, no Group Company is party to any legally binding agreement which restricts in any material respect the freedom of any Group Company to carry out its business as carried out at the date of this Agreement, including any non-compete, non-solicitation obligations or exclusivity arrangements.

Material Business Contracts

7.6
Complete and up to date copies of all Material Business Contracts have been Disclosed. Each Material Business Contract is in full force and effect and is valid and binding and enforceable in accordance with its terms against the Group Company and the relevant counterparty.

7.7
No written notice of termination of any Material Business Contract has been received by a Group Company in the three (3) year period prior to the date of this Agreement and no counterparty to a Material Business Contract has at any time in the three (3) year period prior to the date of this Agreement given written notice to or threatened (in writing) a Group Company that it intends to seek to terminate such Material Business Contract or otherwise seek to cease (save in respect of contracts completed in accordance with their terms), materially alter (including any material alteration in the rate or amount of sales or purchases or material increases in the prices charged or paid), materially reduce, fail to renew or suspend its trading with the Group, in each case in a manner materially prejudicial to the relevant Group Company.

7.8
No Group Company is in material breach of or has during the Relevant Period, materially breached, any Material Business Contract nor has any Group Company received written notice from, or served written notice on, any counterparty to a Material Business Contract in the three (3) year period prior to the date of this Agreement that such Group Company or such counterparty (as applicable) is in actual or potential material breach of such Material Business Contract.

7.9	No counterparty to a Material Business Contract is in material breach of such Material Business Contract.

7.10
There has been no disputes between any Group Company and any other party to any Material Business Contract during the Relevant Period and during the three (3) year period prior to the date of this Agreement, no audit process regarding a Group Company’s non-compliance with a Material Business Contract has been notified in writing to a Group Company and has been conducted by on or behalf of a counterparty to a Material Business Contract.

7.11
Save as Disclosed in the Data Room, no Material Business Contracts contains any provision allowing any counterparties to such agreement to renegotiate, amend or terminate the agreement as a result of the Transaction.

7.12	The Business is not materially dependent on the services or deliveries of any one supplier.

Joint Ventures etc.

7.13
No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

Agreements with Connected Parties

7.14
Other than the Transaction Documents and any unpaid Permitted Leakage, all contracts and arrangements between, on the one hand, any Group Company and, on the other hand, the Seller or any other member of the Seller’s Group are on normal commercial terms in the ordinary and usual course of business.

Governmental Contracts

7.15
No Group Company has received any written notice in respect of: (i) the exclusion, suspension or debarment of any Group Company from bidding on contracts or subcontracts with any Governmental Entity and no such exclusions, suspension or debarment has been threatened in writing; or (ii) any claim pursuant to an audit or investigation by any Governmental Entity relating to any such contracts or subcontracts.

No Brokerage

7.16
No Group Company nor any member of the Seller's Group has entered into any contract, arrangement or undertaking with any person or firm that may result in an obligation on any Group Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the Transaction.

8.	Employees and Employee Benefits

Employees and Terms of Employment

8.1	The Data Room contains details of:

8.1.1	the total number of Employees as at 11 March 2026;

8.1.2	the salary and other benefits, period of continuous employment and location of each Senior Employee; and

8.1.3	the standard terms and conditions of each grade or category of Employee.

8.2
There are no material deviations from the standard terms of employment for each grade of category of Employee disclosed in the Data Room which may impose onerous obligations or material costs on any Group Company.

8.3
There are no proposals by any Group Company to materially amend the terms of employment of any Senior Employee or material category of Employees or, other than in the case of employing entity, Incoming Transferring Employees.

8.4
Each Group Company has established insurance schemes that at least fulfil the minimum requirements set forth in applicable law and any applicable agreements with Employees and/or the Employees' representatives.

8.5
The Group Companies have in all material respects paid the salary, overtime and holiday pay and any other material compensation and benefits payable to its employees in accordance with applicable law and the terms of the relevant employment agreements. The relevant members of the Seller’s Group have in all material respects paid the salary, overtime and holiday pay and any other material compensation and benefits payable to any Incoming Transferring Employees in accordance with applicable law and the terms of the relevant employment agreements. The Group Companies are, and have been in the three (3) year period prior to the date of this Agreement, in compliance in all material respects with all applicable laws relating to the employment of the Employees and former employees of the Group Companies.

Termination of Employment

8.6
No Group Company or other relevant employing entity has received or given written notice of termination of the employment of any Senior Employee (where that notice has not yet expired) during the three (3) year period prior to the date of this Agreement.

8.7	There are no proposals by any Group Company to terminate the employment of any Senior Employee.

8.8
During the three (3) year period prior to the date of this Agreement, no claim, investigation, grievance or disciplinary procedure which has resulted in, or is likely to result in, a liability, cost or expense to any Group Company (and which is not otherwise covered by an insurance policy of a Group Company), of USD 250,000 or more has been made against any Group Company in respect of any Employee or former employee of the Group Companies, nor against any member of the Seller’s Group in respect of any Incoming Transferring Employee.

8.9
Other than as required under applicable law, no Group Company has during the Relevant Period agreed to make any payment or agreed to provide any benefit to any Employee in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such Employee in excess of USD 250,000.

Works Councils and Employee Representative Bodies

8.10	The Data Room contains details of:

8.10.1
all works councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters related to the Employees’ employment with the Group Companies; and

8.10.2
all union recognition agreements, collective agreements, and works council agreements (other than national collective bargaining agreements or industry-wide collective agreements) between the Group Companies and any trade unions or employee representative bodies that represent the Employees.

Industrial Disputes

8.11
No Group Company (nor member of the Seller’s Group in relation to Incoming Transferring Employees) is involved in any strike or industrial or trade dispute with any trade union or other body representing the Employees or former employees of the Group Companies.

Bonus or other Profit-related Schemes

8.12
The rules and other documentation relating to all material share incentive, share option, profit sharing, bonus or other incentive arrangements operated by any Group Company for or affecting any Employees or Incoming Transferring Employees are Disclosed in the Data Room.

Pension Schemes

8.13
Save in respect of the Pension Schemes or as otherwise required under applicable laws, no Group Company is a party to any scheme to which the Group Company makes, is obliged to make or could become liable to make payments towards any pension, death or disability benefits to any current or former employee or any consultant, officer, agent or worker of the Group Companies or any Incoming Transferring Employee. No Group Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability in respect of, any “employee benefit plan” (as defined in Section 3(3) of the US Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any plan, program, or arrangement subject to ERISA.

8.14
Each Group Company has paid the contributions due for payment by it on a timely basis in respect of the Pension Schemes. Any obligations of the Group Companies to pay any amount legally required or due in respect of the Pension Schemes accrued prior to the Locked Box Date were satisfied prior to the Locked Box Date or, if such obligations are outstanding, are reflected as liabilities in the Locked Box Accounts.

8.15
There is not currently, and has not been in the three (3) year period prior to the date of this Agreement, any material claim, dispute or complaint against the administrators of the Pension Schemes, or any Group Company, in connection with the provision of retirement, disability or death benefits in respect of the Employees or former employees of the Group Companies (whether under the Pension Schemes or otherwise).

8.16
No Group Company has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

8.17	Each Group Company has complied with its material obligations under applicable law and the governing terms with regards to its Pension Schemes.

8.18
Each Group Company has established pension schemes that at least fulfil the minimum requirements set forth in applicable law and any applicable agreements with Employees and/or the Employees' representatives.

9.	Legal Compliance

Compliance with Laws

9.1
Each Group Company is conducting the business of the Group, and the Business has been conducted during the Relevant Period, in compliance with applicable laws and regulations in all material respects and no Group Company is, or during the Relevant Period has been, in breach of any such laws and regulations in any material respect.

9.2
No Group Company, nor Seller Business Entity in relation to the Business, has received written notice from any Governmental Entity during the Relevant Period that it is in breach of any applicable law.

9.3
There is no, and during the Relevant Period has been no: (a) investigation, disciplinary proceeding or material order, decree, decision or judgment of, any court, tribunal, arbitrator or Governmental Entity; or (b) enquiry which is reasonably likely to lead to an investigation by any Governmental Entity, in each case, against any Group Company, or Seller Business Entity in relation to the Business, or any person for whose acts or defaults a Group Company is reasonably likely to be vicariously liable.

Licences and consents

9.4
All licences, consents, permits, approvals, permissions, certificates, qualifications, registrations and other authorisations (public or private) that are material to the effective carrying on of the Business or the operations of the Group in the places and in the manner in which such business is carried on as at the date of this Agreement (“Permits”) have been obtained by members of the Group and all such Permits are valid and subsisting.

9.5
No Group Company is in breach of the terms or conditions of any such Permits in any material respect. During the Relevant Period, no Group Company (nor Seller Business Entity in relation to the Business) has been subject to any pending or threatened proceedings seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any Permit and none of the Permits will be subject to revocation, suspension, limitation, withdrawal, modification, impairment, termination or non-renewal as a result of the consummation of the Transactions contemplated hereby.

Anti-Corruption Laws and Sanctions Laws

9.6
During the Relevant Period, none of the Group Companies nor any of their current or former directors, officers, managers or Employees, or any other person acting on any Group Company’s behalf (including the Incoming Transferring Employees) has engaged in any activity or conduct that has resulted in a violation of any Anti-Corruption Laws.

9.7	No Group Company nor any of its directors, officers, managers or Employees (nor any Incoming Transferring Employee as at the date of this Agreement):

9.7.1	is a Sanctioned Person;

9.7.2	has engaged or has been engaged, during the Relevant Period, in any transaction with, or provided funds or anything of value to, a Sanctioned Person in violation of applicable Sanctions Laws; or

9.7.3	has, during the Relevant Period, otherwise violated any applicable Sanctions Laws.

9.8	The anti-corruption and sanctions policies and procedures adopted by each Group Company are Disclosed in the Data Room.

9.9	No Group Company:

9.9.1
has during the Relevant Period conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under, or relating to, any non-compliance with Anti-Corruption Laws or Sanctions Laws;

9.9.2	has during the Relevant Period received any written notice, request or citation for any actual or potential noncompliance with any Anti-Corruption Laws or Sanctions Laws;

9.9.3
has any officer, director or Senior Employee who is a government or political official and no government or political official or government or political entity has any ownership interest (whether directly or indirectly) in any Group Company; nor

9.9.4
has in the three (3) year period prior to the date of this Agreement applied for or received any grant, subsidy, allowance or other financial aid of any kind from any Governmental Entity (excluding Tax allowances, credits and/or rebates).

Human rights

9.10
Each Group Company has at all times during the Relevant Period conducted its business in compliance in all material respects with all relevant national rules and regulations relating to human rights and labour rights, including wages, working hours, health, safety, child labour, forced labour, employment contracts, and insurance.

10.	Litigation

10.1
No Group Company (nor Seller Business Entity in relation to the Business) nor any person for whose acts or defaults any Group Company is reasonably likely to be vicariously liable, is involved or has at any time during the Relevant Period been involved (whether as claimant or defendant or other party), in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which is material to the Business or the Group nor is there any outstanding judgment, arbitral award or decision of a court, tribunal, arbitrator or Governmental Entity in each applicable jurisdiction against any Group Company (nor Seller Business Entity in relation to the Business) which is material to the operation of the Business. For the purpose of this paragraph 10, ‘material’ means proceedings which (if successful) are reasonably likely to result in a liability, cost, benefit or value to the Group Companies of USD 250,000 or more, relate to Hazardous Substances, or are otherwise reasonably likely to have a material impact on the reputation or operations of the Business or the Group.

10.2
No claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration of material importance to the operation of the Business of the Group is pending or threatened in writing by or against any Group Company or Seller Business Entity in relation to the Business (or any person for whose acts or defaults any Group Company is reasonably likely to be vicariously liable). There are no facts or circumstances reasonably likely to give rise to such litigation, prosecution, investigation, enquiry, mediation or arbitration of material importance.

10.3
No Group Company (nor Seller Business Entity in relation to the Business) nor any of their respective directors or officers (nor any Incoming Transferring Employee) are, nor have during the Relevant Period been, involved in any investigation, criminal, or disciplinary proceedings by any Governmental Entity and there are no such proceedings pending or threatened by or against any Group Company (or Seller Business Entity in relation to the Business) or any of their respective directors or officers and there are no facts or circumstances that could reasonably be expected to give rise to any such proceedings.

11.	Assets

11.1
All material assets of the Group are included in the Locked Box Accounts or have been acquired by any of the Group Companies since the Locked Box Date, other than any assets disposed of or realised in the ordinary and usual course of business, and except for rights and retention of title arrangements arising by operation of law in the ordinary and usual course of business, and all such assets:

11.1.1	are legally and beneficially owned by the Group Companies;

11.1.2	where capable of possession, are in the possession or under the control of the relevant Group Company;

11.1.3
represent all the material assets needed for the continuation of the Business and the business of each Group Company's business in the ordinary course, save for those assets which will be supplied pursuant to the Separation and Readiness Activities;

11.1.4	comply with all applicable statutory regulations and legal requirements needed to be lawfully used in the business of each Group Company in its ordinary course;

11.1.5	are free from Encumbrances; and

11.1.6	are maintained in accordance with reasonable market standards.

11.2	No Group Company has, in any material respect, factored or discounted any of its debts, nor engaged in financing of a type that would not need to be shown or reflected in the Locked Box Accounts.

11.3
All of the trade receivables and notes receivable which are reflected in the Locked Box Accounts arose out of bona fide, arms-length transactions and are properly reflected in the Locked Box Accounts (as the case may be) in all material respects. All such receivables are good and collectible (or have been collected) in the ordinary course of business in accordance with their terms, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts were and are adequate in all material respects and consistent in extent with reserves, allowances and discounts previously maintained by the Group Companies in the ordinary course of business. No such receivable is or was subject to any rebate, discount, counterclaim or set off, other than in the ordinary course of business.

11.4
In the three (3) year period prior to the date of this Agreement, no Group Company (nor director, officer, or employee of any Seller Business Entity in relation to the Business) has used any name or names under which it has in connection with the Business invoiced account debtors, maintained records concerning its assets or otherwise conducted the Business, other than the legal names of entities in the Group.

12.	Environment

12.1	For the purposes of this paragraph 12:

“Environmental Authority” means any Governmental Entity having jurisdiction to determine any matter arising under Environmental Law;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, and final and binding court and other tribunal decisions applicable to the Group Companies, in each case as enacted and in effect on the date of this Agreement, whose purpose is to protect, or prevent pollution of, the environment, including to regulate emissions, discharges, or releases of Hazardous Substances into the environment;

“Environmental Permit” means any Permit which is issued, granted or required under Environmental Law; and

“Hazardous Substances” means any material, substance or waste that is defined or regulated as “hazardous” or “toxic” or is otherwise prohibited or identified for prohibition or restriction under any Environmental Law due to its dangerous or deleterious properties or characteristics, including petroleum, petroleum by-products, asbestos, polychlorinated biphenyls, per and polyfluoroalkyl substances (including perfluorooctanoic acid and perfluorooctane sulfonate), mercury, bromine or brominated compounds and hexavalent chromium.

12.2
Each Group Company (and Seller Business Entity in relation to the Business) is, and during the Relevant Period has been, in compliance with Environmental Law in all material respects and any Environmental Permits necessary for the Business and the operation of the Group as currently conducted and conducted during the Relevant Period.

12.3	All Environmental Permits which are necessary to the operation of the Business as currently conducted:

12.3.1	have been obtained and are currently held by a Group Company;

12.3.2	are in force; and

12.3.3	have been complied with in all material respects during the Relevant Period.

12.4
No Group Company (nor Seller Business Entity in relation to the Business) has received any unresolved written notice during the Relevant Period that: (i) any Group Company is in material violation of any Environmental Law or Environmental Permit; (ii) an Environmental Authority is intending to revoke, suspend, materially vary or limit any Environmental Permits which are material to the operation of the Business; or (iii) any amendment to any material Environmental Permit is required to enable the continued operation of the Business.

12.5
No claim, legal action, proceeding, suit or litigation of material importance to the operation of the business of any Group Company is pending or threatened in writing against any Group Company regarding material liability for any Group Company under any applicable Environmental Law.

12.6
No Product designed, engineered, developed, manufactured, sold, serviced and/or maintained by the Business at any time during the 10 year period prior to the date of this Agreement has (i) contained any Hazardous Substances above levels legal at the time of sale or (ii) been designed, engineered, developed, manufactured, sold, serviced and/or maintained by the Business in material breach of Environmental Laws or any Environmental Permits.

12.7
The Group Companies have in place written policies, procedures, and internal controls to the extent required by Environmental Law to ensure that no Products are designed, engineered, developed, manufactured, sourced, distributed, sold, supplied, installed, serviced and/or maintained by or on behalf of the Business in breach of Environmental Laws.

12.8
The Business has not caused any contamination of land, water, buildings or installations by Hazardous Substances, and there has been no release of Hazardous Substances by or associated with the Businesses, or at or affecting any Group Properties in association with the Business, or any third-party location where Hazardous Substances generated by the Business may have been sent for storage, treatment, or disposal that, in each case, would reasonably be expected to result in any material liability for the Group, including any such investigative or remedial liability, under Environmental Laws.

12.9	No Group Company has contractually assumed or expressly provided an indemnity with respect to any material liability of any other person under Environmental Laws or concerning Hazardous Substances.

13.	Insurance

Particulars of Insurances

13.1	Details of the Group Insurance Policies relevant to the business of the Group are Disclosed in the Data Room.

13.2
All Group Companies and Seller Business Entities in relation to the Business have at all times during the Relevant Period had adequate insurance coverage against business interruptions, loss of revenues, liability, injury and other risks consistent with that which would reasonably be expected to be maintained by a business of a similar nature, size and risk profile.

Details on Policies

13.3	In respect of the insurances referred to in paragraph 13.1:

13.3.1	all premiums have been duly paid to date;

13.3.2	such insurances are in full force and effect;

13.3.3	all matters, events or circumstances which are reportable under any such insurance policy have been so reported in accordance with the terms of the policy;

13.3.4
during the three (3) year period prior to the date of this Agreement, no Group Company has received notice of any material change in the terms of cover under any such policies or of the withdrawal (in whole or in part) of cover in respect of any such policies; and

13.3.5
no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company or Seller Business Entity has occurred which makes any of the Group Insurance Policies void, voidable or unenforceable.

Insurance Claims

13.4	Details of all insurance claims made by or relating to any Group Company in excess of USD 250,000 made during the Relevant Period are Disclosed in the Data Room.

13.5	No insurance claim made by or relating to any Group Company in excess of USD 250,000 is outstanding and no circumstances exist which are likely to give rise to any such insurance claim.

14.	Tax

14.1
Each Group Company has submitted all material Tax returns, notices and registrations that it has been required to submit to a Tax Authority during the Relevant Tax Period and all such Tax returns, notices and registrations were correct in all material respects when submitted. Each Group Company has in its possession or under its control such records in relation to Tax as are required by applicable law.

14.2
Each Group Company has paid or accounted for all material amounts of Tax that it has been liable to pay or for which it has been liable to account (including by way of withholding or deduction) during the Relevant Tax Period. No Group Company has been liable to pay any material interest, penalty, surcharge or fine in respect of Tax during the Relevant Tax Period.

14.3
Each Group Company is registered for the purposes of VAT where it is required to be so registered and, during the Relevant Tax Period, has complied with applicable law in relation to VAT in all material respects. No Group Company has been a member of a group for the purposes of VAT, other than a group consisting wholly of Group Companies.

14.4
No Group Company has been involved in any material litigation, proceeding or dispute with a Tax Authority during the Relevant Tax Period and there are no current or pending audits, requests for information, enquiries or examinations from any Tax Authority.

14.5
Each Group Company has been resident for Tax purposes only in its jurisdiction of incorporation or formation during the Relevant Tax Period and has not at any time during the Relevant Tax Period had any branch, agency, permanent establishment or other taxable presence or been required to be registered for Tax in any other jurisdiction for any Tax purpose.

14.6
No Group Company has been subject to a contractual or statutory liability during the Relevant Tax Period (other than under reasonably customary gross-up and VAT clauses in third-party contracts) to indemnify or reimburse any person for any material amount of Tax that is the primary liability of any person that is not a Group Company.

14.7
No Group Company has been a party to a transaction during the Relevant Tax Period that it has been advised is disclosable, notifiable or reportable to a Tax Authority on the basis that the purpose or one of the main purposes of the transaction was the avoidance of a liability to Tax.

14.8
All documents entered into during the Relevant Tax Period that are required to evidence title of a Group Company to an asset held by it and that are subject to a stamp, transfer or similar Tax (“Stamp Tax”) or that are required to be stamped, whether with a particular stamp denoting that no Stamp Tax is chargeable or that the document has been produced to the appropriate Tax Authority, have been stamped and any relevant Stamp Tax has been paid.

14.9
Since the Locked Box Date, no Group Company has: (a) effected any transaction which has given rise to a liability to Tax for any Group Company other than Tax for which it is liable in the ordinary course of business; (b) submitted any material Tax return or amended any material Tax return that has been submitted to a Tax Authority, in each case in a manner materially inconsistent with past practice; (c) made any material election relating to Taxes in a manner materially inconsistent with past practice or amended or revoked any such election;(d) revoked or surrendered any Purchaser’s Relief falling within limb (a) or (b) of that definition, or (e) filed any material voluntary disclosure relating to Taxes.

14.10	No Group Company has during the Relevant Tax Period extended or waived the applicable statute of limitations with respect to any Taxes or any Tax return.

14.11
Schedule 1 sets forth the entity classification of each Group Company for U.S. federal income tax purposes, and, unless otherwise noted on Schedule 1, each entity has had such classification at all times since 1 July 2024.

15.	Freehold and Leasehold Property

15.1
All up-to-date material documentation relating to the Group Properties, including ownership or rights of the relevant Group Company to lease or occupy the Group Properties, is set out in the Data Room.

15.2
The only properties or buildings currently owned, leased, subleased, licenced or used by any Group Company are the Group Properties, and the particulars of the Group Properties set out in Schedule 8 are true and accurate in all material respects.

15.3	No Group Company:

15.3.1	has any option, right of first refusal or contractual obligation to purchase any estate or interest in any land or buildings and no Group Company owns any freehold land or buildings; and

15.3.2	has any existing or contingent liability in relation to any land or building:

(a)	previously leased, subleased, licensed or otherwise occupied by any Company Group; or

(b)	under a guarantee or indemnity or other agreement or arrangement to incur a financial or other obligation by reference to a third party’s obligations or liability.

15.4	In relation to each Group Property:

15.4.1	all documents in relation to the leasehold title of any Group Company to the Group Property:

(a)	and which must be registered, have been duly registered; and

(b)	are now in the exclusive possession or under the exclusive control of the relevant Group Company free from any Encumbrances of a financial nature;

15.4.2
there are no Encumbrances affecting the legal or beneficial title to or exclusive possession or exclusive control of the Group Property nor is any person in the course of acquiring any such Encumbrance (including to any subsisting contract for sale or other disposition of any interest in it); and

15.4.3
there are no written notices or disputes (including in respect of alleged breach of any covenant, restriction, condition or obligation of a Group Company) between the Group Company and any third party which have had or may be reasonably expected to have a material adverse effect on the use of the Group Property for the purpose of the Group Company’s business.

15.5	Where the interest of any Group Company in any Group Property is a leasehold right or licence, in relation to each such interest under which the Group Properties are held:

15.5.1	the rent and other monies due and payable under it have been paid when due;

15.5.2	no Group Company has sought or is seeking to vary the terms of any such lease, licence or right;

15.5.3	all guarantees which are required to be established by or on behalf of a Group Company under any such lease, licence or right have been established and are valid;

15.5.4
the Group Companies’ current use of leased or licenced real property under any such lease, licence or right do not conflict in any material respect with any existing public zoning plans, any proposed changes to such plans, or any third party rights;

15.5.5
all costs in relation with dilapidations (such as costs which the Group Companies may incur to repair the premises and put them, upon expiry of their lease, licence or right, back in the state they found it at the beginning of such lease, licence or right, in accordance with the terms of the lease, licence or right, as the case may be) have been carefully evaluated and sufficiently accrued for, by way of provisions, in the Locked Box Accounts; and

15.5.6
no party is in breach of its obligations under any such lease, licence or right and, no circumstance exist that makes it reasonably likely that any party to any such lease, licence or right is likely to become in breach of such lease, licence or right. No Group Company has given or received any notice alleging a material breach by it of any covenants, conditions and agreements contained in the relevant lease or licence. No lessor under any such lease or licensor under any such licence has any right to terminate the lease or licence as a result of the Transaction.

16.	Product Liability

16.1
During the Relevant Period, no Group Company (nor Seller Business Entity in relation to the Business) has delivered (either directly or through distributors) Products or services (or related marketing materials) that are: (a) unlawful or non-compliant in any material respect with applicable law; or (b) non-compliant in any material respect with any of its contractual requirements or product approvals, and no Group Company has any material liability for replacement or repair of any such Products or services or other damages or costs in connection therewith.

16.2
During the Relevant Period, no Group Company (nor Seller Business Entity in relation to the Business) has manufactured, distributed, sold, supplied or installed (either directly or through distributors) Products or provided services which are, or were, or are reasonably likely to become, in any material respect faulty or defective or which do not comply in any material respect with:

16.2.1	any warranties or representations expressly or impliedly made by or on behalf of that Group Company in respect of such Product; or

16.2.2	all laws, regulations, standards and requirements applicable to such Products or services.

16.3
During the Relevant Period, no material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or has been threatened in writing against any Group Company (or any person for whose acts or defaults any Group Company is reasonably likely to be vicariously liable) in which it is claimed that any Products or services are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended. For the purpose of this paragraph 16.3, ‘material’ means proceedings which (if successful) are reasonably likely to result in a liability or cost to the Group Companies of USD 250,000 or more, relate to Hazardous Substances, or are otherwise reasonably likely to have a material impact on the reputation or operations of the Business or the Group.

16.4
During the Relevant Period, no Group Company nor Seller Business Entity in relation to the Business has initiated a material product recall or material product safety procedure, nor has any Governmental Entity issued a material recall notice or safety user notice in respect of any Products.

Schedule 6
Purchaser’s Warranties

1.	Capacity

1.1	The Purchaser is a company duly incorporated under the laws of Norway.

1.2
The Purchaser has full power and authority to enter into, and has taken all actions necessary, to deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party.

1.3
This Agreement and each other Transaction Document to which the Purchaser is a party will, when executed, constitute valid, binding and enforceable obligations of the Purchaser in accordance with their respective terms.

1.4	The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party will not:

1.4.1	conflict with or result in a breach of any provision of the constitutional documents of the Purchaser;

1.4.2	conflict with, result in a breach of or constitute a default under, any material agreement or instrument to which the Purchaser is a party;

1.4.3	conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Purchaser; or

1.4.4
save as set out in this Agreement, require the Purchaser to obtain any material consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement.

1.5
The Purchaser’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the Transaction and the other transactions contemplated by the Transaction Document.

1.6	The Purchaser has at the date of this Agreement, and at Completion will have:

1.6.1	cash on hand; and/or

1.6.2	undrawn amounts available under the Credit Agreement,

which together are sufficient to enable the Purchaser to perform each of its obligations hereunder, complete the Transaction and pay all related fees and expenses, including payment of the Consideration and repayment or refinancing of any indebtedness of the Group due at Completion.

1.7
The Credit Agreement has been duly executed and delivered by the parties thereto, is in full force and effect and is enforceable against the parties thereto in accordance with its terms. The Credit Agreement does not terminate before, and the funding under the Credit Agreement will remain available until and including, the Long Stop Date.

1.8
As of the date hereof, the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of completion to be satisfied by the Purchaser contained in the Credit Agreement and all such terms and conditions are within the control of the Purchaser. The Purchaser has fully paid any and all commitment fees or other fees required by the Credit Agreement to be paid on or before the date hereof.

1.9
The Purchaser is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to effect any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

Schedule 7
Tax Covenant

1.	DEFINITIONS AND INTERPRETATION

In this Schedule:

1.1
Capitalised terms used but not defined in this Schedule have the meaning given to them in Clause 1 of this Agreement and, unless otherwise indicated, the following words and expressions will have the meanings set out below:

“Accounts Relief” means a Relief that has been:

(a)	shown as an asset or has reduced or eliminated a liability in the EV to Equity Bridge or the Locked Box Accounts; or

(b)
taken into account in reducing or eliminating a provision for Tax or deferred Tax which appears or which, but for the availability or presumed availability of the Relief, would have appeared in the EV to Equity Bridge or the Locked Box Accounts;

“Actual Tax Liability” means any liability or increase in liability of a Group Company to make a payment of or in respect of Tax or a payment on account of Tax;

“Deemed Tax Liability” means:

(a)	the loss of, unavailability of, or failure to obtain an Accounts Relief, in whole or in part (otherwise than by the use or setting off thereof); or

(b)
the use or set-off against any profits or any Tax or otherwise of a Purchaser’s Relief (in whole or in part) where, but for the use or set-off, Tax would have been payable by a Group Company in respect of which a valid claim could have been made against the Seller under paragraph 2.1 of this Schedule (disregarding for the purposes of this definition the limitations in paragraph 3 of this Schedule and Clause 12 of this Agreement);

“Event” means any act, omission, arrangement, transaction or other event of whatever nature;

“Purchaser’s Relief” means:

(a)	any Accounts Relief;

(b)
any Relief to the extent it arises to a Group Company as a consequence of any Event occurring or from any profits earned, accrued or received between the Locked Box Date and the Completion Date, in each case, in the ordinary course of business of that Group Company;

(c)	any Relief to the extent it arises to a Group Company as a consequence of any Event occurring or from any profits earned, accrued or received after Completion; and

(d)	any Relief to the extent it arises to any member of the Purchaser’s Tax Group, other than a Group Company;

“Purchaser’s Tax Group” means the Purchaser and each other entity which for any relevant Tax purpose is treated as being a member of the same group as, or otherwise connected or associated in any way with, the Purchaser from time to time, including the Group Companies after Completion;

“Relevant Change of Law” means a change (including a retrospective change, other than a retrospective change relating to Tax evasion or fraud) after the date of this Agreement in:

(a)	any law, statute, regulation, ordinance, directive or rule, including an increase in rates of Tax; or

(b)	any published practice, concession or interpretation of a Tax Authority;

in each case, excluding any such change generally announced but not yet in force at the date of this Agreement;

“Tax Authority Claim” means a claim, demand, notice, assessment, determination, dispute, investigation, audit, enquiry or other action taken by or on behalf of a Tax Authority from which it appears that Tax may be payable by a Group Company in respect of which a claim may be made under this Schedule or in respect of the Tax Warranties; and

“Tax Document” means a return, report, computation, estimate, disclosure, declaration, notice, claim, election, surrender, disclaimer, registration or other document or information submitted or required to be submitted to a Tax Authority, including any schedule, form or attachment to any of the foregoing; and

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability.

1.2	Unless otherwise indicated, references in this Schedule to:

1.2.1	a payment, liability, sum due or claim under the Tax Warranties include a payment, liability, sum due or claim in respect of a breach of the Tax Warranties;

1.2.2	an Event “occurring” include an Event that is deemed to have occurred or is treated as occurring for Tax purposes;

1.2.3	an Event occurring on or before a particular date include an Event that is deemed to have occurred or is treated as occurring on or before that date for Tax purposes;

1.2.4
“profits” include any income, profits or gains of any description and from any source or any other standard or measure for the purposes of any Tax or by reference to which Tax is determined, chargeable or assessed for any Tax purpose (and references to profits “earned, accrued or received” shall include any relevant equivalent concept);

1.2.5	profits “earned, accrued or received” include profits that are deemed to have been or treated as earned, accrued or received for Tax purposes;

1.2.6
profits being earned, accrued or received on or before a particular date or in respect of a particular period include profits that are deemed to have been or treated as earned, accrued or received on or before that date or in respect of that period for Tax purposes;

1.2.7	a “period” are to a period of time and not to an accounting period, unless the phrase “accounting period” is used; and

1.2.8	the “due date for payment” means the date determined under paragraph 4 of this Schedule.

1.3	For the purposes of paragraph 2.1 of this Schedule, the “value” of a Deemed Tax Liability is:

1.3.1	where the Deemed Tax Liability falls within limb (a) of the definition of “Deemed Tax Liability”:

(a)	if the Accounts Relief was or is a right to repayment of or in respect of Tax, the amount of the repayment which is not available;

(b)
in any other case, the amount of additional Tax which (on the assumption that there are sufficient profits or Tax liabilities against which to set the Accounts Relief) is payable by a Group Company which would not have been payable but for the loss or failure to obtain the Accounts Relief;

1.3.2
where the Deemed Tax Liability falls within limb (b) of the definition of “Deemed Tax Liability”, the amount of Tax saved by or would have been payable but for the use or set-off of the Purchaser’s Relief.

1.4	For the purposes of this Schedule, in determining whether and to what extent:

1.4.1	any profits were earned, accrued or received;

1.4.2	any Relief arose; or

1.4.3	any Event occurred,

on, before or after Completion, or in respect of a period before or after Completion, it will be assumed that an accounting period of the relevant Group Company ended on Completion and the Completion Date was an accounting reference date of each Group Company.

1.5
Where the business of a Group Company (referred to as “the transferor” for the purposes of this paragraph 1.5) is transferred after Completion by way of merger, demerger, absorption or other similar mechanism to another company (referred to as “the transferee” for the purposes of this paragraph 1.5) within the Purchaser’s Group, and by operation of applicable law a liability or asset that would otherwise have been a liability or asset of the transferor becomes a liability or asset of the transferee, the transferor and the transferee will be treated for the purposes of this Schedule as the same person in relation to any:

1.5.1	Tax Liability;

1.5.2	costs and expenses within paragraph 2.1; and

1.5.3	Relief referable to the transferor,

provided that, if a transfer occurs which falls within the scope of this paragraph 1.5, the liability of the Seller to the Purchaser under this Schedule will be no greater than such liability would have been if the transfer had not occurred.

1.6
Where the benefit of this Agreement has been assigned or novated under Clause 18.10 (Assignment) of this Agreement, references in this Schedule to the “Purchaser” will mean the person or persons for the time being entitled to the benefit of this Agreement, provided that the liability of the Seller to the Purchaser under this Schedule will be no greater than such liability would have been but for the assignment or novation.

1.7	For the purposes of this Schedule, any reference to something occurring in the “ordinary course of business” shall, without prejudice to the generality thereof, not include:

1.7.1
any scheme, arrangement or transaction which gives rise or may give rise to a Tax liability under any anti-avoidance legislation or of which, or containing steps or stages of which, the main purpose, or one of the main purposes, was the avoidance, reduction or deferral of a liability to Tax or which gives rise to a duty to notify a Tax Authority under legislation introduced to counter Tax avoidance; or

1.7.2
any liability arising as a result of the failure to properly deduct and/or account for Tax or to comply with the provisions of any Tax legislation, regulations, published guidance or decisions of any competent body (including the failure to file any Tax return).

2.	COVENANT

2.1	Subject to any other provisions of this Agreement, the Seller hereby covenants to pay to the Purchaser on the due date for payment an amount equal to (without duplication):

2.1.1	any Actual Tax Liability arising by reference to:

(a)	profits earned, accrued or received on or before Completion or in respect of a period (or part period) ending on or before Completion; or

(b)	an Event occurring on or before Completion;

2.1.2	the value of any Deemed Tax Liability; and

2.1.3	all costs and expenses reasonably and properly incurred by the Purchaser or a Group Company:

(a)	in respect of a claim brought against the Seller under this paragraph 2.1 or in respect of the subject matter of such claim; and

(b)	in satisfying or settling a liability in respect of which a claim is made under this paragraph 2.1.

3.	EXCLUSIONS

3.1	The Seller will not be liable under this Schedule or in respect of the Tax Warranties to the extent that:

3.1.1
an identifiable and specific provision, reserve or allowance in respect of the relevant liability has been made in the Locked Box Accounts (excluding any provision or reserve made in respect of deferred Tax);

3.1.2
the relevant amount is accrued, reserved or provided for or otherwise taken account of in the EV to Equity Bridge or the Locked Box Accounts (excluding any provision or reserve made in respect of deferred Tax) and thereby had the effect of reducing the Consideration;

3.1.3	the relevant liability has been settled or discharged on or before the Locked Box Date without cost to the Purchaser or any Group Company;

3.1.4
the relevant liability arose in the ordinary course of business of the relevant Group Company as a consequence of any Event occurring or profits earned, accrued or received after the Locked Box Date but on or before Completion;

3.1.5	the relevant liability would not have arisen, or would not have been increased, but for a Relevant Change of Law;

3.1.6
the relevant liability would not have arisen, or would not have been increased, but for a voluntary act or transaction carried out by a member of the Purchaser’s Group outside the ordinary and usual course of business, in each case other than an act or transaction carried out:

(a)	in order to comply with applicable law in effect at the date of this Agreement;

(b)	in order to comply with generally accepted accounting principles applicable to the relevant member of the Purchaser’s Group at the date of this Agreement;

(c)	could not reasonably have been avoided; or

(d)	pursuant to a legally binding obligation of a Group Company entered into before Completion;

3.1.7
the relevant liability would not have arisen, or would not have been increased, but for a change in any accounting policy or practice of a member of the Purchaser’s Group, other than a change required to comply with generally accepted accounting principles applicable to the relevant member of the Purchaser’s Group at the date of this Agreement;

3.1.8
the relevant liability would not have arisen, or would not have been increased, but for a failure of a member of the Purchaser’s Group on or after Completion to submit any Tax Document the submission of which was taken into account in the Locked Box Accounts and the Purchaser was aware or ought reasonably to have been aware of the of the requirement to submit such Tax Document;

3.1.9
the relevant liability is in respect of any interest, penalty, surcharge or fine relating to Tax and would not have arisen, or would not have been increased, but for a delay by a member of the Purchaser’s Group;

3.1.10
a member of the Purchaser’s Group has already recovered a sum in respect of the relevant liability under this Agreement, or pursuant to a statutory right of recovery, whether under applicable law, an insurance policy or otherwise, or the relevant liability has been otherwise made good at no cost to the Purchaser’s Group;

3.1.11	written demand for payment in respect of the relevant liability is made after the date falling seven (7) years after (and including) the Completion Date; or

3.1.12	the relevant liability is Permitted Leakage.

4.	DUE DATE FOR PAYMENT

4.1	Where a liability of the Seller under this Schedule:

4.1.1
is in respect of an Actual Tax Liability, the Seller will pay to the Purchaser in cleared funds the amount in question on or before the later of ten Business Days after written demand is made for such payment and five Business Day before the latest date on which the amount in question is due and payable to the relevant Tax Authority without any interest, penalty, surcharge or fine arising in respect of it; or

4.1.2
is in respect of a Deemed Tax Liability falling within limb (a) of the definition of “Deemed Tax Liability”, the Seller will pay to the Purchaser in cleared funds the amount in question on the later of:

(a)
(other than where the relevant Purchaser’s Relief is a right to or actual repayment or refund of Tax) ten Business Days after written demand is made for such payment and five Business Days before the latest date on which the Tax that would have been saved falls due; or

(b)
(where the relevant Purchaser’s Relief is a right to or actual repayment or refund of Tax) ten Business Days after written demand is made for such payment and five Business Days before the date on which the repayment or refund would have been due; or

4.1.3
is in respect of a Deemed Tax Liability falling within limb (b) of the definition of “Deemed Tax Liability”, the Seller will pay to the Purchaser in cleared funds the amount in question on the later of:

(a)
(other than where the relevant Purchaser’s Relief is a right to or actual repayment or refund of Tax) ten Business Days after written demand is made for such payment and five Business Days before the latest date on which the Tax in question would have been due and payable without any interest, penalty, surcharge or fine arising in respect of it (disregarding the availability of any other Relief) but for the use or set-off of the relevant Purchaser’s Relief (and, for the avoidance of doubt, the amount payable on any particular date in respect of such Deemed Tax Liability will be only an amount equal to the amount of Tax is due and payable on such date but which would not have been due and payable had the use or set-off of the relevant Purchaser’s Relief not occurred); or

(b)
(where the relevant Purchaser’s Relief is a right to or actual repayment or refund of Tax) ten Business Days after written demand is made for such payment and five Business Days before the latest date on which the repayment or refund of Tax would have been obtained.

4.2
Where the Seller is liable under this Schedule, the due date for the payment of which is not determined pursuant to the foregoing provisions of this paragraph 4, the Seller will pay to the Purchaser in cleared funds the amount in question on the tenth Business Day after written demand is made for such amount to be paid.

5.	TAX AFFAIRS

5.1	The Purchaser will procure that:

5.1.1
no Group Company will amend, resubmit or withdraw any Tax Document which has been submitted to a Tax Authority prior to Completion, unless required by applicable law, if the content of the relevant amendment, resubmission or withdrawal could reasonably be expected to result in a liability or increased liability to Tax of the Seller or any member of the Seller’s Group, or otherwise affect the Tax position of the Seller or any member of the Seller’s Group, without the Seller’s prior written consent; and

5.1.2
no member of the Purchaser’s Tax Group will submit, amend, retract or re-submit any Tax Document relating to any period beginning before Completion (but which has not been filed prior to Completion) if the content of the relevant Tax Document could reasonably be expected to result in a liability or increased liability to Tax of the Seller or any member of the Seller’s Group, or otherwise affect the Tax position of the Seller or any member of the Seller’s Group, without first giving the Seller a reasonable opportunity to provide comments on the relevant Tax Document and incorporating any such reasonable comments.

5.2
Without prejudice to Clause 12.6 of this Agreement, the Purchaser will promptly notify the Seller if a member of the Purchaser’s Tax Group becomes aware of a Tax Authority Claim that could reasonably be expected to result in a liability or increased liability to Tax of a Seller, or otherwise affect the Tax position of a Seller, and will cooperate in good faith with the Seller in relation to the conduct of such Tax Authority Claim.

6.	SECTION 338(G) ELECTION

6.1
Notwithstanding anything in this Agreement to the contrary, no party to this Agreement nor any Affiliate thereof shall make an election under Section 336 or Section 338 of the Code, or any similar provision of state, local or non-U.S. Law, with respect to the transactions contemplated by this Agreement, except as expressly provided in this paragraph 6 of this Schedule.

6.2
The Seller shall deliver written notice to the Purchaser no later than twenty (20) Business Days prior to the fifteenth (15) day of the ninth (9) month beginning after the Completion Date, stating whether the Seller has determined in good faith that such election would be expected to result in an adverse effect on the Seller or any of its Affiliates (or any of their respective direct or indirect beneficial owners) (the “Section 338(g) Notice”).

6.3
If the Section 338(g) Notice states such election would be expected to result in an adverse effect on the Seller or any of its Affiliates (or any of their respective direct or indirect beneficial owners), then neither the Purchaser nor any of its Affiliates shall make, or cause to be made, any election under Section 338(g) of the Code, or any similar provision of state, local or non-U.S. Law, with respect to the transactions contemplated by this Agreement.

6.4
If the Section 338(g) Notice states that such election would not be expected to result in an adverse effect on the Seller or any of its Affiliates (or any of their respective direct or indirect beneficial owners), or if the Seller fails to deliver the Section 338(g) Notice within the period specified above, then the Purchaser shall, or shall cause its applicable Affiliates to, timely make an election under Section 338(g) of the Code with respect to the Shares and any applicable Group Companies, and any corresponding or similar election under applicable state, local or non-U.S. Law, to the extent applicable. The Purchaser shall promptly deliver to the Seller a copy of any such election, including IRS Forms 8023 and 8883, as applicable.

6.5
If no such election is made pursuant to this paragraph 6, the Seller shall use commercially reasonable efforts to reasonably promptly provide (or cause to be provided) to the Purchaser the information described in Schedule 11, to the extent reasonably requested by the Purchaser; provided that the Purchaser shall be responsible only for any reasonable documented out-of-pocket expenses incurred by the Seller or its Affiliates in connection with providing such information.

Schedule 8
Group Properties
[***]

Schedule 9
Separation Schedule
[***]

Schedule 10
TSA Readiness Schedule
[***]

Schedule 11
Additional Tax Information Request List
[***]